CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE CRINETICS PHARMACEUTICALS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO CRINETICS PHARMACEUTICALS, INC. IF PUBLICLY DISCLOSED.

Exhibit 10.1

LEASE AGREEMENT

BY AND BETWEEN

SAN DIEGO 1 LLC,

a Delaware limited liability company,

AS LANDLORD,

AND

CRINETICS PHARMACEUTICALS, INC.,

a Delaware corporation,

AS TENANT

6055 Lusk Boulevard

TABLE OF CONTENTS

(i)

Page

EXHIBIT "A"	PREMISES
EXHIBIT "A-1"	LEGAL DESCRIPTION OF PROJECT
EXHIBIT "B"	RULES AND REGULATIONS
EXHIBIT "C"	NOTICE OF TERM DATES
EXHIBIT "D"	TENANT WORK LETTER
EXHIBIT "E"	LETTER OF CREDIT
EXHIBIT "F"	ENVIRONMENTAL QUESTIONNAIRE
EXHIBIT "G"	TENANT'S JANITORIAL CLEANING SPECIFICATIONS
EXHIBIT "H"	REPAIR AND MAINTENANCE SPECIFICATIONS
EXHIBIT "I"	SUPPLY CHAIN CODE OF CONDUCT
EXHIBIT "J"	LANDLORD'S SUSTAINABILITY PRACTICES
EXHIBIT "K"	RESERVED
EXHIBIT "L"	MEMORANDUM OF LEASE

(ii)

INDEX

Page(s)

Abated Rent Amount	4
Abatement Event	20
Abatement Notice	20
ADA	7
Additional Rent	5
Affiliate	27
Affiliated Assignee	28
Alterations	14
Anti-Corruption Laws	47
Approved Contractor	28

Approved Working Drawings	See Exhibit D
Architect	See Exhibit D

Basic Rental	2
Brokers	3
Building	1
Building Structure	13
Building System	13
Building Systems	13
Building-Top Signage	51
CASp Report	46
CC&R's	6
CEC	47
Claims	22
Clean-up	39
Closure Letter	39

Code	See Exhibit D

Commencement Date	1

Construction Drawings	See Exhibit D
Construction Schedule	See Exhibit D
Contractor	See Exhibit D

Control	28
Controllable Operating Costs	5
Damage Repair Estimate	28
Damage Termination Date	29
Damage Termination Notice	29
Delivery Date	3
Design Problem	14
Development	1
Direct Costs	5
Economic Terms	50
Effective Date	3
Eligibility Period	20
Emergency	17
Energy Information	47

Engineers	See Exhibit D

Environmental Assessment	39
Environmental Questionnaire	37
Environmental Report	39
Estimate	8
Estimate Statement	8
Event of Default	30
Exit Survey	42
Expiration Date	1

Final Retention	See Exhibit D
Final Space Plan	See Exhibit D
Final Working Drawings	See Exhibit D

First Class Standard	17
First Offer Notice	50

(iii)

Page(s)

First Offer Space	49
Force Majeure	35
Force Majeure Delays	4
Hazardous Material	37
Hazardous Materials Claims	38
HVAC System	19

Improvements	See Exhibit D

Initial Installment of Rent	3
Interest Notice	48

ISP98	Exhibit E

Lab Space	42
Landlord	1

Landlord Coordination Fee	See Exhibit D

Landlord Parties	22
Landlord's Hazardous Materials	36
Laws	37
Lease	1
LEED	6
Letter of Credit	2, 9
Market Rent	48
Minor Alteration Cap	15
Minor Alterations	15
Objectionable Name	52
Operating Costs	5
Option Rent	48
Option Rent Notice	48
Option Term	48
Options	48
Original Tenant	48
Outside Agreement Date	49
Outside Date	3
Outside Date Termination Notice	3
Pacific Mesa Building	1
Parking Passes	3

Permits	See Exhibit D

Permitted Capital Expenditures	6
Permitted Use	2
Premises	1
Preventative Maintenance Records	14
Project	1
Project Documents	18
Radionetics	27
Real Property	5
Recapture Notice	27
Remediation Program	36
Rent Abatement Date	3
Representatives	47
Review Notice	8
Review Period	8
Roof Equipment	21
Roof Equipment Notice	21
Rules and Regulations	43
Second Chance Notice	50

Second Notice	See Exhibit D

Security Deposit Laws	10
Service Agreements	17
Service Contracts	14
Shared User(s)	28
SNDA	30
Space Sharing	28

(iv)

Page(s)

Specialized Systems	14
Specialty Improvement	40
Square Footage	1
Stated Amount	9
Statement	8
Submarket	48
Superior Lease	49
Superior Rights	49
Supplemental Units	16
Tank	41
Tax Costs	5
Tenant	1

Tenant Allowance Items Cap	See Exhibit D
Tenant Improvement Allowance Items	See Exhibit D
Tenant Improvement Over-Allowance Amount	See Exhibit D

Tenant Parties	22
Tenant's Acceptance	48

Tenant's Agents	See Exhibit D

Tenant's Audit	8
Tenant's Employees	17
Tenant's Proportionate Share	2
Tenant's Signage	51
Term	1
Transfer	26
Transfer Premium	27
Transferee	27
Underlying Documents	6
Utility Bill Notice	47
Utility Bills	47
Utility Providers	47

(v)

LEASE AGREEMENT

This Lease Agreement (this "Lease") is made and entered into as of _________________, 2022, by and between SAN DIEGO 1 LLC, a Delaware limited liability company ("Landlord"), and CRINETICS PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described as the entire first (1st) and second (2nd) floors containing a total of 94,230 rentable square feet of the building ("Building") located and addressed at 6055 Lusk Boulevard, San Diego, California 92121, as designated on the plan attached hereto and incorporated herein as Exhibit "A" ("Premises"). The Premises together with all parking areas and other improvements located on the real property having APN 341-031-47-00, as more particularly described on Exhibit "A-1" attached hereto and incorporated herein, shall be referred to herein as the "Project"). Landlord hereby grants Tenant, its employees, invitees and other visitors, an exclusive license for the Term of this Lease and all extensions and renewals thereof to use all other land and improvements within the Project, it being agreed that Tenant shall have the exclusive right to use the entire Project during the Term of this Lease, subject to any rights reserved by Landlord herein, the Underlying Documents and the terms and conditions of this Lease. The Project is part of a two (2) building development (the "Development") which consists of the Project and a building and other improvements located and addressed at 10020 Pacific Mesa Boulevard, San Diego, California 92121 ("Pacific Mesa Building") for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

ARTICLE 1
BASIC LEASE PROVISIONS

A.	Term:	Approximately one hundred thirty-seven (137) months following the Commencement Date.
Commencement Date:

The earlier of: (i) the date which is ten (10) months after the Delivery Date (as defined in Article 2), as such date may be extended on a day for day basis attributable to any Landlord Delay (as defined in Exhibit "D") or (ii) the date of Tenant's Substantial Completion of Improvements in the Premises and Tenant's first occupancy of the Premises for business purposes. The date set forth in (i) above is anticipated to be on or about August 1, 2023. For purposes of (ii) above, "Substantial Completion" of the Improvements shall occur upon the completion of construction of the Improvements in the Premises pursuant to the Final Working Drawings (as defined in Section 3.2 of Exhibit "D"), with the exception of any punch list items and any tenant fixtures, workstations, built-in furniture, or equipment to be installed by Tenant.

Expiration Date:

The date immediately preceding the one hundred thirty-seventh (137th) monthly anniversary of the Commencement Date; provided, however, that if the Commencement Date is a date other than the first (1st) day of a month, then the Expiration Date shall be the last day of the month which is one hundred thirty-seven (137) full calendar months after the month in which the Commencement Date falls, unless extended or earlier terminated pursuant to this Lease.

B.	Square Footage:

A total of 94,230 rentable square feet consisting of: (i) 47,489 rentable square feet on the first (1st) floor of the Building and (ii) 46,741 rentable square feet on the second (2nd) floor of the Building.

C.	Basic Rental:
Lease Months	Annual Basic Rental	Monthly Basic Rental	Monthly Basic Rental Per Rentable Square Foot
Commencement Date -12	$6,388,794.00	$532,399.50*	$5.65
13-24	$6,580,457.82	$548,371.49	$5.82
25-36	$6,777,871.55	$564,822.63	$5.99
37-48	$6,981.207.70	$581,767.31	$6.17
49-60	$7,190,643.93	$599,220.33	$6.36
61-72	$7,406,363.25	$617,196.94	$6.55
73-84	$7,628,554.15	$635,712.85	$6.75
85-96	$7,857,410.77	$654,784.23	$6.95
97-108	$8,093,133.10	$674,427.76	$7.16
109-120	$8,335,927.09	$694,660.59	$7.37
121-132	$8,586,004.90	$715,500.41	$7.59
133-137	$8,843,585.05	$736,965.42	$7.82
* Plus any partial month at the beginning of the Term and subject to abatement as provided in Section 3(a) below.
D.	Reserved
E.	Tenant's Proportionate Share:	100%.
F.	Letter of Credit :	A letter of credit shall be delivered by Tenant to Landlord upon Tenant's execution of this Lease pursuant to the terms and conditions of Article 4.
G.	Permitted Use:

General office use, including related legal, accounting, conference and/or meeting facilities, employee training and employee lunch and/or kitchen facilities (including vending machines and other administrative uses ancillary to general office use and, subject to Tenant's receipt of any applicable permits and approvals at Tenant's sole cost and expense, research and development and laboratory use, including without limitation, use as a [***]. Tenant shall be responsible for operating and maintaining the Premises pursuant to the Rules and Regulations as that term is defined in Section 30(h) of this Lease. Notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant's Permitted Use violate, (i) all applicable laws, statutes, ordinances, governmental regulations and requirements, (ii) all applicable zoning, building codes and the Underlying Documents as that term is defined in Section 3(c)(ii) of this Lease, and (iii) the character of the Project as a first-class office and life sciences project. In addition, any [***] use shall be in a good and safe manner consistent with the customary practices of operators of comparable [***] facilities in comparable buildings in the life sciences industry and if applicable, in accordance with [***].

H.	Brokers:	CBRE, Inc. representing both Landlord and Tenant

I.	Parking Spaces:

Tenant shall be entitled, at no additional cost during the Term, to use all parking spaces in the Project, which parking spaces may be subject to reduction as a result of the design and construction of any Amenities (as defined in Exhibit "D") which may be part of Landlord's Work, any utility or enclosure work or other work completed by or on behalf of Tenant), upon the terms and conditions set forth in Article 23.

J.	Initial Installment of Rent:

The first (1st) full month's Basic Rental of $532,399.50 and the first full month's Tenant's Proportionate Share of the Estimate of the Direct Costs in the amount of $45,522.51 shall be due and payable by Tenant to Landlord within one (1) Business Day after Tenant's execution of this Lease.

ARTICLE 2
TERM/PREMISES

Landlord shall perform the Demolition Work in the Premises in accordance with the Work Letter attached as Exhibit "D" attached hereto. The "Delivery Date" shall be the date Landlord substantially completes the Demolition Work in accordance with Preliminary Demolition Plans to a point that Tenant may commence Tenant's Work without material interference by Landlord in connection with the same and delivers the Premises to Tenant for commencement of the Improvements in a "broom clean" condition. Landlord shall provide written notice to Tenant promptly upon the occurrence of the substantial completion of Demolition Work as set forth above. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. If Landlord does not deliver possession of the Premises to Tenant on or before the anticipated Delivery Date, Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder; provided, however, Tenant shall have the rights set forth below in this Article 2. Landlord and Tenant hereby stipulate that the Premises contains the number of square feet specified in Article 1.B. of the Basic Lease Provisions as calculated and set forth in that certain Stevenson Systems report dated July 9, 2013, and neither Landlord nor Tenant shall have the right to remeasure the Premises during the Term of this Lease.

In the event that substantial completion of the Demolition Work does not occur by the "Rent Abatement Date," which shall be January 1, 2023, as such January 1, 2023 date may be extended by the number of days of Tenant Delays and by the number of days of "Force Majeure Delays" (as defined below), in each case to the extent that such Tenant Delay or Force Majeure was an actual cause of delay, then the sole remedy of Tenant (except as provided in this Article 2 below) shall be that Tenant's obligation to pay Basic Rental shall be abated on a day-for-day basis commencing as of the Commencement Date for each day that substantial completion of the Demolition Work occurs after the Rent Abatement Date (as may be so extended).

In the event that the substantial completion of the Demolition Work has not occurred by the "Outside Date," which shall be February 15, 2023, as such February 15, 2023 date may be extended by the number of days of Tenant Delays and by the number of days of "Force Majeure Delays" (as defined below) in each case to the extent that such Tenant Delay or Force Majeure was an actual cause of delay, then the sole remedy of Tenant shall be the right to deliver a notice to Landlord (the "Outside Date Termination Notice") electing to terminate this Lease effective upon receipt of the Outside Date Termination Notice by Landlord (the "Effective Date"). Except as provided hereinbelow, the Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date and not later than five (5) business days after the Outside Date. If Tenant delivers the Outside Date Termination Notice to Landlord, then Landlord shall have the right to suspend the Effective Date for a period ending thirty (30) days after the original Effective Date. In order to suspend the Effective Date, Landlord must deliver to Tenant, within five (5) business days after receipt of the Outside Date Termination Notice, a certificate of Landlord's contractor certifying that it is such contractor's best good faith judgment that substantial completion of the Demolition Work will occur within thirty (30) days after the original Effective Date. If substantial completion of the Demolition Work occurs within said thirty (30) day suspension period, then the Outside Date Termination Notice shall be of no further force and effect; if, however, substantial completion of the Demolition Work does not occur within said thirty (30) day suspension period, then this Lease shall terminate as of the date of expiration of such thirty (30) day period. If prior to the Outside Date Landlord determines that substantial completion of the Demolition Work will not occur by the Outside Date, Landlord shall have the right to deliver a written notice to Tenant stating Landlord's opinion as to the date by which substantial completion of the Demolition Work shall occur and Tenant shall be required, within five (5) business days after receipt of such notice, to either deliver the Outside Date Termination Notice (which will mean that this Lease shall thereupon terminate and shall be of no further force and effect) or agree to extend the Outside Date to that date which is set by Landlord. Failure of Tenant to so respond in writing within said five (5) business day period shall be deemed to constitute Tenant's agreement to extend the Outside Date to that date which is set by Landlord. If the Outside Date is so extended, Landlord's right to request Tenant to elect to either terminate or further extend the Outside Date shall remain and shall continue to remain, with each of the notice periods and response periods set forth above, until the substantial completion of the Demolition Work or until this Lease is terminated. For purposes of this Section 2, "Force Majeure Delays" shall mean and refer to a period of delay or delays encountered by Landlord affecting the work of construction of the Demolition Work because of delays due to excess time in obtaining governmental permits or approvals beyond the time period normally required to obtain such permits or approvals for similar space, similarly improved, in comparable buildings in the Sorrento Mesa area of San Diego, California; fire, earthquake or other acts of God; epidemic, pandemic, public health emergency; acts of the public enemy; riot; public unrest; insurrection; governmental regulations of or delays or shortages in the sales of materials or supplies or the transportation thereof; required evacuation; strikes or boycotts; shortages of material or labor or any other cause beyond the reasonable control of Landlord.

Landlord may deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit "C", which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof. Failure of Tenant to timely execute and deliver the Commencement Letter shall constitute acknowledgment by Tenant that the statements included in such notice are true and correct, absent manifest error.

ARTICLE 3
RENTAL

(a) Basic Rental. Tenant agrees to pay to Landlord during the Term hereof, at Landlord's office or to such other person or at such other place as directed from time to time by thirty (30) days prior written notice to Tenant from Landlord, the monthly and annual sums as set forth in Article 1.C. of the Basic Lease Provisions, payable in advance on the first (1st) day of each calendar month, without demand, setoff or deduction, except as otherwise expressly provided in this Lease, and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first (1st) day or last day of a calendar month, the rent for such month shall be prorated. Notwithstanding the foregoing, the first full month's Basic Rental shall be paid to Landlord in accordance with Article 1.J. of the Basic Lease Provisions and, if the Commencement Date is not the first day of a month, Basic Rental for the partial month commencing as of the Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the Commencement Date. Notwithstanding anything to the contrary contained herein and provided Tenant is not in a monetary or material non-monetary default under this Lease (beyond all applicable notice and cure periods), Landlord hereby agrees to abate Tenant's obligation to pay monthly Basic Rental for the period commencing on the first day of the second (2nd) full calendar month through the last day of the seventh (7th) full calendar month of the initial Lease Term. During such abatement period, Tenant shall still be responsible for the payment of Tenant's Proportionate Share of the Estimate of the Direct Costs, all utility and janitorial expenses and any other monetary obligations under this Lease other than Basic Rental. The amount of Basic Rental to be abated pursuant to this Section 3(a) above may be referred herein as "Abated Rent Amount." Notwithstanding the foregoing or anything to contrary contained herein, upon written notice to Tenant, Landlord shall have the option to purchase all or any portion of Tenant's Abated Rent Amount by paying such amount to Tenant, in which case the amount so paid to Tenant shall nullify an equivalent amount of abatement of Tenant's Basic Rental as to the period so designated by Landlord in Landlord's written notice to Tenant.

(b) Direct Costs. Tenant shall pay an additional sum for each calendar year equal to the product of the percentage set forth in Article 1.E. of the Basic Lease Provisions multiplied by the amount of "Direct Costs" for such year. In the event either the Premises and/or the Building is expanded or reduced, then Tenant's Proportionate Share shall be appropriately adjusted, and as to the calendar year in which such change occurs, Tenant's Proportionate Share for such calendar year shall be determined on the basis of the number of days during that particular calendar year that such Tenant's Proportionate Share was in effect. In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty five (365) or three hundred sixty-six (366), as the case may be. Any and all amounts due and payable by Tenant pursuant to this Lease (other than Basic Rental) shall be deemed "Additional Rent" and Landlord shall be entitled to exercise the same rights and remedies upon default (beyond applicable notice and opportunity to cure periods) in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments. Any and all amounts due and payable by Tenant to Landlord shall be in the form of (i) business checks, (ii) wire transfers, (iii) electronic funds transfers, and (iv) automated clearing house payments. Any other forms of payment are not acceptable to Landlord including, without limitation (1) cash or currency, (2) cashier's checks and money orders, (3) traveler's checks, (4) payments from credit unions or other non-bank financial institutions, (5) multiple payments for one (1) scheduled payment, and (6) third party checks. Notwithstanding anything to the contrary contained herein, the aggregate Controllable Operating Costs, as that term is defined below, shall not increase more than five percent (5%) in any calendar year over the maximum amount of Controllable Operating Costs chargeable for the immediately preceding calendar year, calculated on a cumulative and compounding basis, with no limit on the Controllable Operating Costs during the first (1st) full calendar year of the initial Term and any Option Term (i.e., the actual Controllable Operating Costs for the first (1st) full calendar year of the initial Term and any Option Term shall be the maximum amount for such calendar year for purposes of this provision). "Controllable Operating Costs" shall mean all Direct Costs except Tax Costs, utility charges, insurance charges, payments under CC&R's or to an owners' association, costs associated with repairs due to casualty, vandalism or other cause outside of Landlord's reasonable control, and amortization of capital improvements required by laws not in effect as of the date of this Lease.

(c) Definitions. As used herein the term "Direct Costs" shall mean the sum of the following:

1.
"Tax Costs", which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Premises, the Building or the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the "Real Property") or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the State of California or any local government authority or agency or any political subdivision thereof, and shall include Landlord's reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues, profits or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, then except to the extent such items are payable by Tenant under Article 6 below, such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term "Direct Costs." Notwithstanding anything contained herein to the contrary, Tax Costs shall exclude federal income taxes, state taxes on income, gift taxes, capital stock taxes, succession taxes, franchise taxes and death taxes.

2. "Operating Costs", which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Project, the equipment, the intrabuilding cabling and wiring, adjacent walks and landscaped and common areas and the parking areas and facilities of the Project, including, but not limited to, the Amenities, all to the extent Landlord is required to perform any such repair, maintenance, replacement or operation, or otherwise incurs any such costs and expenses under this Lease. Operating Costs shall include but not be limited to, (A) salaries, wages, benefits, and employment taxes for all persons at or below the level of property manager who perform Landlord's duties connected with the operation, maintenance and repair of the Project; (B) accountant's fees incurred in the preparation of rent adjustment statements; legal fees; real estate tax consulting and protest fees; personal property taxes on property used in the maintenance and operation of the Project; (C) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project, including, without limitation, fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions, reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Real Property, or owners' association pertaining to the Project (collectively, "Underlying Documents"), including, but not limited to, that certain Amendment in its Entirety and Restatement of Covenants, Conditions and Restrictions Lusk/Mira Mesa Industrial Park, dated April 21, 1981 and recorded June 8, 1981 as Document No. 81-178070 in the Official Records of San Diego County ("CC&R's"); (D) capital expenditures incurred to effect economies of operation of the Project where the economies reasonably expected to be achieved each year are in excess of the reasonably expected annual amortized cost of such expenditure and capital expenditures required by government regulations, laws, or ordinances not in effect as of the Commencement Date (collectively "Permitted Capital Expenditures"); provided, however, that capital expenditures included in Operating Costs shall be amortized (with interest at ten percent (10%) per annum) over their useful life; (E) costs incurred (capital or otherwise) in order for the Project, or any portion thereof, to maintain a certification pursuant to the United States Green Building Council's Leadership in Energy and Environmental Design ("LEED") rating system, or other applicable certification agency, in connection with Landlord's sustainability practices for the Project and all costs of maintaining, managing, reporting and commissioning the Project or any part thereof that was designed and/or built to be sustainable and conform with the LEED rating system or any other applicable certification standard or other sustainability reporting required by Laws, including, but not limited to, EnergyStar Benchmarking, annual audits and site inspections, provided that the initial LEED certification shall be included as part of Landlord's Work and the incremental costs included in Operating Costs for maintaining LEED certification shall not exceed $10,000.00 per annum; (F) the cost of all charges for electricity, gas, water and other utilities furnished to the Project and not payable separately by Tenant under Article 11 below; (G) the cost of all charges for fire and extended coverage, liability, pandemic, terrorism, environmental and all other insurance in connection with the Project which may be carried by Landlord (to the extent consistent with insurance maintenance by landlords of comparable commercial laboratory buildings in the Sorrento Mesa area of San Diego, CA) including commercially reasonable deductible amounts; (H) engineering services to oversee Landlord driven projects; (I) the costs of all charges for any cleaning, maintenance and service contracts and other any other services with independent contractors and administration fees in connection with Landlord's obligations under this Lease; (J) a property management fee equal to 1.25% of the gross revenue of the Project for the applicable calendar year (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager); (K) license, permit and inspection fees relating to the Project; and (L costs of providing to tenants of the Project and their employees first-class amenities (if any) and services (if any); provided, however, that nothing contained herein shall be deemed to require Landlord to provide any such amenities or services.

Notwithstanding anything above to the contrary, Operating Costs shall not include (1) the cost of providing any service directly to any tenant (outside of such tenant's Direct Cost payments) such as where a tenant directly contracts for electric power or other utilities with the local public services company, provided that in each such case, Landlord shall have the right to "gross up" such item as if such space was vacant; (2) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Project (outside of such tenant's Direct Cost payments), or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commission; (4) amortization of principal and interest on mortgages or ground lease rental payments (if any); (5) costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied except as expressly included in Operating Costs; (6) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project or any law, code, regulation, ordinance or the like; (7) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Project); (8) costs incurred in connection with upgrading the Project to comply with disability, life, seismic, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Delivery Date, including, without limitation, the then applicable requirements of the Americans with Disabilities Act

("ADA"), including penalties or damages incurred due to such non-compliance; (9) bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Costs); (10) marketing costs, including those costs described in (3) above, attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project, including attorneys' fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Project; (11) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants' or occupants' improvements made for tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Project; (12) any costs expressly excluded from Operating Costs elsewhere in this Lease; (13) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Project) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any commercially reasonable deductible amount under any insurance policy shall be included within Operating Costs or to the extent recoverable by insurance maintained or required to be maintained by Landlord hereunder); (14) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Project) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Costs pursuant to this Lease; (15) depreciation, amortization and interest payments, except as specifically included in Operating Costs pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (16) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Project, without charge; (17) property management fees except as expressly included in Operation Costs; (18) costs (including in connection therewith all attorneys' fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Project, other than such claims or disputes respecting any services or equipment used in the operation of the Project by Landlord; (19) reserved; (20) costs incurred in connection with the original construction of the Project; (21) costs of correcting defects in or inadequacy of the initial design or construction of the Project; (22) all costs, including without limitation fines, penalties and legal fees, incurred or imposed in connection with any legal violation by Landlord or the property manager or any breach or default by Landlord under any loan or mortgage instrument or any lease or license agreement; all costs, including without limitation interest, late charges, penalties and legal fees, incurred in connection with any late payment by Landlord; (23) all payments to any affiliate of Landlord for services in excess of the costs of arms-length, third-party providers for services of comparable quality and scope; (24) all costs incurred in connection with the operation, maintenance or repair of any antennae or satellite facilities, unless such services are being provided to Tenant; (25) all contributions to charitable organizations; and (26) costs incurred to (i) comply with Laws relating to the removal of any "Hazardous Material," as that term is defined in Article 28 of this Lease, which was in existence on the Delivery Date, and was of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto, and (ii) remove, remedy, contain, or treat any Hazardous Material, which Hazardous Material is brought onto the Project after the date hereof by Landlord, any third party other than Tenant or its agents, employees, contractors or invitees, or any other tenant of the Project and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto.

(d) Determination of Payment.

1. Commencing with the calendar year in which the Commencement Date occurs and continuing thereafter for each calendar year during the Term, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Costs for the then-current calendar year shall be and Tenant's Proportionate Share thereof. The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from subsequently enforcing its rights to collect any Estimated Excess under this Article 3, once such Estimate has been determined by Landlord; however, Landlord shall use reasonable efforts to provide the Estimate Statement on or before June 30 of the following calendar year (or for the calendar year in which the Commencement Date occurs, on or before the Commencement Date). Tenant shall pay, with its next installment of monthly Basic Rental due, a fraction of the Estimate for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(i)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Basic Rental installments, an amount equal to one-twelfth (1/12) of the total Estimate set forth in the previous Estimate Statement delivered by Landlord to Tenant.

2. In addition, Landlord shall use reasonable efforts to give Tenant within one hundred eighty (180) days, or as soon as reasonably practicable, following the end of each calendar year, a statement (the "Statement") which shall state the Direct Costs incurred or accrued for such preceding calendar year, and which shall indicate the amount of Tenant's Proportionate Share thereof. Upon receipt of the Statement for each calendar year during the Term, Tenant shall pay, with its next installment of monthly Basic Rental due, the full amount of Tenant's Proportionate Share of Direct Costs such calendar year, less the amounts, if any, paid during such calendar year on an estimated basis. If, however, the Statement indicates that amounts paid by Tenant on an estimated basis are greater than the actual amount of Tenant's Proportionate Share of Direct Costs specified on the Statement, such overpayment shall be credited against Tenant's next installments of estimated payments or Landlord shall promptly (within thirty (30) days) refund such excess to Tenant if the Term has already expired or if Landlord otherwise elects to pay such excess to Tenant in cash. Except as set forth below, the failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3, once such Statement has been delivered. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, Tenant shall pay to Landlord an amount as calculated pursuant to the provisions of this Section 3(d) within thirty (30) days after receipt of the Statement. The provisions of this Section 3(d)(ii) shall survive the expiration or earlier termination of the Term. Notwithstanding the foregoing, Tenant shall not be obligated to reimburse Landlord for any deficiency with respect to Tenant's Proportional Share of the Project Costs if any statement (or any amendment thereof) is not delivered to Tenant on or before eighteen (18) months after the calendar year to which such statement relates, except where the failure to timely furnish the Statement as to any particular item includable in the Statement is delayed by reason of Landlord's receipt, for reasons beyond Landlord's reasonable control, of the invoice for such cost after the expiration of such eighteen (18) month period (e.g. tax assessments that are late in arriving from the assessor), in which case such eighteen (18) month limit shall not be applicable to such delayed item.

3. Notwithstanding anything to the contrary herein, throughout the Term of this Lease, in addition to Tenant's payment of Tenant's Proportionate Share of the Direct Costs, Tenant shall be responsible for the professional management of the Project in accordance with, and subject to, Section 9(k) of this Lease.

(e) Audit Right. Within one hundred eighty (180) days after receipt of a Statement by Tenant ("Review Period"), if Tenant disputes or desires in good faith to audit the amount set forth in the Statement, then an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and is not retained on a contingency fee basis), designated by Landlord and reasonably acceptable to Tenant, may, after reasonable notice to Landlord ("Review Notice") and at reasonable times, inspect Landlord's records at Landlord's offices, ("Tenant's Audit") provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord's records in strict confidence except as required by law or as necessary to enforce Tenant's rights under this Lease. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord's records one (1) time during any twelve (12) month period. Tenant's failure to deliver the Review Notice within the Review Period shall be deemed to constitute Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. Tenant shall be responsible for costs of Tenant's audit unless the accountant proves that the Direct Costs set forth in the Statement were overstated by more than four percent (4%), in which event the third party out-of-pocket, verifiable cost of Tenant's Audit shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Costs payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

ARTICLE 4
LETTER OF CREDIT

Concurrently with Tenant's execution of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable and renewable letter of credit ("Letter of Credit") in favor of Landlord in the form attached hereto as Exhibit "E", issued by a financial institution satisfactory to Landlord, in the principal amount of Eight Hundred Thousand and No/100 Dollars ($800,000.00) ("Stated Amount"), to be held by Landlord in accordance with the terms, provisions and conditions of this Lease. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit. If the Letter of Credit delivered by Tenant is inconsistent with the form attached hereto as Exhibit "E" (including, without limitation, the wrong name or address for the Beneficiary), Landlord may so notify Tenant in writing, in which case Tenant shall cause the Letter of Credit to be corrected within five (5) business days after such notice. If the issuer of the Letter of Credit is declared to be insolvent by the Federal Deposit Insurance Corporation (or any comparable institution) or becomes a debtor in any case or proceeding under the Bankruptcy Code or any similar law or statute, or ceases to conduct business for any reason, Landlord may so notify Tenant, in which case Tenant shall, within five (5) business days after such notice from Landlord, provide Landlord with a new Letter of Credit which otherwise meets the requirements of this Article 4 issued by a substitute financial institution reasonably satisfactory to Landlord. Landlord shall be entitled to draw upon the Letter of Credit if the credit rating of the issuer of the Letter of Credit is not Moody's Investor Service rating of Baa3 or better. Following any such draw by Landlord on the Letter of Credit solely because of the deterioration of the creditworthiness of the issuer of the Letter of Credit, Landlord will disburse such Letter of Credit proceeds to Tenant provided (i) Tenant delivers to Landlord a replacement Letter of Credit from a financial institution satisfactory to Landlord in the form attached hereto as Exhibit "E" within sixty (60) days after Landlord's draw thereon, (ii) there exists no event of default with respect to any provision of this Lease, and (iii) Tenant pays all of Landlord's fees and expenses incurred in connection with such disbursement; provided, however, if any of the three (3) foregoing conditions are not satisfied, the proceeds received from such draw shall constitute Landlord's property (and not Tenant's property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds for the purposes set forth in clauses (1) through (5) of the next paragraph.

The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord's behalf for the Stated Amount of the Letter of Credit, or any portion thereof, and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand. In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary. Tenant shall be responsible for the payment to the issuing bank of any transfer costs imposed by the issuing bank in connection with the first transfer within any twenty-four (24) consecutive month period during the Lease Term and Landlord shall be responsible for the payment to the issuing bank of any such transfer costs in connection with any second or subsequent transfer within such twenty-four (24) month consecutive period. If (A) the term of the Letter of Credit held by Landlord will expire prior to sixty (60) days following the last day of the Lease Term and the Letter of Credit is not extended, or a new Letter of Credit for an extended period of time is not substituted, in either case at least sixty (60) days prior to the expiration of the Letter of Credit, or (B) Tenant commits a default with respect to any provision of this Lease, or files a voluntary petition under Title 11 of the United

States Code (i.e., the Bankruptcy Code), or otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or hereinafter amended, or any similar law or statute, Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and the proceeds received from such draw shall constitute Landlord's property (and not Tenant's property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds (1) for the payment of any sum which is in default, (2) to reimburse Landlord for costs incurred by Landlord in connection with this Lease (including, without limitation, any costs incurred by Landlord to improve the Premises, any Improvement Allowance, and any brokerage commissions and attorneys' fees), (3) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default, (4) to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant's default or (5) as prepaid rent to be applied against Tenant's Basic Rental obligations for the last month of the Term and the immediately preceding month(s) of the Term until the remaining proceeds are exhausted. If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) days after demand therefor, post an additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the Stated Amount required in this Article 4 above. Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds. Should Landlord sell its interest in the Premises during the Lease Term and if Landlord deposits with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds and Tenant shall look solely to such transferee for the return of the Letter of Credit or any proceeds therefrom. The Letter of Credit or any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Lease Term, after any deductions described in this Article 4 above, shall be returned to Tenant or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Lease Term.

The use, application or retention of the Letter of Credit, the proceeds or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under this Lease, it being intended that Landlord shall not be required to proceed against the Letter of Credit, and such use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.

Landlord and Tenant (A) acknowledge and agree that the Letter of Credit is not intended to serve as a security deposit and any and all other laws, rules and regulations applicable to security deposits in the commercial context ("Security Deposit Laws") shall have no applicability or relevancy thereto, and (B) hereby waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

ARTICLE 5
HOLDING OVER

Should Tenant (or any subtenant, assignee or other party occupying the Premises by, through, under, or with the permission of Tenant), without Landlord's written consent, hold over after termination of this Lease, Tenant shall, at Landlord's option, become either a tenant at sufferance or a month-to-month tenant upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over without Landlord's written consent, Tenant shall pay in advance, monthly, Basic Rental at a rate equal to one and one-half (1.5) times the rate in effect for the last month of the Term of this Lease, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant's Proportionate Share of any Direct Costs. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. If (a) Landlord provides Tenant with at least thirty (30) days prior written notice that Landlord has a signed proposal or lease from a succeeding tenant to lease the Premises, and if Tenant fails to surrender the Premises upon the later of (i) the date of expiration of such thirty (30) day period, or (ii) the expiration or termination of this Lease, or (b) Landlord does not provide Tenant with a written notice under (a) and such failure to surrender by Tenant continues for ninety (90) days, Tenant agrees to indemnify, defend and hold Landlord harmless from and against all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers claims and attorney's fees and costs.

ARTICLE 6
OTHER TAXES

Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant's trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord, or if the cost or value of any leasehold improvements in the Premises exceeds the cost or value of a Project-standard buildout as determined by Landlord and, as a result, real property taxes for the Building or the Project are increased, Tenant shall pay to Landlord, within thirty (30) days after delivery to Tenant by Landlord of a written statement setting forth such amount, the amount of such taxes applicable to Tenant's property or above-standard improvements. Tenant shall assume and pay to Landlord at the time Basic Rental next becomes due (or if assessed after the expiration of the Term, then within thirty (30) days), any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be assessed against or levied upon Landlord on account of the letting of the Premises or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. In addition to Tenant's obligation pursuant to the immediately preceding sentence, Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of "Tax Costs."

ARTICLE 7
USE

(a) Use. Tenant shall use and occupy the Premises only for the use set forth in Article 1.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and Tenant agrees that it will use the Premises in such a manner so as not to unreasonably interfere with or infringe upon the rights of other tenants or occupants in the Project, if any, or the Development. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, governmental regulations or requirements (including, without limitation all Laws as defined in Section 28(e) below and any laws which may require Tenant to temporarily cease operations or prohibit or reduce Tenant's use of the Premises) now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises, the Building or the Project, and (ii) improvements, trade fixtures and equipment installed or constructed in the Premises by or for the benefit of Tenant. Tenant hereby agrees and acknowledges that the manufacture, cultivation, sale, use, trade or possession of any drugs or other substance in violation of the laws of the United States of America in the Premises shall be a material breach of this Lease (without any applicable notice and cure period) notwithstanding that any laws of the State of California permit the manufacture, cultivation, sale, use, trade or possession of such drugs or other substances for recreational or medicinal purposes, including without limitation, cannabis, cannabinoids or any derivations thereof. Tenant shall not permit more than six (6) people per one thousand (1,000) rentable square feet of the Premises to occupy the Premises at any time. Tenant shall comply with, and Tenant's rights and obligations under this Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, restrictions and other Underlying Documents now affecting the Project. If Landlord in good faith desires to further supplement, modify or amend the CC&Rs and/or enter into any new covenants, conditions or restrictions, with respect to the Premises in a manner that touches and concerns the Premises and could adversely affect the Premises or Tenant's rights and/or remedies under the Lease (a "CC&R Change"), then Landlord shall notify Tenant in writing describing in reasonable detail the proposed CC&R Change (the "CC&R Change Notice"). Within thirty (30) days after receipt of the CC&R Change Notice, Tenant shall either consent to the same, which consent shall be in Tenant's commercially reasonable and good faith discretion, or if Tenant refuses to consent to said CC&R Change, then Tenant shall notify Landlord of its specific objections to such CC&R Change. If Tenant refuses to consent to the proposed CC&R Change, then the parties shall work together in good faith to resolve any good faith objections of Tenant. If Tenant fails to consent or disapprove the CC&R Change within said thirty (30) day period, then upon the expiration of such thirty (30) day period, the proposed CC&R Change shall be deemed to be consented to by Tenant. If Tenant refuses to consent to the proposed CC&R Change and such change does not permanently adversely affect the visibility of or the accessibility to the Premises from the parking areas immediately in front of the Premises and Landlord and Tenant are subsequently unable to resolve the objections of Tenant relating to the same, then the CC&Rs may nevertheless be modified, but Tenant will not be responsible for the increase of Tenant's obligations or decrease of Tenant's rights that is the subject of the CC&R Change (it being agreed that to the extent of any conflict between such CC&R Change and this Lease, the terms of this Lease shall control as between Landlord and Tenant). Tenant shall not do or permit to be done anything which would invalidate any insurance policy covering the Project and/or the property located therein and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters, and Tenant shall promptly upon demand reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant's use of the Premises or failure to comply with the provisions of this Article 7. Tenant shall use commercially reasonable efforts to comply with all of Landlord's sustainability practices applicable to the Project that are set forth on Exhibit "J", as the same may be amended from time to time by Landlord, and shall use commercially reasonable efforts to cooperate in implementing Landlord's sustainability initiatives for the Project and shall not permit any use of the Premises, the Building or the Project which materially adversely affects the continued certification of the Premises, the Building or the Project issued pursuant to the LEED rating system (or other applicable certification standard) or such sustainability practices and initiatives.

(b) Odors and Ventilation. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises, including, without limitation, Tenant's [***]. If the Project has a ventilation system that is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Real Property, Tenant shall vent the Premises through such system. If Landlord at any time determines in its commercially reasonable judgment that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with applicable laws vent all fumes and odors from the Premises (and remove odors from Tenant's exhaust stream), as Landlord reasonably requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, except in connection with a Design Problem (as defined in Section 9(c) below) (in which event Landlord may withhold its approval in its sole but good faith discretion). Tenant acknowledges Landlord's legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of applicable laws. Tenant shall, at Tenant's sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord's judgment be necessary or appropriate from time to time) as required to remove, eliminate and abate any odors, fumes or other substances in Tenant's exhaust stream. If Tenant fails to install satisfactory odor control equipment within thirty (30) days after Landlord's demand made at any time, then Landlord may, without limiting Landlord's other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord's determination, cause odors, fumes or exhaust or Landlord may take such measures as Landlord deems necessary to abate such odors, fumes or exhaust, and Tenant shall pay all costs incurred by Landlord in connection with such remedial measures upon demand as Additional Rent.

(c) Transportation Programs. Tenant shall comply with all present or future programs required by law intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees, in each case, to the extent required by applicable laws.

ARTICLE 8
CONDITION OF PREMISES

Tenant hereby agrees that except as expressly provided in Section 1 of the Tenant Work Letter attached hereto as Exhibit "D" and made a part hereof the Premises shall be taken "as is", "with all faults", "without any representations or warranties", and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant's purposes, and, except as provided in Section 1 of Exhibit "D" and subject to the terms and conditions of Article 2, Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Project or the suitability of same for Tenant's purposes. Except as expressly provided in Section 1 of Exhibit "D", Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises, the Building or the Project or with respect to the suitability of either for the conduct of Tenant's business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises, the Building and the Project in its decision to enter into this Lease and let the Premises in the above-described condition. Nothing contained herein is intended to, nor shall, obligate Landlord to implement sustainability practices for the Building or the Project or to seek certification under, or make modifications in order to obtain, a certification from LEED or any other comparable certification. The Premises shall be initially improved as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit "D" and made a part hereof. The existing leasehold improvements in the Premises as of the date of this Lease, together with Landlord's Work and the Improvements (as defined in the Tenant Work Letter) may be collectively referred to herein as the "Tenant Improvements." Except as expressly provided in Exhibit "D", the taking of possession of the Premises by Tenant shall conclusively establish that the Premises, the Building and the Project were at such time in satisfactory condition. Tenant hereby waives subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California or any successor provision of law.

ARTICLE 9
REPAIRS AND ALTERATIONS

(a) Landlord's Obligations. Landlord shall keep in good order, repair, and in a first-class condition in a manner consistent with First Class Standard, and shall maintain and make necessary repairs to and replacements of the structural portions of the Building, including the foundation, floor slabs, roof (including the roof membrane except as set forth in Section 9(b)(iii)), curtain wall (excluding gaskets and seals), exterior walls, exterior glass and mullions, columns, beams, shafts, and stairwells (collectively, "Building Structure"). Landlord's costs of maintaining the Building Structure shall be at Landlord's sole cost and expense, except with respect to any Permitted Capital Expenditures (as defined in Section 3(c)(ii)) which shall be included in Operating Costs and as may be set forth in Section 9(b)(iii) below.

(b) Tenant's Obligations. Except as expressly provided as Landlord's obligation in this Article 9, and in addition to Tenant's obligations in Article 11 below, Tenant shall keep the Premises, the Building and the Project in good condition and repair and in a first-class condition, in a manner consistent with the First Class Standard, and pursuant to the specifications set forth in Exhibit "H" attached hereto, including maintaining and making necessary repairs and replacements, as to all portions of the Premises, the Building, and the Project (inclusive of improvements, fixtures and furnishings) (other than the Building Structure), including, without limitation, (x) the Project parking areas, interior and exterior streets, paths and walkways, windows, sidewalks and curbs, parking surfaces, exterior slabs and patios, and the roof maintenance of the Building to the extent the same is damaged by Tenant or Tenant's Parties, and (y) the mechanical, electrical, fire protection, plumbing, life Safety and other systems and equipment in the Premises, the Building and Project (individually, a "Building System" and collectively, the "Building Systems") and materially in compliance with Landlord's sustainability practices (to the extent failure to do so could reasonably be expected to have a material adverse effect on the Building, the Project or the Landlord or would otherwise adversely affect any LEED rating system or other certification standard) including, without limitation, material compliance with any LEED rating system (or other certification standard) applicable to the Building and the Project. Tenant shall operate, maintain, and test the Building Systems including all subsystems in any special areas as designated by Landlord, as required by the terms of this Lease and in a manner consistent with the First Class Standard. Tenant shall conduct such testing and maintenance in accordance with applicable Laws.

1. Tenant shall be responsible, at Tenant's sole cost and expense, for repair and maintenance and replacement of the HVAC System and in connection therewith, Tenant shall retain a service and maintenance contract for the HVAC System with a contractor mutually agreed upon by Landlord and Tenant.

2. Tenant's obligations shall include, without limitation, maintenance and repair of all specialized systems installed by Tenant to serve the Premises such as deionized water systems, water purification, compressed gas distribution, vacuum pumps and air compressors and associated fume hoods and other equipment (collectively, "Specialized Systems"). All Specialized Systems shall be maintained, repaired and, to the extent necessary, replaced by Tenant (x) in a commercially reasonable condition consistent with prevailing industry practices, (y) in accordance with any applicable manufacturer specifications relating to any particular component of such Specialized Systems, and (z) in accordance with applicable laws, statutes, ordinances, governmental regulations or requirements now in force or which may hereafter be in force. Tenant shall contract with qualified, experienced professional third-party service companies (collectively, "Service Contracts") which will provide for routine maintenance of the Specialized Systems on an at least quarterly basis. Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to each Specialized System (collectively, "Preventative Maintenance Records"). Upon Landlord's written request, Tenant shall deliver a copy of all current Service Contracts to Landlord and/or a copy of the Preventative Maintenance Records.

3. Subject to the waivers described in Section 14(d), all damage or injury to the Premises, the Building or the Project resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises, shall be promptly repaired by Tenant at its sole cost and expense, in a commercially reasonable manner, provided, however, that for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air-conditioning systems of the Building or the Project, Landlord shall have the right (but not the obligation) to propose the contractor and oversee all such repairs. Landlord may make any repairs which are not promptly commenced by Tenant after Tenant's receipt of written notice and the reasonable opportunity of Tenant to commence making said repair within ten (10) business days from receipt of said written notice, and charge Tenant for the cost thereof, which cost shall be paid by Tenant within thirty (30) days from invoice from Landlord. Tenant shall be responsible for the design and function of all non-standard improvements of the Premises, whether or not installed by Landlord at Tenant's request. Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent, except as otherwise expressly provided in this Lease.

(c) Alterations. Tenant shall make no alterations, installations, changes or additions in or to the Premises, the Building or the Project (collectively, "Alterations") without Landlord's prior written consent, which consent shall not be unreasonably withheld unless the proposed Alteration results in or is likely to present a Design Problem (in which event, Landlord may withhold its approval in its sole but good faith discretion). As used herein a "Design Problem" is defined and will be deemed to exist if Landlord's architect or engineer for the Project determines that there is a material likelihood that any portion of the Improvements (or any subsequent alterations, additions or improvements to the Premises performed by or on behalf of Tenant as set forth in Article 10) will (a) have a material and adverse effect on the exterior appearance of the Building, (b) materially and adversely affect the structural portions or ongoing building systems or operations thereof, or (c) fail to comply in all material respects with all applicable laws, statutes, ordinances, governmental regulations and requirements. Without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord may withhold its consent to a proposed Alteration if Landlord determines that such Alteration is not compatible with any existing or planned future certification of the Project under the LEED rating system (or other applicable certification standard). Landlord's consent shall not be unreasonably withheld, conditioned or delayed for alterations to the Premises, the Building or the Project, provided (a) such alterations will not impair the structural integrity of the Building or affect the Building Structure, (b) such alterations will not adversely affect the mechanical, electrical, plumbing, heating, air-conditioning, or ventilation system of the Building, (c) such alterations are not visible from outside the Premises or the Building, (d) such alterations are accomplished in a good and workmanlike manner in accordance with all governmental requirements and laws, and (e) Tenant obtains all governmental permits, licenses, and approvals required in connection with such alterations. Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors or mechanics who are licensed and who perform work in first-class institutional quality life science office and lab buildings. Landlord must approve in writing fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense; provided, however, Landlord may not charge a fee for such approval other than third party costs incurred by Landlord to review Tenant's plans and specifications. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, and in conformance with Landlord's construction rules and regulations to the extent commercially reasonable and submitted to Tenant in writing. Tenant hereby agrees to indemnify, defend, and hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations. Subject to the terms and conditions set forth in this Section 9(c), Landlord's consent shall not be required for alterations ("Minor Alterations") that (a) do not adversely affect (other than to a de minimis extent) the Building Structure or the electrical system or any other base Building system, (b) cost no more than Two Hundred Fifty Thousand Dollars ($250,000) ("Minor Alteration Cap") for any single project, (c) do not adversely interfere with the operation of the Building (exclusive of customary effects as a result of and during the construction of such alteration), (d) do not affect the exterior of the Building or any exterior areas of the Project, and (e) do not require Tenant to obtain a permit to perform said work, provided that Tenant shall provide Landlord with prior notice thereof and, for informational purposes, copies of all plans and specifications, if necessary as reasonably determined by Landlord, relating to such Minor Alteration(s) prior to commencement of construction.

(d) Insurance; Liens. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof. In addition, Landlord may, in its commercially reasonable discretion, require Tenant to obtain a bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of such Alterations.

(e) Costs and Fees; Removal. If permitted Alterations are made, they shall be made at Tenant's sole cost and expense and shall be and become the property of Landlord upon the termination or expiration of this Lease, except as may otherwise be provided in Section 29(b). Any and all hard costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant's plans, specifications, improvements, Alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to repairs, Alterations or any other work arising from or related to this Article 9 to the extent Landlord is supervising such repairs, alterations, or other work, Landlord shall be entitled to receive an administrative/coordination fee in the amount of 3% of the hard costs of such work. The construction of initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 9, except as expressly provided in the first sentence of this Section 9(e) and in Section 9(f) (g) and (h) below.

(f) Security System. Tenant shall be entitled to install, at Tenant's sole cost and expense, a separate security system for the Premises as an Alteration or as a part of the Improvements; provided, however, that the plans and specifications for any such system shall be subject to Landlord's reasonable approval, such approval not to be unreasonably withheld. Tenant's obligation to indemnify, defend and hold Landlord harmless as provided in, and subject to, Section 13(a) below shall also apply to Tenant's use and operation of any such system, and the installation of such system shall otherwise be subject to the terms and conditions of this Article 9. At Landlord's option, upon the expiration or earlier termination of this Lease, Tenant shall remove such security system and repair any damage to the Premises resulting from such removal. Failure by Landlord to make an election shall be deemed an election to not require removal upon the expiration or earlier termination of this Lease. Tenant shall provide Landlord with a contact person who can disarm the security system and who is familiar with the functions of the system in the event of a malfunction, and Tenant shall provide Landlord with the codes or other necessary information required to disarm the system in the event Landlord must enter the Premises in the event of an emergency.

(g) Supplemental HVAC Units. Tenant shall be entitled to install, as an initial Tenant Improvement, dedicated heating, ventilation and air conditioning units ("Supplemental Units") within the Premises at Tenant's sole cost and expense (but subject to Tenant's right to utilize the Tenant Improvement Allowance or the Additional Tenant Improvement Allowance to pay for same). The plans and specifications for any Supplemental Units shall, as indicated in the Tenant Work Letter, be subject to Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall be solely responsible for maintenance and repair of the Supplemental Units and such units shall, at Landlord's option, be considered to be a fixture within the Premises and shall remain upon the Premises upon the expiration or earlier termination of the Lease Term or any applicable Option Term except that Landlord may, by written notice to Tenant given not less than sixty (60) days prior to the end of the Term (except in connection with a termination as a result of a default by Tenant hereunder in which event no prior notice shall be required), require Tenant at Tenant's expense to remove such Supplemental Units, and to repair any damage to the Project caused by such removal and which such obligation shall expressly survive such expiration or termination of this Lease. For the avoidance of doubt, Tenant shall have no obligation to replace the Supplemental Units to the extent that they require replacement.

(h) Backup Generator. Subject to Landlord's prior written approval of all plans and specifications, which approval shall not be unreasonably withheld, conditioned or delayed and Tenant's receipt of any applicable governmental permits and approvals (including, but not limited to, any approvals under the CC&R's), Landlord shall permit Tenant to install and maintain, at Tenant's sole cost and expense (but subject to Tenant's right to utilize the Landlord's Work Allowance, the Tenant Improvement Allowance or the Additional Tenant Improvement Allowance to pay for the purchase and installation of same), a backup generator at a location mutually agreed upon by Landlord and Tenant. Such backup generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Building or the Project. Tenant shall be entitled to operate the generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for identifying the type of generator, designing and procuring the generator and shall submit the specifications for the type, design, operation, installation and maintenance of the backup generator for Landlord's consent, which consent shall not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord's structural and mechanical engineers, so that the Building's and the Project's systems and equipment are not adversely affected. In addition, Tenant shall ensure that the backup generator does not result in any Hazardous Materials being introduced to the Building or the Project in violation of Laws, and Section 28(a) will apply to Tenant's use of the backup generator. Further, Tenant shall be responsible for ensuring that the backup generator does not unreasonably interfere with the use of the Building or the Project by other tenants. In the event another tenant of the Development or of a neighboring project complains of problems caused by the generator, Tenant shall take steps reasonably necessary to remedy the problem complained of, including the relocation of the backup generator if another solution is not available. Tenant shall ensure that the design and installation of the backup generator is performed in a manner so as to minimize or eliminate any noise or vibration cause by such generator. Any repairs and maintenance of such generator shall be the sole responsibility of Tenant unless the need for repair or maintenance is caused by negligence or willful misconduct of Landlord and Landlord makes no representation or warranty with respect to such generator. Such generator shall remain in place at the Project upon the expiration or earlier termination of the Lease Term and shall become the property of Landlord. If requested by Landlord, Tenant shall execute and deliver a bill of sale in form acceptable to Landlord transferring ownership of the generator to Landlord. Such generator shall be deemed to be a part of the Premises for purposes of Article 14 of this Lease.

(i) Access. Subject to events attributable to Force Majeure (as defined in Article 27), Landlord's reasonable security requirements, and Articles 16 and 18 below, Tenant shall have access to the Premises, the Building and the Project twenty-four (24) hours per day, seven (7) days per week throughout the Lease Term.

(j) Self-Help. Notwithstanding any provision set forth in this Article 9 to the contrary, if Tenant provides written notice (or oral notice to Landlord's property manager in the event of an "Emergency," as that term is defined, below) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance of the Building Structure only (and not any other portion of the Project) and materially adversely affects the conduct of Tenant's permitted business from the Premises, and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice (but in no event earlier than thirty (30) days after Landlord's receipt of such notice except in the event of an Emergency), then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days' notice to Landlord specifying that Tenant is taking such required action (provided, however, that no additional notice shall be required in the event of an Emergency), and if such action was required under the terms of the Lease to be taken by Landlord and was not taken by Landlord within such ten (10) day period (or the initial notice and repair period set forth above in this Section 9(j) in the event of an Emergency where no second notice is required), then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's actual reasonable costs in taking such action. However, if the work so performed by Tenant pertains to items that would otherwise be includable under Direct Costs pursuant to Article 3 above, then Landlord may include the amount of such reimbursement in Direct Costs. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Project for work on the Building Structure unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in first-class institutional quality life science office and lab buildings and who is reasonably approved by Landlord in writing. Promptly following completion of any work taken by Tenant pursuant to the terms of this Section 9(j), Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed bone fide written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Basic Rental payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant's invoice, a detailed bone fide written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent, and if so elected by Tenant shall be Tenant's sole remedy. Tenant may proceed to institute legal proceedings against Landlord to collect the amount set forth in the subject invoice; provided that under no circumstances shall Tenant be allowed to terminate this Lease based upon a such default by Landlord. If Tenant receives a final judgment against Landlord which is not appealable or not appealed during the appropriate time period in connection with such legal proceedings, Tenant may deduct the amount of the judgment, not to exceed the amount of the unpaid portion of the relevant invoice, from the Basic Rental next due and owing under this Lease. For purposes of this Section 9(j), an "Emergency" shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Building systems and equipment, structural portions of the Building, Improvements, or Alterations, or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant's business operations.

(k) Project Management. Notwithstanding anything to the contrary herein, Landlord and Tenant acknowledge and agree that, throughout the Term of this Lease, Tenant shall be responsible for the professional management of the Project in accordance with the following provisions of this Section 9(k).

1. Management Standards.

(A) Tenant's Employees. Tenant shall maintain a management staff in numbers, for positions, and of a quality level (collectively, "Tenant's Employees") as required to operate, manage and maintain the Project and perform Tenant's duties under this Lease at a level consistent with that used by institutional first class landlords of comparable commercial laboratory buildings located in the Sorrento Mesa area of San Diego, California (the "First Class Standard").

(B) Service Agreements. Tenant shall enter into service, repair and maintenance agreements (collectively, "Service Agreements") for the Building Systems, upon the terms and conditions and with providers consistent with the First Class Standard.

2. Meeting Requirements. Tenant's Employees shall be available upon reasonable prior written notice for monthly meetings (if requested by Landlord in writing) with Landlord or its representatives to (i) conduct a full inspection of the condition of the Project including the Building Structure and Building Systems, (ii) review and discuss Operating Costs, (iii) review and discuss Tenant's Employees and Tenant's management procedures, (iv) review and discuss the Service Agreements, (v) review and discuss Tenant's and Landlord's obligations as set forth under this Lease, and (vi) to review activities of the past month and projected activities of the following month in connection with Tenant's repair and maintenance obligations under this Lease.

3. Records and Reports Requirements.

(A) Annual Management Report. On an annual basis corresponding to Tenant's fiscal year capital projects budgets, Tenant shall prepare and deliver to Landlord a schedule of any capital expenditures for the preceding fiscal year, the year-to-date and the forecasted quarters for the remainder of the then-current fiscal year, or requests to Landlord to make capital expenditures for capital improvements.

(B) Management Records. All plans and specifications maintained by Tenant in connection with the Building and/or any improvements, and any warranties and guaranties and operating manuals relating to the Project (collectively, "Project Documents") shall become the property of Landlord, and such documents (but Tenant may retain copies thereof) shall be delivered to Landlord upon the expiration or earlier termination of the Lease Term or any termination of Tenant's management of the Project, to the extent not previously delivered to Landlord.

4. Tenant's Risk Management Obligations. Tenant shall promptly investigate and make a full timely written report to Landlord as to all alleged accidents known to Tenant and/or all claims for damages relating to the Project known to Tenant, including any damage or destruction to the Project. Landlord and Tenant shall notify each other promptly of any threatened or pending condemnation, rezoning or other governmental orders, proceedings or lawsuits involving the Project. Tenant agrees not to knowingly permit the use of the Project for any purpose which might void any policy of insurance held by Landlord or unreasonably increase the premiums therefor or which might render any loss insured thereunder uncollectible. It is expressly agreed, however, that the foregoing sentence is not meant to and shall not prevent Tenant from engaging in any Permitted Use hereunder.

5. Tenant's Responsibilities Upon Termination of Management of the Project. Upon the occurrence and during the continuance of an Event of Default, Landlord may elect to take over management responsibilities of the Project, in which case Tenant shall forthwith, without necessity of demand or notice, deliver the following to Landlord, or Landlord's appointed agent on the effective date of expiration or termination (except to the extent that any such item has already been delivered to Landlord) and the property management fee in effect under Section 3(c)(ii)(J) shall be 2.5% of the gross revenue of the Project during any such period Landlord takes over management responsibilities of the Project.

(A) At Landlord's option, an assignment to Landlord, or its nominee or designee, of all Service Agreements with third parties, to the extent assignable.

(B) The Project Documents (copies thereof where reasonably acceptable).

(C) All keys related to the telephone closets, janitorial closets, electrical closets, storage rooms, storage areas, SDG&E rooms or areas, rooftop access points, and other areas which would traditionally be characterized as Common Areas.

(D) All tools and equipment originally delivered by Landlord to Tenant, subject to reasonable wear and tear and events of damage or destruction.

(E) Copies of detailed repair and maintenance records.

(F) A certification that Tenant, in connection with Article 29 of this Lease, has maintained the Project, Building and Premises in accordance with this Section 9(k) and Section 9(b).

The obligation of Tenant to deliver the foregoing shall survive the termination of Tenant's obligation to manage the Project. In addition to the foregoing, Tenant shall use commercially reasonable efforts to cause each contractor under the Service Agreements, to provide a certification to Landlord certifying that such contractor has maintained, through and including such expiration or earlier termination date, the applicable component of the Project pursuant to the express terms and conditions of, and specifications set forth in, such Service Agreement.

ARTICLE 10
LIENS

Tenant shall keep the Premises, the Building and the Project free from any mechanics' liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys' fees and costs incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days' written notice of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of non-responsibility). In the event that there shall be recorded against the Premises, the Building or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed, discharged or bonded around within fifteen (15) days of filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct (in which case Tenant shall reimburse Landlord for any such payment made by Landlord within ten (10) days following written demand), or to require that Tenant promptly deposit with Landlord in cash, lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys' fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant.

ARTICLE 11
PROJECT SERVICES AND UTILITIES

(a) Services and Utilities.

1. Services. Except to the extent provided as part of Landlord's Work (and with specific reference to Landlord's obligations under the last paragraph of Section 1.1 of Exhibit "D"), Tenant accepts the Premises with the capacities and configurations for utilities and systems which exist in the Premises as of the date hereof. Landlord shall not be liable for, and there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, pandemic, labor disputes, breakdowns, accidents, necessary repairs or other cause, except in the event of an Abatement Event pursuant to Section 11(b) below.

2. Direct Payment of Premises Utility Costs. Notwithstanding anything to the contrary set forth in this Lease, Tenant shall contract for and pay one hundred percent (100%) of the cost of all utilities (including without limitation, electricity, gas, sewer, water, light, heat, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon) attributable to its use of the entire Premises, Building and Project. Such utility use shall include electricity, water, and gas use for lighting, incidental use and the heating ventilation and air-conditioning system ("HVAC System"). All such utility payments shall be excluded from Operating Costs and shall be paid directly by Tenant on or prior to the date on which the same are due to the utility provider. Tenant shall bear the cost of replacement of lamps, starters and ballasts for lighting fixtures within the Premises.

3. Tenant Maintained Security and Janitorial. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project, nor shall Landlord be obligated to provide janitorial service to the Premises. Any janitorial service or security measures desired by Tenant for the benefit of the Premises, the Building or the Project shall be provided or obtained by Tenant, at Tenant's sole cost and expense. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed. Tenant shall have the right to install appropriate security systems within and without the

Premises subject to Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. In connection with the foregoing, Tenant shall ensure that the Tenant provided janitorial and security services for the Project comply with the Janitorial Specifications attached hereto as Exhibit "G" and Project security specifications (including systems, equipment and personnel) as reasonably approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.

(b) Abatement Event. An "Abatement Event" shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises, where (A) Tenant does not actually use the Premises or such portion thereof and (B) such event is caused by the gross negligence or willful misconduct of Landlord its agents, employees or contractors. Tenant shall give Landlord notice ("Abatement Notice") of any such Abatement Event, and if such Abatement Event continues beyond the "Eligibility Period" (as that term is defined below), then the Basic Rental and Tenant's Proportionate Share of Direct Costs shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Basic Rental and Tenant's Proportionate Share of Direct Costs for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Basic Rental and Tenant's Proportionate Share of Direct Costs allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. The term "Eligibility Period" shall mean a period of three (3) consecutive business days. Such right to abate Basic Rental and Tenant's Proportionate Share of Direct Costs shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event. If a fire or other casualty results in Tenant's inability to use the Premises or a portion thereof, the terms and conditions of Article 16 below shall apply rather than this Section 11(b).

ARTICLE 12
RIGHTS OF LANDLORD

(a) Right of Entry. Subject to Tenant's reasonable security requirements, Landlord and its agents shall have the right to enter the Premises at all reasonable times upon (i) one (1) business day's prior written notice for regularly scheduled service, (ii) two (2) business day's prior notice for the purpose of examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which is reasonably necessary for the protection of Landlord or the Project, showing the same to prospective tenants (during the last twelve (12) months of the Term only), lenders or purchasers of the Building or the Project, and (iii) two (2) business day's prior notice for making such alterations, repairs, improvements or additions to the Premises, the Building or to the Project as Landlord may be required pursuant to this Lease. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is required in connection with an emergency, Landlord may enter by means of a master key, or may forcibly enter in the case of an emergency, in each event without liability to Tenant and without affecting this Lease. Notwithstanding the foregoing, no notice shall be required in the case of an emergency. Notwithstanding anything herein contained to the contrary, in no event shall prospective tenants, lenders or purchasers be provided access to the [***] without first obtaining the written consent of Tenant, which consent shall not be unreasonably withheld. conditioned or delayed.

(b) Intentionally Deleted.

(c) Rooftop. If Tenant desires to use the roof of the Building to install communication equipment to be used from the Premises and/or other equipment serving the Premises, Tenant may so notify Landlord in writing ("Roof Equipment Notice"), which Roof Equipment Notice shall describe the specifications for the equipment desired by Tenant and shall include elevations for such equipment. Subject to all governmental laws, rules and regulations, Tenant and Tenant's contractors (which shall first be approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed) shall then have the right and access to install, repair, replace, remove, operate and maintain HVAC equipment, such other equipment serving the Premises and/or so-called "satellite dishes" or other similar communication devices, such as antennae, together with aesthetic screening reasonably designated by Landlord and all cable, wiring, conduits and related equipment serving the Premises from the rooftop (such HVAC equipment and other equipment may be collectively referred to as "Roof Equipment"), for the purpose of supplying HVAC to the Premises and/or receiving and sending radio, television, computer, telephone or other communication signals, at a location on the roof of the Building reasonably satisfactory to Landlord and Tenant and suitable for the effective reception, transmission and operation of such Roof Equipment. To the extent required with respect to the maintenance and repair of the Building or applicable laws, Landlord shall have the right to require Tenant to relocate, at Landlord's sole cost, the Roof Equipment (other than HVAC equipment) at any time to another location on the roof of the Building reasonably approved by Tenant. Tenant shall retain Landlord's designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord's roof warranty and Landlord shall use reasonable efforts to ensure that such contractor is competitively priced and reasonably available. In addition, upon notice to Landlord, Landlord shall grant Tenant and such contractors with access to the roof of the Building on a twenty-four (24) hour per day basis to inspect and service its equipment on the roof. Tenant's installation and operation of the Roof Equipment shall be governed by the following terms and conditions:

1. Tenant's right to install, replace, repair, remove, operate and maintain the Roof Equipment shall be subject to all governmental laws, rules and regulations and Landlord makes no representation that such laws, rules and regulations permit such installation and operation.

2. All plans and specifications for the Roof Equipment shall be subject to Landlord's reasonable approval, which shall not be unreasonably conditioned or delayed except in connection with a Design Problem (in which event Landlord may withhold its approval in its sole but good faith discretion). Such plans and specifications must be so approved by Landlord prior to installation of such equipment by Tenant.

3. Subject to the exercise by Landlord of its relocation right as set forth in (i) above, all costs of installation, operation and maintenance of the Roof Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Building's electrical system) shall be borne by Tenant.

4. Tenant shall have the exclusive right to utilize the roof of the Building during the Term; provided, however, Landlord may use the roof of the Building with the written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.

5. Tenant shall use the Roof Equipment so as not to cause any material interference to other tenants in the Development or with any other tenant's Roof Equipment in the Development, to the extent such other tenant's Roof Equipment is being operated on the roof prior to the installation of Tenant's Roof Equipment and there is no subsequent modification to such other tenant's Roof Equipment or the operation of same, and not to damage the Building or interfere with the normal operation of the Building. The Roof Equipment must be properly secured and installed so as not to be affected by high winds or other elements and must be properly grounded. The weight of the Roof Equipment may not exceed the load limits of the Building and in no event may the Roof Equipment or any appurtenant wiring or cable interfere with or otherwise adversely affect the electrical, HVAC, mechanical, structural, lifesafety or other systems of the Building. Landlord shall use commercially reasonable efforts to cause the Roof Equipment of any other tenant in the Development which is installed after Tenant's Roof Equipment to not cause material interference to Tenant's Roof Equipment. Landlord shall not permit any other tenant in the Development to have access to the roof of the Building for any reason during the Term; provided, however, Landlord.

6. Except as expressly provided herein, Landlord makes no representation that the Roof Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof of adjacent buildings) and Tenant agrees that Landlord shall not be liable to Tenant therefor but Landlord agrees that Landlord shall not allow any other equipment on the roof of the Building which does not exist as of the date of Tenant's installation of its Roof Equipment and which interferes with Tenant's Roof Equipment. Tenant shall not lease or otherwise make the Roof Equipment available to any third party (except approved Transferees) and the Roof Equipment shall be only for Tenant's or approved Transferees' use in connection with the conduct of their business in the Premises.

7. Tenant shall (i) be solely responsible for any damage caused as a result of the Roof Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Roof Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Roof Equipment.

8. The Roof Equipment shall remain the sole property of Tenant. Unless otherwise expressly provided in this Lease, Tenant shall remove the Roof Equipment (other than HVAC equipment) and related equipment at Tenant's sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Building upon such removal to the extent required by such work of removal. If Tenant fails to remove the Roof Equipment (other than HVAC equipment) and repair the Building within thirty (30) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant's expense. The provisions of this clause (viii) shall survive the expiration or earlier termination of this Lease.

9. The Roof Equipment shall be deemed to constitute a portion of the Premises for purposes of Articles 13 and 14 of this Lease.

10. Tenant shall not be required to pay Landlord any fee for use or operation of the Roof Equipment.

11. Landlord shall have no liability to Tenant, including, but not limited to, lost business or lost profits damages due to any interruption in electrical service to the Roof Equipment, except as provided in Section 11(b) above. Tenant acknowledges that Landlord may, as part of its maintenance and repair obligations at the Building, require a temporary interruption of electrical service that may cause a temporary disruption of service to the Roof Equipment. Landlord agrees to make a reasonable effort to schedule any such interruption outside the Building's normal business hours. Landlord also agrees to make a reasonable effort to cooperate with Tenant in obtaining temporary alternate power during any such scheduled maintenance operations, but shall have no obligation to provide alternate power from emergency power sources.

ARTICLE 13
INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY

(a) Indemnity. Subject to the waivers described in Section 14(d), Tenant shall indemnify, defend and hold Landlord and its members, principals, beneficiaries, partners, officers, shareholders, directors, employees, contractors, property manager and agents (collectively, "Landlord Parties") harmless and release the Landlord Parties from any loss, cost, liability, demand, cause of action, judgment, damage or expense including, but not limited to, penalties, fines, reasonable attorneys' fees and costs (collectively, "Claims") arising from (i) Tenant's and any Tenant Party's (as defined below) use of the Premises, the Building or the Project or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Building and/or the Project, except to the extent the Claim is caused by the negligence or willful misconduct of Landlord or the Landlord Parties, and (ii) any negligence or willful misconduct of Tenant or any of its agents, contractors, employees or invitees, patrons, customers or members (collectively, "Tenant Parties") in or about the Premises, the Building and/or the Project and from any and all costs, attorneys' fees and costs, expenses and liabilities incurred in the defense of any Claim or any action or proceeding brought thereon, including negotiations in connection therewith. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord and the Landlord Parties, excepting where the damage is caused by the negligence or willful misconduct of Landlord or the Landlord Parties. Subject to the waivers described in Section 14(d), Landlord shall indemnify, defend and hold Tenant and the Tenant Parties harmless and release the Tenant Parties from any claims to the extent arising from any negligence or willful misconduct of Landlord or Landlord Parties in or about the

Premises, the Building and/or the Project and from any and all costs, reasonable attorneys' fees and costs, expenses and liabilities incurred in the defense of any Claim or any action or proceeding brought thereon, including negotiations in connection therewith.

(b) Exemption from Liability. Landlord and the Landlord Parties shall not be liable for injury to Tenant's business, or loss of income therefrom, however occurring (including, without limitation, from any failure or interruption of services or utilities or as a result of Landlord's negligence), or, except in connection with damage or injury resulting from the gross negligence and willful misconduct of Landlord or the Landlord Parties, for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from any cause whatsoever, including, but not limited to, fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems, or from intrabuilding cabling or wiring, whether such damage or injury results from conditions arising upon the Premises, the Building or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord and the Landlord Parties shall not be liable to Tenant for any Claims arising from any willful or negligent action or inaction of any other tenant of the Development. Tenant and the Tenant Parties shall not be liable to Landlord for any Claims arising from any willful or negligent action or inaction of any other tenant of the Development.

(c) Security. Tenant acknowledges that Landlord's election whether or not to provide any type of mechanical surveillance or security personnel whatsoever in the Project is solely within Landlord's discretion; Landlord and the Landlord Parties shall have no duty or liability in connection with the provision, or lack, of such services, and Tenant hereby agrees to hold Landlord and the Landlord Parties harmless with regard to any such potential claim, except to the extent caused by the willful misconduct of Landlord or Landlord Parties, and Landlord and the Landlord Parties shall not be liable for losses due to theft, vandalism, or like causes, except to the extent caused by the willful misconduct of Landlord or Landlord Parties. Tenant shall be responsible for its own security for the Premises.

ARTICLE 14
INSURANCE

(a) Tenant's Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force, at a minimum, the following insurance coverage: (i) Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) in the annual aggregate, which shall apply separately to each location of Tenant, including products liability coverage if applicable, blanket contractual coverage including written contracts, and personal and bodily injury coverage, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) umbrella/excess liability insurance in an amount of not less than Ten Million Dollars ($10,000,000) for each occurrence and general aggregate; (iii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, theft, water damage of any type, including sprinkler leakage coverage, bursting or stoppage of pipes and earthquake sprinkler leakage where sprinklers are provided in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant Improvements, Alterations, fixtures and all other improvements in the Premises, including but not limited to all mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities, and (B) trade fixtures, furniture, equipment, movable partitions, free-standing cabinet work, merchandise and other personal property installed by or at the expense of Tenant or otherwise located in the Premises; (iv) Worker's Compensation and employers liability coverage as required by law and with limits of not less than $1,000,000, each accident, $1,000,000, disease policy limit, and $1,000,000, disease each employee (which policies shall contain waivers of subrogation in favor of Landlord); (v) boiler and machinery insurance on all boilers, pressure vessels, gas-fired equipment, air conditioning equipment installed by the Tenant and systems serving the Premises and, if not covered by the insurance described in subsection (iii), then the insurance specified in this subsection (v) shall be in an amount not less than one hundred percent (100%) of full replacement cost of such items; (vi) business interruption, loss of income and extra expense insurance covering any failure or interruption of Tenant's business equipment (including, without limitation, telecommunications equipment) and so called "civil authority" coverage and covering all other perils, failures or interruptions sufficient to cover a period of interruption of not less than twelve (12) months of the loss of income, charges and costs contemplated under this Lease; and (vii) medical malpractice insurance at limits of not less than $1,000,000 each claim during such periods, if any, that Tenant engages in the practice of medicine or clinical trials involving human beings at the Premises. Pollution Legal Liability insurance shall also be required if Tenant stores, handles, generates or treats Hazardous Materials on or about the Premises. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including damage to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been damaged or destroyed; defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages; and diminution in value of the Building or the Project or any portion thereof. Such coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted for Pollution Legal Liability insurance, provided the policy retroactive date is as of the Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage for Pollution Legal Liability insurance shall be maintained with limits of not less than $3,000,000 per incident with a $5,000,000 policy aggregate and for a period of two (2) years after Tenant ceases to occupy the Premises. Finally, Tenant shall carry and maintain during the entire Term (including any option periods, if applicable), at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably required by Landlord, so long as such increased amounts and/or other types of insurance coverage are then generally required by comparable landlords of comparable first-class, institutional quality buildings in the vicinity of the Project.

(b) Form of Policies. The aforementioned minimum limits of policies and Tenant's procurement and maintenance thereof shall in no event limit the liability of Tenant under this Lease. The Commercial General Liability Insurance policy shall name Landlord, the Landlord Parties, Landlord's property manager, Landlord's lender(s) and such other persons or firms as Landlord specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best's Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage (in the form of ACORD 25 for Commercial General Liability insurance and ACORD 28 for property insurance) on or before the Commencement Date and evidence of renewal at least fifteen (15) days before the expiration dates of any then existing policies. The deductible under each such policy shall not exceed One Hundred Thousand Dollars ($100,000). No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days prior written notice to Landlord by the insurer. All such policies shall be endorsed to agree that Tenant's policy is primary and that any insurance carried by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with certificates of insurance. Landlord shall be designated as a loss payee with respect to Tenant's property insurance policy for all Alterations and Tenant Improvements in the Premises. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with certificates of insurance in a timely manner, Landlord may (but shall not be required to) procure said insurance on Tenant's behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are expended. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

(c) Landlord's Insurance. Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of all risk property insurance covering loss or damage to the Building and/or the Project at replacement cost value as reasonably determined by Landlord. Additionally, Landlord shall carry: (i) commercial general liability and umbrella/excess liability insurance in the same amounts as required by Tenant above; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance; and (iv) any other forms of insurance Landlord may deem appropriate or any lender may require. The costs of all insurance carried by Landlord shall be included in Operating Costs. Such insurance may be provided by group or blanket policies carried by Landlord.

(d) Waiver of Subrogation. Landlord and Tenant each agree to require their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv) and the first sentence of Section 14(c), to waive any rights of subrogation that such companies may have against the other party (including each of their respective subsidiaries, partners, parents, and affiliates and their respective members, shareholders, officers, directors, employees and contractors). Tenant hereby waives any right that Tenant may have against Landlord (including Landlord's owners, subsidiaries, partners, parents, and affiliates and their respective members, shareholders, officers, directors, employees and contractors) and Landlord hereby waives any right that Landlord may have against Tenant (including Tenant's owners, subsidiaries, partners, parents, and affiliates and their respective members, shareholders, officers, directors, employees and contractors) as a result of any loss or damage to property to the extent that such loss or damage is insurable under such party's property insurance policies then in force, or the property insurance policies required by this Lease, whichever are broader. Tenant's waiver shall also include, without limitation, any claims that Tenant might have against any contractor retained by Landlord to install, maintain or monitor one or more fire or security alarms for the Building and/or Project. For purposes of this Section 14(d) only, any deductible with respect to a party's insurance shall be deemed covered by and recoverable by such party under valid and collectible policies of insurance

(e) Compliance with Insurance Requirements. Tenant agrees to pay Landlord forthwith upon demand the amount of any increase in Landlord's premiums for insurance that may be carried during the Term of this Lease, or the amount of insurance to be carried by Landlord on the Building and/or Project resulting from the foregoing, or from Tenant doing any act in or about the Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. If Tenant installs upon the Premises any electrical equipment which causes an overload of electrical lines of the Premises, Tenant shall at its own cost and expense, in accordance with all other Lease provisions (specifically including, but not limited to, the provisions of Article 9, 10 and 11 hereof), make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord's consent to such overloading. Tenant shall, at its own expense, comply with all requirements of Landlord's insurance providers applicable to the Premises, the Building and/or the Project, including, without limitation, the installation of fire extinguishers or an automatic dry chemical extinguishing system.

ARTICLE 15
ASSIGNMENT AND SUBLETTING

Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant's employees without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:

(a) That the proposed Transferee (as hereafter defined) shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:

1. The use to be made of the Premises by the proposed Transferee is (A) a use which conflicts with any so-called "exclusive" (including, but not limited to, any non-compete restriction) then in favor of another tenant in the Development provided that Landlord shall notify Tenant in writing in the event any such exclusive is granted by Landlord and, further provided, that no such exclusive shall prohibit the Permitted Use at the Premises, or (B) a use that is not compatible with any existing or future certification of the Building and/or the Project under the LEED rating system (or other applicable certification standard), or (C) a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect), or (D) a use other than the Permitted Use;

2. The financial ability of the proposed Transferee to perform its obligations under the Transfer is not reasonably satisfactory to Landlord, taking into account the fact that Tenant shall not be released from its obligations under this Lease. Additionally, Landlord agrees that if the net worth of the proposed Transferee is at least equal to the net worth of Tenant as of the Effective Date, then Landlord shall not withhold its consent based on the proposed Transferee's financial ability;

3. The proposed Transferee is either a governmental agency or instrumentality thereof;

4. Either the proposed Transferee or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed Transferee (A) occupies space in the Project or the Development at the time of the request for consent and additional space similar to the proposed portion of the Premises to be assigned or sublet is available for lease in the Development (or is expected to be available within three (3) months following the effective date of the proposed Transfer), or (B) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date of the proposed Transfer, to lease space in the Project or the Development and space similar in size to the proposed portion of the Premises to be assigned or sublet is currently available for lease in the Development (or is expected to be available within three (3) months following the effective date of the proposed Transfer); or

5. The rent charged by Tenant to such Transferee during the term of such Transfer, calculated using a present value analysis, is less than the rent being quoted by Landlord at the time of such Transfer for comparable space in the Development for a comparable term, calculated using a present value analysis and space similar to the proposed portion of the Premises to be assigned or sublet is currently available for lease in the Development (or is expected to be available within three (3) months following the effective date of the proposed Transfer).

(b) Upon Tenant's submission of a request for Landlord's consent to any such Transfer, Tenant shall pay to Landlord Landlord's then standard processing fee and reasonable attorneys' fees and costs incurred in connection with the proposed Transfer, which the parties hereby stipulate will not exceed Five Thousand Dollars ($5,000.00) per proposed Transfer;

(c) That the proposed Transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and

(d) That an executed duplicate original of said assignment and assumption agreement or other Transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such Transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord's consent thereto. It shall be a condition to Landlord's consent to any subleasing, assignment or other transfer of part or all of Tenant's interest in the Premises ("Transfer") that (i) upon Landlord's consent to any Transfer, Tenant shall pay and continue to pay Landlord fifty percent (50%) of any "Transfer Premium" (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant's interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease beyond applicable notice and opportunity to cure periods, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment, but such attornment shall be pursuant to the terms and conditions set forth in the sublease (including rent – but without any waiver of Claims by Landlord against Tenant and it being agreed that the sublease shall be subordinate to this Lease as set forth above); (iii) any consent to a Transfer shall be effected on forms supplied by Landlord and/or its legal counsel but subject to reasonable revisions agreed upon by the signatories thereto, and (iii) Landlord may require that Tenant not then be in default hereunder in any respect. "Transfer Premium" shall mean all rent, Additional Rent or other consideration payable by a proposed subtenant or assignee (a "Transferee") in connection with a Transfer in excess of the Basic Rental and Direct Costs payable by Tenant under this Lease during the term of the Transfer and if such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. In any event, the Transfer Premium shall be calculated after deducting the expenses incurred by Tenant, including, but not limited to, for (1) any changes, alterations and improvements to the Premises paid for by Tenant and approved by Landlord in connection with the Transfer, (2) any other out-of-pocket monetary concessions provided by Tenant to the Transferee, (3) any brokerage commissions paid for by Tenant in connection with the Transfer, (4) rent abatement and (5) any other out-of-pocket costs incurred by Tenant which are reasonably associated with the Transfer. The calculation of "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. Any Transfer of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable by written notice from Landlord and shall, at the option of Landlord, terminate this Lease. In no event shall the consent by Landlord to any Transfer be construed as relieving Tenant or any Transferee from obtaining the express written consent of Landlord to any further Transfer, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any Transferee hereunder, or a release of Tenant (or of any Transferee of Tenant). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

(e) Notwithstanding anything to the contrary contained in this Article 15, Landlord shall have the option, by giving written notice ("Recapture Notice") to Tenant within fifteen (15) days after Landlord's receipt of a request for consent to a proposed Transfer, to terminate this Lease as to the portion of the Premises that is the subject of the proposed Transfer; provided, however, Landlord shall not have such right to recapture if the aggregate rentable square footage of subleased space is less than forty percent (40%) of the total rentable square footage of the Building. However, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within five (5) business days after Tenant's receipt of the Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the portion of the Premises that was the subject of the Transfer. Tenant's failure to so notify Landlord in writing within said five (5) business day period shall be deemed to constitute Tenant's election to allow the Recapture Notice to be effective. If this Lease is so terminated with respect to less than the entire Premises, the Basic Rental and Tenant's Proportionate Share shall be prorated based on the number of rentable square feet retained by Tenant as compared to the total number of rentable square feet previously contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon the request of either party, the parties shall execute written confirmation of the same.

(f) The term "Affiliate" shall mean any entity that is controlled by, controls or is under common control with, Tenant, and where either (X)the net worth of the assignee or subtenant as of the date such transaction is completed is not less than that of Tenant as of the date of this Lease calculated under generally accepted accounting principles or (Y) Tenant delivers evidence that such affiliate otherwise has adequate financial resources to meet the obligations of Tenant under this Lease (as reasonably determined by Landlord) or (iii) Radionetics Oncology, Inc., a Delaware corporation (the "Radionetics") provided that Tenant maintains equity ownership in Radionetics of at least an aggregate of twenty-two percent (22%) of the fully diluted capitalization of Radionetics. Notwithstanding anything to the contrary contained in this Article 15, provided Tenant is not in a monetary or material non-monetary default under this Lease (beyond all applicable notice and cure periods), an assignment or subletting of all or a portion of the Premises to an Affiliate of Tenant shall not be deemed a Transfer under this Article 15, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. An assignee of Tenant's entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an "Affiliated Assignee." "Control," as used in this Article 15, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity.

(g) Notwithstanding anything in this Lease to the contrary, provided there does not exist an Event of Default by Tenant hereunder, without being subject to Landlord's rights and Tenant's obligations set forth in this Article 15, upon not less than ten (10) days' prior written notice thereof to Landlord and provided that Tenant also promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such sublease(s), but without Landlord's consent, Tenant may permit Space Sharing (as hereinafter defined) of up to a total of ten percent (10%) of the rentable square feet of the Premises, without the same constituting a Transfer within the meaning of this Article 15. The term "Space Sharing" shall mean the use of portions of the Premises, without separate demising of walls (nor shall any Shared User(s) be permitted to maintain a separate reception area in the Premises), by occupants that have an on-going business relationship with Tenant such as current clients, vendors and contractors of Tenant (the "Shared User(s)") pursuant to a written license or other written occupancy agreement. Notwithstanding the foregoing, Tenant shall not have the right to engage in Space Sharing with any entity (i) if the proposed Shared User is engaged in a business, or if it would result in the Premises being used in a manner, that is inconsistent with character of the Building as a first-class office and laboratory project; or (ii) the proposed use of the Premises is not in compliance with the Permitted Use. For purposes of this Lease, the acts or omissions of the employees or other personnel of persons or entities engaged in Space Sharing shall be deemed to be the acts or omissions (as applicable) of Tenant's employees. However, any Space Sharing which would result in an aggregate amount of space which is greater than ten percent (10%) of the rentable square feet of the Premises to be subject to Space Sharing, shall require Landlord's prior written consent and shall be deemed a Transfer under this Article 15 (unless otherwise deemed to not be a Transfer pursuant to the express terms of Subsection (g) of this Lease above).

ARTICLE 16
DAMAGE OR DESTRUCTION

Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant in writing ("Damage Repair Estimate") of Landlord's estimated assessment of the period of time in which the repairs will be completed, as determined by Landlord's contractor (which contractor shall be licensed and who performs work in first-class institutional quality life science office and lab buildings) ("Approved Contractor"). If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises, the Building or the Project, the damage shall be repaired by Landlord to the extent such insurance proceeds are available therefor and provided that the Damage Repair Estimate indicates that such repairs can be completed within two hundred seventy (270) days after the date of the casualty, without the payment of overtime or other premiums, and until such repairs are completed Basic Rental and all regularly recurring items of Additional Rent hereunder shall be abated in proportion to the part of the Premises which is unusable by Tenant in the ordinary conduct of its business except for storage and entry for security purposes (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). However, if the damage is due to the fault or neglect of Tenant, its employees, agents, contractors, guests, invitees and the like, there shall be no abatement of rent, unless and to the extent Landlord receives rental income insurance proceeds. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(iii)(A) above; provided, however, that if the cost of repair of improvements within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as so assigned by Tenant, such excess costs shall be paid by Tenant to Landlord prior to Landlord's repair of such damage. If however, the Damage Repair Estimate indicates that repairs cannot be completed within two hundred seventy (270) days after the date of the casualty without the payment of overtime or other premiums, then Landlord may, at its option, either (i) make such repairs in a reasonable time and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying

Tenant in writing of such termination within sixty (60) days after such determination has been made, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. However, if the Damage Repair Estimate indicates that repairs cannot be completed within two hundred seventy (270) days after the date of the casualty, then Tenant may elect, not later than thirty (30) days after Tenant's receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant's notice. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not substantially completed within the later of the time period specified in the Damage Repair Estimate or two hundred seventy (270) days after the date of the casualty, then Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are substantially complete, by notice to Landlord ("Damage Termination Notice"), effective as of the date of the Damage Termination Notice ("Damage Termination Date"). Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period of thirty (30) days by delivering to Tenant, within five (5) business days of Landlord's receipt of the Damage Termination Notice, a certificate of Landlord's contractor responsible for the repair of the damage stating that it is such contractor's reasonable judgment that the repairs shall be substantially completed (i.e., completed other than "punch list" items) within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, this Lease shall terminate as of the expiration of such thirty (30) day period. In addition, Landlord may elect to terminate this Lease if the Building and/or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, if the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies; provided, that such determination must be made within ninety (90) days after the date of the casualty and Landlord must exercise such right within thirty (30) days after its receipt of notice that the damage is not fully covered. Finally, if the Premises, the Building or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, then Landlord and Tenant shall each have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within sixty (60) days after the date of the casualty. A total destruction of the Building or the Project shall automatically terminate this Lease. In no event shall a closure of the Building or the Project to protect public health constitute damage as used in this Article 16, and a casualty shall only be deemed to occur where the physical or structural integrity of the Premises, the Building or the Project is degraded. Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant's furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under the provisions of Sections 1932 and 1933 of the California Civil Code.

ARTICLE 17
SUBORDINATION

Landlord represents to Tenant that as of the date of this Lease the Project is not encumbered by a mortgage or deed of trust affecting the Real Property. This Lease is subject to, and Tenant agrees to comply with, all matters of record affecting the Real Property. This Lease is also subject and subordinate to all existing and future ground or underlying leases, mortgages and deeds of trust which affect the Real Property, including all renewals, modifications, consolidations, replacements and extensions thereof; provided that the Landlord's mortgagee and ground lessor, as applicable, execute and deliver to Tenant an executed commercially reasonable subordination, non-disturbance and attornment agreement in such mortgagee's or ground lessor's form subject to reasonable revisions agreed upon by Tenant and such mortgagee or ground lessor (an "SNDA") which SNDA shall provide that so long as Tenant is not in default under this Lease beyond any applicable cure period, Tenant's possession of the Premises and Tenant's rights under the Lease shall not be disturbed and shall be honored by such lender, beneficiary, mortgagee and its successors and assigns; and provided further, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver documents or instruments in forms reasonably acceptable to Tenant which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Tenant agrees to provide copies of any notices of Landlord's default under this Lease to any mortgagee, deed of trust beneficiary and mezzanine lender whose address has been provided to Tenant and Tenant shall provide such mortgagee, deed of trust beneficiary and mezzanine lender a commercially reasonable time after receipt of such notice within which to cure any such default. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 18
EMINENT DOMAIN

If the whole of the Premises, the Building or the Project or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall, at the option of either party, cease and terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority. Each party shall notify the other of its election to terminate within sixty (60) days after receipt of notice of such taking or condemnation. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant's business. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises. Landlord shall, to the extent practicable and pursuant to Landlord's plans and specifications, restore the Premises, the Building or the Project so that the remaining portion of the Premises, the Building or the Project will be in a usable configuration similar to that which existed prior to such taking and otherwise to the extent necessary Landlord shall partition the Premises off from the portion so taken or condemned; however, Landlord shall be obligated to restore or rebuild the damaged property only to the extent Landlord's lender makes the proceeds of such taking available to Landlord for the purposes of rebuilding and restoration, and then only to the extent of the net proceeds received by Landlord in connection with such taking. Any governmental action requiring businesses to close temporarily shall not be considered a condemnation or eminent domain hereunder, and any governmental action for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation) shall not be considered a temporary taking for "public use" entitling Tenant to any government compensation, rental abatement or other remedy. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure to the extent inconsistent with the terms hereof.

ARTICLE 19
DEFAULT

(a) Tenant's Default. Each of the following acts or omissions of Tenant or of any guarantor of Tenant's performance hereunder, or occurrences, shall constitute an "Event of Default":

1. Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within three (3) calendar days after written notice that the same is due or payable hereunder; said three (3) day period shall be in lieu of, and not in addition to, the notice requirements of Section 1161 of the California Code of Civil Procedure or any similar or successor law;

2. Except as set forth in items (i) above and (iii) through and including (vii) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure; provided, however, if the nature of the default is such that it cannot be cured with the exercise of Tenant's commercially reasonable efforts within the thirty (30) day period, Tenant shall have up to one hundred twenty (120) days from the date of Landlord's notice to cure such default, provided Tenant undertakes such curative action within the thirty (30) day period and diligently and continuously proceeds with such curative action using Tenant's commercially reasonable efforts. Such thirty (30) day notice shall be in lieu of, and not in addition to, any required under Section 1161 of the California Code of Civil Procedure or any similar or successor law;

3. Abandonment or failure to accept tender of possession of the Premises or any significant portion thereof;

4. The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant's property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued within ninety (90) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors. Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord in the event Tenant files a petition under the United States Bankruptcy laws, for the purpose of Landlord pursuing its rights and remedies against Tenant and/or a guarantor of this Lease;

5. Tenant's failure to cause to be released, discharged or bonded around any mechanics liens filed against the Premises, the Building or the Project within thirty (30) days after the date the same shall have been filed or recorded; or

6. Tenant's failure to observe or perform according to the provisions of Articles 14 or 25 within two (2) business days after written notice from Landlord.

All defaults by Tenant of any covenant or condition of this Lease shall be deemed by the parties hereto to be material.

(b) Landlord's Default. Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation (other than monetary obligations) within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion within one hundred twenty (120) days thereafter. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Landlord shall be in default in the performance of any monetary obligations pursuant to this Lease if Landlord fails to perform such monetary obligation within ten (10) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform. Nothing contained herein shall be construed to delay or extend the time for any abatement of rent, Tenant's right to take corrective action, or other remedy expressly granted to Tenant under this Lease.

ARTICLE 20
REMEDIES

(a) Upon the occurrence and during the continuance of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including but not limited to the remedy provided by Section 1951.4 of the California Civil Code, and including without limitation, terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If

Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, tenant improvement expenses, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term "rent" as used in this Section 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in items (i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in item (e), below, but in no case greater than the maximum amount of such interest permitted by law. As used in item (iii), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b) Nothing in this Article 20 shall be deemed to affect Landlord's right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

(c) Notwithstanding anything to the contrary set forth herein, Landlord's re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord's initiative to protect Landlord's interest under this Lease shall not terminate Tenant's right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord's rights and remedies hereunder including, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(d) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord's right to exercise any other right or remedy. In addition, in the event of any eviction moratorium, to the extent otherwise allowed by law, Landlord may keep this Lease in effect and sue for rent damages (including suing guarantors) and otherwise exercise Landlord's rights and remedies under this lease including, without limitation, Landlord's right to apply or draw upon any security deposit, letter of credit or other security enhancements. The parties intend that this Lease and Tenant's obligations hereunder are binding on Tenant and will not be reduced or otherwise excused by any future events or circumstances, whether foreseeable or unforeseeable, even if such circumstances substantially affect Tenant's business, profitability or ability to operate in the Premises (unless such inability to operate is due to a default by Landlord pursuant to Section 20(f) below, in which case Section 20(f) shall control) and Tenant waives the right to claim equitable relief from its obligations hereunder.

(e) Any amount due from one party to the other party hereunder which is not paid when due shall bear interest at the lower of ten percent (10%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Basic Rental is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to five percent (5%) of the amount overdue or $100, whichever is greater, shall be immediately due and owing and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant's late payment and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord's additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord's actual damage in such event; provided, that no late charge shall be payable unless and until Landlord provides Tenant with three (3) business days written notice, however in no event shall Landlord be required to deliver such notice more than twice during any calendar year during the Lease Term. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord's rights or remedies under any other provision of this Lease.

(f) In the event of any default, breach or violation of Tenant's rights under this Lease by Landlord, Tenant's exclusive remedies shall be an action for specific performance or action for actual damages. Without limiting any other waiver by Tenant which may be contained in this Lease, Tenant hereby waives the benefit of any law granting it the right to perform Landlord's obligation, or the right to terminate this Lease on account of any Landlord default.

ARTICLE 21
TRANSFER OF LANDLORD'S INTEREST

Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Project. In the event of any transfer or termination of Landlord's interest in the Premises, the Building or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord from and after the date of such transfer or termination, including furthermore without limitation, if Landlord deposits with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds in accordance with Article 4 above. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within five (5) days after request, execute such further commercially reasonable instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment subject to reasonable revisions requested by Tenant which are acceptable to such transferee.

ARTICLE 22
BROKER

In connection with this Lease, Landlord and Tenant each warrants and represents that it has had dealings only with firm(s) set forth in Article 1.H. of the Basic Lease Provisions (whose commissions and fees shall be paid by Landlord pursuant to a separate agreement) and that it knows of no other person or entity who is or might be entitled to a commission, finder's fee or other like payment in connection herewith. Landlord and Tenant each agrees to indemnify and hold the other party, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that Landlord may incur should such warranty and representation prove incorrect, inaccurate or false.

ARTICLE 23
PARKING

Tenant shall be entitled to use, commencing on the Commencement Date, the parking areas located in the Project as set forth in Article 1.I. of the Basic Lease Provisions (as the same may be reduced by construction of any Amenities which may be part of Landlord's Work, any utility or enclosure work or other work completed by or on behalf of Tenant). The parties acknowledge that Amenities requested by Tenant, utility or enclosure work or other work completed by or on behalf of Tenant may reduce the parking areas, but not below the greater of (a) three (3) parking spaces per 1,000 rentable square feet of the Premises, or (b) the number of parking spaces required by law. Tenant shall not be charged a monthly fee for the use the parking areas during the Lease Term. However, Tenant shall at all times during the Lease Term, be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of the parking areas by Tenant or the use of the parking facility by Tenant. Tenant shall abide by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking areas and Tenant shall use reasonable good faith efforts to ensure that Tenant's employees and visitors also comply with such rules and regulations. The rights granted to Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant's own personnel and Tenant's invitees, agents, contractors, subcontractors and representatives, and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval, such approval not to be unreasonably withheld, conditioned or delayed.

ARTICLE 24
WAIVER

No waiver by either party of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by such party of the same or any other provision. No provision of this Lease may be waived by a party, except by an instrument in writing executed by such party. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord's agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord's right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord's rights. Tenant further expressly waives California Civil Code Section 1479, and agrees that Landlord shall have the right to designate which portion of Tenant's obligations under this Lease are satisfied by a partial payment or to allocate any payment by Tenant to outstanding obligations of Tenant in any order it desires (i.e., Landlord may allocate payments to the earliest amounts outstanding or the most recent, at its discretion).

ARTICLE 25
ESTOPPEL CERTIFICATE

Landlord and Tenant shall, at any time and from time to time, upon not less than twenty (20) days' prior written notice from the other party, execute, acknowledge and deliver to such other party a statement in writing certifying the following information, (but not limited to the following information in the event further information is requested): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant's letter of credit, if any; and (iv) acknowledging that there are not, to such party's knowledge, any uncured defaults on the part of the other party hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of the other party hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property. A party's failure to deliver such statement within such time shall constitute an admission that all statements contained therein are true and correct.

ARTICLE 26
LIABILITY OF LANDLORD

Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the equity interest of Landlord in and to the Building, and any net insurance proceeds or net sales proceeds therefrom. No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, Landlord's obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant's use or occupancy of the Premises.

ARTICLE 27
INABILITY TO PERFORM

Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, natural disasters, acts of war, terrorism, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, orders, regulations or controls, civil commotions, epidemic, pandemic, public health emergency, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, whether foreseeable or unforeseeable and whether similar or dissimilar to the foregoing (collectively, "Force Majeure"), shall, notwithstanding any contrary provision of this Lease, excuse the performance of such party for a period of time equal to the period of any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure; provided that a Force Majeure event will not under any circumstance excuse or result in an extension of time for (i) any monetary obligations owed pursuant to this Lease, (ii) Tenant's obligation to timely vacate the Premises upon the expiration or earlier termination of this Lease or (iii) Tenant's obligations whose breach would interfere with another occupant's use, occupancy or enjoyment of its premises or the Project or result in any liability on the part of Landlord. Upon the occurrence of a Force Majeure event, the non-performing party will promptly notify the other party that a Force Majeure event has occurred and the anticipated effect on performance, including the expected duration. The non-performing party will use commercially reasonable efforts to minimize the effect of such Force Majeure event on its performance hereunder. For the avoidance of doubt, damage or destruction to the Premises, Building or Project shall not constitute a Force Majeure (and shall be governed by the terms of Article 16 hereof).

ARTICLE 28
HAZARDOUS WASTE

(a) Except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire (defined in Section 28(f) below), Tenant shall not cause or permit any Hazardous Material (as defined in Section 28(d) below) to be brought, kept, produced, generated, stored, manufactured, blended, handled, recycled, Released (as such term is defined below) or used in or about the Project by Tenant, its agents, employees, contractors, or invitees. Tenant indemnifies Landlord and the Landlord Parties from and against any breach by Tenant of the obligations stated in the preceding sentence, and from Tenant's use, storage and/or disposal of any "biohazardous waste," "medical waste," or other waste as provided in Section 28(d)(xi) below, and agrees to defend and hold Landlord and the Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, attorneys' fees and costs, consultant fees, and expert fees) which arise during or after the Term of this Lease as a result of such breach. This indemnification of Landlord and the Landlord Parties by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project. Without limiting the foregoing, if the presence of any Hazardous Material on the Project caused or permitted by Tenant results in any contamination of the Project in violation of Laws, then subject to the provisions of Articles 9, 10 and 11 hereof and Section 28(k) below, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by

Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof; provided however, Landlord shall also have the right, by written notice to Tenant, to directly undertake any such mitigation efforts with regard to Hazardous Materials in or about the Project due to Tenant's breach of its obligations pursuant to this Section 28(a), and to charge Tenant, as Additional Rent, for the costs thereof. For purposes of this Lease, "Release" or "Released" or "Releases" shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.

(b) Landlord represents to Tenant that, to the best of Landlord's actual knowledge as of the date hereof, the Project does not currently contain any Hazardous Materials in violation of any existing applicable Laws. As used herein, the phrase "actual knowledge" shall mean the actual knowledge of Landlord's property manager for the Project, without investigation or inquiry or duty of investigation or inquiry. To the extent required by any applicable environmental Laws, Landlord shall, at Landlord's cost and expense (and not as an Operating Cost) (i) promptly commence a removal, encapsulation or other containment or remediation program reasonably selected by Landlord which is required by and complies with all Laws (the "Remediation Program"), (ii) diligently prosecute the Remediation Program and take such other reasonable action to completion in such a manner as will make the Project and/or Premises free from any Landlord's Hazardous Materials (defined below) in accordance with the standards promulgated in applicable Laws and (iii) otherwise restore the Project to substantially the same condition existing immediately prior to the commencement of the Remediation Program. The term "Landlord's Hazardous Materials" shall mean Hazardous Materials which are present in, on, under or about the Project or Premises as of the date of this Lease or which are released or brought in, on, under or about the Project or Premises by Landlord or any agent, employee, or contractor of Landlord. Landlord's Hazardous Materials shall specifically not include any Hazardous Materials released, disturbed, transported, stored, generated or used by Tenant or any agent, representative, contractor, invitee, vendor, customer or employee of Tenant in connection with or related to any dealings with Tenant at the Project after the date of this Lease. In the event that Landlord shall commence any such Remediation Program and such action is not based upon or related to any action or inaction of Tenant or Tenant's agents, employees, contractors or invitees, then (i) if such Remediation Program is commenced prior to the Commencement Date, then the Commencement Date and the Expiration Date shall be extended one (1) day for each day that Tenant's ability to conduct business in the is actually delayed beyond the Commencement Date due to Landlord's performance of the Remediation Program, and (ii) if such Remediation Program is commenced after the Commencement Date, then, if the Premises must be closed for business during the performance of such Remediation Program, or if Tenant cannot reasonably conduct its normal business operations from the Premises (or portion thereof), then, during the performance of such Remediation Program, all rental and other charges due to Landlord from Tenant shall proportionately abate commencing on the date Tenant ceases to conduct is normal business operations from the Premises and shall continue until the Remediation Program has been completed and Tenant can once again open for business or conduct its normal business operations in the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall not be responsible for any claims, damages, judgments, suits, causes of action, lawsuits, liabilities, penalties, fines, expenses or costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorney's fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials existing on, in, under or about the Project as of the Delivery Date or introduced subsequent to the Delivery Date, except as provided to the contrary in Section 28(a) above. Landlord's property manager for the Project is making such representation and warranty on behalf of Landlord and not in such person's individual capacity and, as a result, Landlord (and not such individual) shall be liable in the event of a breach of this representation.

(c) It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee's anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material in an amount or quantity greater than that of Tenant and otherwise customary in comparable buildings to the Building located with the immediate vicinity of the Project; (ii) the proposed Transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such Transferee's actions or use of the property in question; or (iii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

(d) As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) defined as "Hazardous Waste," "Extremely Hazardous Waste," or "Restricted Hazardous Waste" under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a "Hazardous Substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a "Hazardous Material," "Hazardous Substance," or "Hazardous Waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a "Hazardous Substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under Article 9 or defined as Hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a "Hazardous Substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1317), (ix) defined as a "Hazardous Waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), (x) defined as a "Hazardous Substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601), or (xi) defined as a "biohazardous waste," "medical waste," "infectious agent", "mixed waste" or other waste under California Health and Safety Code, §§ 117600 et. seq; provided, however, that Tenant shall be authorized to use and/or store such waste described in this Section (d)(xi) in such amounts as are reasonably necessary for the operation of Tenant's medical practice, but Tenant shall be solely responsible, at its sole cost and expense, for the lawful disposal of such medical waste, subject to the indemnification provision of Section 28(a) hereof.

(e) As used herein, the term "Laws" means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Section 28(d) above.

(f) Landlord acknowledges that it is not the intent of this Article 28 to prohibit Tenant from operating its business as described in Section 1(G) above. Tenant may operate its business according to the custom of the industry so long as the use or presence of any Hazardous Material is strictly and properly monitored and accomplished according to all applicable Governmental Requirements and in accordance with all Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to entering into this Lease a fully and accurately completed Landlord's Pre-Leasing Environmental Exposure Questionnaire identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Premises ("Environmental Questionnaire") in the form of Exhibit "F" attached hereto. Tenant shall deliver to Landlord upon receipt of written request from Landlord an updated Environmental Questionnaire no more than once each calendar year (unless in connection with a sale, financing or refinancing of the Project) and shall also deliver an updated Environmental Questionnaire before any new Hazardous Material is brought onto the Premises or on or before the date Tenant obtains any additional permits or approvals for Hazardous Materials. If any information provided to Landlord by Tenant on an Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is intentionally or knowingly false, incomplete, or misleading in any material respect, the same shall be deemed an Event of Default by Tenant under this Lease. Landlord's prior written consent shall be required with respect to any Hazardous Materials use for the Premises not described on the initial Environmental Questionnaire, which consent may be withheld in Landlord's sole discretion. All manifests relating to the storage and/or removal or transportation of Hazardous Substances shall belong solely to Tenant and Landlord shall have absolutely no obligation in connection therewith. Tenant shall at all times throughout the Term, maintain a contract with a reputable hazardous materials transportation company for the containment, removal and transportation of any Hazardous Materials. Tenant shall not install or permit any underground storage tank at the Premises, the Building or the Project. Landlord shall have the right to terminate this Lease in Landlord's sole and absolute discretion in the event that (i) any anticipated use of the Premises by Tenant involves the generation or storage, use, treatment or disposal of Hazardous Material in a manner or for a purpose prohibited by any governmental agency or authority; (ii) Tenant has been required by any lender or governmental authority to take remedial action in connection with Hazardous Material contaminating the Premises if the contamination resulted from Tenant's actions or use of the Premises (unless Tenant is diligently seeking compliance with such remedial action); or (iii) Tenant is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material on the Premises (unless Tenant is diligently seeking compliance with such enforcement order). At any time prior to the expiration of the Lease Term and upon Landlord's reasonable belief that certain Hazardous Materials tests are advisable, Landlord shall have the right following notice (except in the event of an emergency), to enter upon the Premises at all reasonable times in order to conduct appropriate tests and to deliver to Tenant the results of such tests to attempt to demonstrate that contamination has occurred as a result of Tenant's use of the Premises.

(g) Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after (i) the occurrence of any actual, alleged or threatened Release by Tenant or for which Tenant is responsible of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises, the Building or the Project (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, the Building or the Project, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, the Building or the Project, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as "Hazardous Materials Claims". Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant's discovery of any occurrence or condition on, in, under or about the Premises, the Building or the Project that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises, the Building or the Project under any Laws. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant's intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord, the Premises, the Building or the Project without Landlord's prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim.

(h) Without limiting the generality of Tenant's obligation to comply with applicable laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply in all material respects with all Laws. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. In furtherance of the foregoing, Tenant shall obtain and maintain all applicable permits and licenses from the appropriate governmental authorities to operate the [***] and pay all of the required license and permit fees in connection therewith. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant's use of Hazardous Materials. Upon receipt of written request from Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant's activities involving Hazardous Materials and showing to Landlord's satisfaction compliance with all Laws and the terms of this Lease.

(i) Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate to perform environmental assessments of a scope reasonably determined by Landlord, including without limitation, a Phase I Environmental Site Assessment (an "Environmental Assessment") to ensure Tenant's compliance with the requirements of this Lease with respect to Hazardous Materials. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by

Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Article 28, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor.

(j) At or prior to the expiration or earlier termination of the Term, Landlord may require that Tenant, at Tenant's sole cost and expense: (i) cause an Environmental Assessment of the Premises, the Building and the Project to be conducted including in accordance with Section 29(f)(i); (ii) cause all Hazardous Materials to be removed from the Premises, the Building and the Project and disposed of in accordance with all Laws and as necessary to allow the Premises to be used for any purpose; and (iii) cause to be removed all containers installed or used by Tenant or any of its agents, contractors, employees or invitees or customers to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises, the Building and the Project caused by such removal.

(k) If any written report, including any report containing results of any Environmental Assessment (an "Environmental Report") shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Article 28, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the "Clean-up") of any Hazardous Materials is required, Tenant shall prepare promptly as soon as reasonably Practicable and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord's written approval, such approval not to be unreasonably withheld, conditioned or delayed except in connection with a Design Problem (in which event Landlord may withhold its approval in its sole but good faith discretion), specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises, the Building and the Project are restored to the conditions required by this Lease. Upon Landlord's approval of the Clean-up plan, Tenant shall, at Tenant's sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, promptly implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all Laws and as required by such plan and this Lease. If, within sixty (60) days after receiving approval of the Clean-up plan, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such sixty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, the Building and the Project, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within thirty (30) days after receipt of written demand therefor.

(l) Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Basic Rental or Additional Rent due or accruing under this Lease during any such Clean-up.

(m) Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises ("Closure Letter"). Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained by or on behalf of Tenant in connection with Hazardous Materials used at the Premises or in connection with the Permitted Use in accordance with applicable laws.

(n) Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, and such failure shall prohibit or otherwise materially and adversely affect the ability of Landlord from leasing the Premises, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 5) until Tenant has fully complied with its obligations under this Article 28; provided, however, if Landlord is only prohibited from leasing part of the Premises or only a portion of the Premises is materially and adversely affected due to such failure by Tenant, then provided the remainder of the Premises is a leasable configuration without any improvements required to separately demise the impacted portion(s) thereof, the holdover shall only apply to the portion of the Premises which Landlord is prohibited from leasing or is otherwise materially and adversely affected.

(o) Unless compelled to do so by applicable law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises, the Building or the Project to any person or entity (other than Tenant's consultants, attorneys, lenders, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by applicable law, it shall provide Landlord advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties' written agreement to be bound by the terms of this Section 28(p).

(p) Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports in Tenant's possession regarding Tenant's activities with respect to the Premises, the Building, the Project, or ground water beneath the Real Property, or the environmental condition or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.

(q) Tenant shall be responsible for posting on the Premises any signs required under applicable Laws. Tenant shall also complete and file any business response plans or inventories required by any applicable Laws. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

(r) Each covenant, agreement, representation, warranty and indemnification made by Tenant and Landlord set forth in this Article 28 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of the obligations under this Article 28 have been completely performed and satisfied.

ARTICLE 29
SURRENDER OF PREMISES; REMOVAL OF PROPERTY

(a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

(b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear and repairs which are Landlord's obligation excepted, and shall, without expense to Landlord but subject to paragraph (d) below, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning, telephone and data cabling and other articles of personal property in the Premises. Notwithstanding the foregoing, Tenant shall not be required to remove any leasehold improvements made after the Commencement Date except to the extent that (i) Landlord notified Tenant in writing at the time of the approval of such improvements (provided Tenant requests that Landlord make such determination at the time of Tenant's notice) or in the case of Minor Alterations, by written notice to Tenant within fifteen (15) days after Landlord's receipt of Tenant's notice of such Minor Alterations (provided Tenant requests that Landlord make such determination at the time of Tenant's notice), of its desire for such improvements to be removed at the expiration of the Term or (ii) such Improvement or Alteration is determined by Landlord, in its good faith discretion, to be a Specialty Improvement (as hereinafter defined). As used herein, a "Specialty Improvement" is any Improvement, Alteration or installation that is not a normal, customary and reusable improvement by tenants in comparable buildings to the Building in terms of size and quality in the immediate vicinity of the Project using a premises for general office and life science use, the parties agreeing that the following Improvements and Alterations shall be deemed Specialty Improvements: private restrooms, interior stairwells (other than the interior fire stairwell and atrium stairwell existing in the Premises as of the date of this Lease) or other specialized feature that would be materially more expensive to remove from the Premises than typical general office and life sciences improvements, raised flooring system, all lab equipment and Improvements relating to Tenant's laboratory operations that is not a normal, customary and reusable improvement by tenants in such comparable buildings using a premises for general life science lab use, vaults or other similar device(s) or system(s) intended to secure the Premises or a portion thereof in a manner that exceeds the level of security normally found in premises occupied for general office uses, and Tenant's exterior signage; provided, however, if Tenant plans to relocate the existing atrium stairwell as part of the Improvements then Landlord shall notify Tenant in writing at the time of the approval of the Final Space Plan for the Improvements (provided Tenant requests that Landlord make such determination at such time) as to whether the relocated atrium stairwell may be excluded from Specialty Improvements. Notwithstanding the foregoing, to the extent the Final Space Plan includes a stairwell in substantially the same location as set forth in the preliminary space plan attached hereto as Attachment 4 and approved by Landlord as part of the Approved Working Drawings, Landlord hereby agrees that such stairwell shall be excluded from, and shall not constitute a Specialty Improvement. Tenant agrees that any data cabling installed by or on behalf of Tenant, must be marked and coded in a manner reasonably acceptable to Landlord to identify such facilities as belonging to Tenant and the point of commencement and termination of such facilities and the purpose of such lines (i) every six (6) feet outside the Premises (including the electrical room risers and any Common Areas), and (ii) at their termination points. Unless otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove all such data cabling installed in the Premises or the Common Areas by or for Tenant and repair any resulting damage. Tenant shall be responsible for the cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises, provided that Landlord shall have the right to either (I) cause Tenant to perform said repair work, or (II) perform said repair work itself, at Tenant's expense (with any such costs incurred by Landlord to be reimbursed by Tenant to Landlord within thirty (30) days following written demand therefor from Landlord).

(c) Whenever Landlord shall reenter the Premises as provided in Article 20 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within forty-eight (48) hours after a termination by reason of Tenant's default), as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys' fees and costs for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.

(d) All fixtures, Tenant Improvements, Alterations and/or appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be owned by Landlord and remain part of the Premises and shall not be removed or restored by Tenant at the end of the Term unless otherwise expressly provided for in this Lease. For the avoidance of doubt, it is Tenant's intent to lease from a third party a liquid nitrogen bulk storage tank ("Tank") approved by Landlord and which shall be installed and used in the Premises in accordance with the terms and conditions of this Lease and in no event shall Landlord have any ownership rights to such Tank other than rental rights upon an Event of Default by Tenant, unless otherwise agreed to by the lessor of such Tank (and it being agreed that as a condition of approval to the installation of such Tank – Landlord may require such lessor to enter into a written agreement requiring such lessor to remove the same upon expiration of this Lease). Such fixtures, Tenant Improvements, Alterations and/or appurtenances shall include but not be limited to: all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, plumbing systems, security systems, electrical systems, lighting systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio and television purposes, and any special flooring or ceiling installations. Tenant shall be deemed during the period that Tenant or Landlord, as the case may be, performs any obligations relating to the surrender of the Premises as required under this Lease to be in holdover under Article 5 of this Lease. Notwithstanding the foregoing or any provision to the contrary herein, Tenant shall not be required to remove or restore any of the Tenant Improvements.

(e) Reserved.

(f) Notwithstanding anything to the contrary contained in this Lease, if any portion of the Premises is used as a laboratory ("Lab Space"), then at least thirty (30) days prior to Tenant's surrender of possession of the Premises (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), Tenant shall provide Landlord with a Hazardous Materials closure plan for the Lab Space which complies with the American National Standards Institute's Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards) ("Exit Survey") prepared by an independent third party state-certified professional with appropriate expertise, in a form reasonably acceptable to Landlord. The Exit Survey must confirm that the Lab Space is free and clear of any Hazardous Materials caused by Tenant or any Tenant Party. In addition, at least ten (10) days prior to Tenant's surrender of possession of any Lab Space, Tenant shall (i) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Laws (e.g., decommissioning of any radioactive licenses) and relating to any Hazardous Materials used at the Premises, and (ii) conduct a site inspection with Landlord. Landlord may require that Tenant provide an Environmental Assessment for the Project upon Tenant's surrender of the Premises in addition to the Exit Survey. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey (and the Environmental Assessment as applicable) in accordance with a remediation plan reasonably approved by Landlord pursuant to Section 28(l). Tenant's obligations under this Section 29(f) shall survive the expiration or earlier termination of this Lease.

ARTICLE 30
MISCELLANEOUS

(a) SEVERABILITY; ENTIRE AGREEMENT. ANY PROVISION OF THIS LEASE WHICH SHALL PROVE TO BE INVALID, VOID, OR ILLEGAL SHALL IN NO WAY AFFECT, IMPAIR OR INVALIDATE ANY OTHER PROVISION HEREOF AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. THIS LEASE AND THE EXHIBITS AND ANY ADDENDUM ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH REGARD TO TENANT'S OCCUPANCY OR USE OF ALL OR ANY PORTION OF THE PROJECT, AND NO PRIOR AGREEMENT OR UNDERSTANDING PERTAINING TO ANY SUCH MATTER SHALL BE EFFECTIVE FOR ANY PURPOSE. NO PROVISION OF THIS LEASE MAY BE AMENDED OR SUPPLEMENTED EXCEPT BY AN AGREEMENT IN WRITING SIGNED BY THE PARTIES HERETO OR THEIR SUCCESSOR IN INTEREST. THE PARTIES AGREE THAT ANY DELETION OF LANGUAGE FROM THIS LEASE PRIOR TO ITS MUTUAL EXECUTION BY LANDLORD AND TENANT SHALL NOT BE CONSTRUED TO HAVE ANY PARTICULAR MEANING OR TO RAISE ANY PRESUMPTION, CANON OF CONSTRUCTION OR IMPLICATION INCLUDING, WITHOUT LIMITATION, ANY IMPLICATION THAT THE PARTIES INTENDED THEREBY TO STATE THE CONVERSE, OBVERSE OR OPPOSITE OF THE DELETED LANGUAGE.

(b) Attorneys' Fees; Waiver of Jury Trial.

1. In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys' fees and costs in such suit and such attorneys' fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Tenant shall also reimburse Landlord for all actual out of pocket and verifiable costs incurred by Landlord in connection with enforcing its rights under this Lease against Tenant following a bankruptcy by Tenant or otherwise, including, without limitation, reasonable legal fees, experts' fees and expenses, court costs and consulting fees.

2. Intentionally Omitted.

3. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

(c) Time of Essence. Each of the covenants herein is a condition and time is of the essence with respect to the performance of every provision of this Lease.

(d) Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms "Landlord" and "Tenant" as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.

(e) Intentionally Deleted.

(f) NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND TENANT AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

(g) Intentionally Deleted.

(h) Rules and Regulations. Tenant shall observe faithfully and comply strictly with the rules and regulations ("Rules and Regulations") attached to this Lease as Exhibit "B" and made a part hereof, as such other Rules and Regulations as Landlord may from time to time reasonably modify for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project. A waiver by Landlord of any Rule or Regulation for any other tenant shall not constitute nor be deemed a waiver of the Rule or Regulation for this Tenant.

(i) Quiet Possession. Upon Tenant's paying the Basic Rental, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

(j) Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

(k) Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(l) Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt (or refusal to accept delivery) or sent by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery (or refusal to accept delivery), addressed to Tenant at the Premises or to Landlord as follows:

LANDLORD:

San Diego 1 LLC
c/o CapitaLand International USA
Attn: William Bond
575 5th Avenue Suite 3005
New York, NY 10017

With a copy to:

San Diego 1 LLC
Cushman & Wakefield
5625 Ruffin Road, Suite 210
San Diego, CA 92123
Attn: Property Management -Lease Notices

TENANT:

Prior to Commencement Date:

Crinetics Pharmaceuticals, Inc.
10222 Barnes Canyon Rd, Building 2

San Diego, CA 92121
Attn: Garlan Adams

After Commencement Date:

Crinetics Pharmaceuticals, Inc.
6055 Lusk Boulevard
San Diego, CA 92121
Attn: Garlan Adams

Either party may by notice to the other specify a different address for notice purposes. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant. Any notices sent by Landlord regarding or relating to eviction procedures, including without limitation three (3) day notices, may be sent by regular mail.

(m) Persistent Delinquencies. In the event that Tenant shall be delinquent by more than fifteen (15) days in the payment of rent on three (3) separate occasions in any twelve (12) month period, Landlord shall have the right to terminate this Lease by thirty (30) days written notice given by Landlord to Tenant within thirty (30) days of the last such delinquency.

(n) Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant's part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate specified in Section 20(e) above from the date of such payment by Landlord, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.

(o) Changes in Project, Facilities, Name. Except as expressly permitted by Article 34, Landlord shall not modify the name for the Building and/or Project nor shall Landlord change the name and/or address of the Building and/or Project at any time without the consent of the Tenant, not to be unreasonably withheld, conditioned or delayed.

(p) Signing Authority. If Tenant is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of said entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with: (i) if Tenant is a corporation, a duly adopted resolution of the Board of Directors of said corporation or in accordance with the By-laws of said corporation, (ii) if Tenant is a partnership, the terms of the partnership agreement, and (iii) if Tenant is a limited liability company, the terms of its operating agreement, and that this Lease is binding upon said entity in accordance with its terms. Concurrently with Tenant's execution of this Lease, Tenant shall provide to Landlord a copy of: (A) if Tenant is a corporation, such resolution of the Board of

Directors authorizing the execution of this Lease on behalf of such corporation, which copy of resolution shall be duly certified by the secretary or an assistant secretary of the corporation to be a true copy of a resolution duly adopted by the Board of Directors of said corporation and shall be in a form reasonably acceptable to Landlord, (B) if Tenant is a partnership, a copy of the provisions of the partnership agreement granting the requisite authority to each individual executing this Lease on behalf of said partnership, and (C) if Tenant is a limited liability company, a copy of the provisions of its operating agreement granting the requisite authority to each individual executing this Lease on behalf of said limited liability company.

(q) Reserved.

(r) Reserved.

(s) Survival of Obligations. Any obligations of Tenant occurring prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

(t) Recording; Confidentiality. Upon receipt of request from Tenant, Landlord shall execute a Memorandum of Lease, substantially in the form attached hereto as Exhibit "L" which Memorandum of Lease may be recorded by Tenant at its sole cost and expense, in the real property records of the county where the Premises is located; provided, however, that if Tenant records a Memorandum of this Lease, then Tenant agrees to execute, within fifteen (15) days after written request from Landlord, a Quitclaim Deed or other recordable instrument in commercially reasonable form which Landlord may record upon expiration or earlier termination of this Lease in order to remove such Memorandum of Lease from title. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal and space planning consultants, Tenant's agents, lenders, representatives, directors and any proposed Transferees.

(u) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California. No conflicts of law rules of any state or country (including, without limitation, California conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than California. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of California, with venue in the county in which the Project is located. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of California in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by California law and consent to the enforcement of any judgment so obtained in the courts of the State of California on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of California were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

(v) Office of Foreign Assets Control. Tenant certifies to Landlord that (i) Tenant is not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control, and (ii) Tenant shall not assign this Lease or sublease to any such person or entity or anyone acting on behalf of any such person or entity. Landlord shall have the right to conduct all reasonable searches in order to ensure compliance with the foregoing. Tenant hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims arising from or related to any breach of the foregoing certification.

(w) Financial Statements. Within ten (10) days after Tenant's receipt of Landlord's written request (but no more than once per calendar year, except in connection with Landlord's sale or financing of the Project), Tenant shall provide Landlord with current financial statements of Tenant and financial statements for the two (2) calendar or fiscal years (if Tenant's fiscal year is other than a calendar year) prior to the current financial statement year. Any such statements shall be prepared in accordance with generally accepted accounting principles and, if the normal practice of Tenant, shall be audited by an independent certified public accountant.

(x) Exhibits. The Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

(y) Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent (and not dependent) and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to set off of any of the rent or other amounts owing hereunder against Landlord.

(z) Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

(aa) Non-Discrimination. Tenant herein covenants that Tenant and its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions:

"That there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall Tenant, or any person claiming under or through Tenant, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, subtenants or vendees in the Premises."

(bb) California Certified Access Specialist Inspection. Pursuant to California Civil Code §1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code §55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises." If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, (i) retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord's option) to perform the inspection of the Premises at a time agreed upon by the parties, (ii) provide Landlord with a copy of any report or certificate issued by the CASp (the "CASp Report"), and (iii) promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, which modifications will be completed as part of the Improvements or as an Alteration, as applicable, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

(cc) Utility Information. Upon written notice from Landlord ("Utility Bill Notice"), Landlord may require Tenant to provide Landlord with copies of bills received by Tenant with respect to a period of up to eighteen (18) months prior to the date of the Utility Bill Notice from electricity, natural gas or similar utility providers (collectively, "Utility Providers") relating to utility usage at the Premises (collectively, "Utility Bills"). Tenant shall provide such Utility Bills to Landlord within ten (10) days after Landlord's delivery of a Utility Bill Notice to Tenant. In addition, Tenant hereby authorizes Landlord to obtain copies of the Utility Bills directly from the Utility Providers, and Tenant hereby authorizes each Utility Provider to provide Utility Bills and related utility usage information for the Premises directly to Landlord. From time to time within ten (10) days after Landlord's written request, Tenant shall execute and deliver to Landlord further assurances requested by Landlord authorizing Utility Providers to provide to Landlord Utility Bills and other information relating to utility usage at the Premises. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord's consultants and governmental authorities and agencies. In addition to the foregoing, Tenant shall comply with all applicable laws related to the disclosure, reporting and tracking of energy consumption at the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

(dd) California Energy Reporting. Tenant acknowledges that Landlord may be required to comply with Cal. Pub. Res. Code §25402.10 and the regulations adopted pursuant thereto by, among other things, reporting certain information to the California Energy Commission (the "CEC") or other applicable governmental agency concerning the energy performance of the Building and/or the Project (collectively, the "Energy Information"). Tenant acknowledges and agrees that (i) Landlord makes no representation or warranty regarding the energy performance of the Building and/or the Project or the accuracy or completeness of the Energy Information, (ii) the Energy Information is for the current occupancy and use of the Building and/or the Project and that the energy performance of the Building and/or the Project may vary, and (iii) Landlord shall have no liability for any errors or omissions in the Energy Information.

(ee) Reserved.

(ff) Waiver of Claims Based on Common Law. Tenant hereby waives any claims for frustration of purpose or impracticability with respect to any payment of Rent due hereunder or in connection with disavowing the effectiveness of this Lease, and any supervening events making performance for Tenant unprofitable, less profitable or more difficult at the Premises or otherwise, shall not be sufficient to excuse Tenant from any payment of Rent due hereunder even in the event it was understood by the parties that Tenant's payment of Rent was linked to or dependent upon a particular source of funds that may later become unavailable.

(gg) Suppression of Corrupt Practice.

1. The group of which Landlord forms a part is committed to conducting business in an ethical manner and expects all its employees and parties with which it has a contractual relationship to conduct themselves with high ethical standards and to comply with applicable laws for the suppression of corrupt practices ("Anti-Corruption Laws").

2. Tenant represents and warrants that, to the best of its knowledge, neither Tenant nor any person who (by reference to all relevant circumstances) performs services or acts for or on behalf of Tenant in any capacity (including, without limitation, employees, agents, related corporations and subcontractors) ("Representatives") has contravened, or procured or encouraged third parties (including, to avoid any doubt, the employees of or any person acting on our behalf) to contravene, any Anti-Corruption Laws in connection with this Lease.

3. Tenant must promptly notify Landlord if any person employed by Tenant or acting on Tenant's behalf or any of Tenant's Representatives, has contravened or attempted to contravene any Anti-Corruption Laws in connection with this Lease, and must take adequate steps to protect the interest of both Landlord and Tenant. All such notices to us should be sent to the Head of Group Internal Audit of CapitaLand Limited at the following email address: Whistleblowing.ACChair@capitaland.com.

4. Landlord shall have the right to terminate this Lease forthwith if Tenant or any of Tenant's Representatives has contravened or attempted to contravene any Anti-Corruption Laws, whether in connection with this Lease or otherwise. Such termination shall not affect Landlord's other rights and remedies whether under this Lease or otherwise.

(hh) Supply Chain Code of Conduct Initiative. Tenant shall comply with, and shall cause all of its agents, contractors, subcontractors and vendors to comply with, the provisions of Exhibit "I" attached hereto and incorporated herein by reference in connection with Tenant's construction of the Improvements and any future Alterations and in connection with Tenant's management, repair and maintenance obligations with respect to the Project as set forth in this Lease.

ARTICLE 31
OPTION TO EXTEND

(a) Option Right. Landlord hereby grants the Tenant named in this Lease (the "Original Tenant") two (2) options ("Options") to extend the Term for the entire Premises for a period of five (5) years each (each, an "Option Term"), which Options shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Article 31 shall be personal to the Original Tenant and any Affiliated Assignee and may only be exercised by the Original Tenant or an Affiliated Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) if the Original Tenant or an Affiliated Assignee occupies at least eighty-five percent (85%) or more of the original Premises as of the date of Tenant's Acceptance (as defined in Section 31(c) below); provided, however, so long as Radionetics remains an Affiliate pursuant to Section 15(f)(ii)(Y) at such time, then any space occupied by Radionetics within the Premises as permitted under Section 15(d) of this Lease shall also be included in calculating such occupancy percentage. In no event may Tenant exercise the second (2nd) Option unless the initial Term has been extended for the first (1st) Option Term.

(b) Option Rent. The rent payable by Tenant during the Option Term ("Option Rent") shall be equal to one hundred percent (100%) of the "Market Rent" (defined below). "Market Rent" shall mean the applicable Monthly Basic Rental, and all escalations, Direct Costs, additional rent and other charges at which tenants, as of the commencement of the Option Term, are entering into leases for non-sublease space which is not encumbered by expansion rights and which is comparable in size, location and quality to the Premises in renewal transactions for a term comparable to the Option Term which comparable space is located in commercial laboratory buildings comparable to the Project in the Sorrento Mesa area ("Submarket") of San Diego, California, taking into consideration, among other things, the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant.

(c) Exercise of Option. The Option shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in default (beyond applicable notice and cure periods); (ii) Tenant shall deliver written notice ("Interest Notice") to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Term, stating that Tenant is interested in exercising the Option; (iii) within fifteen (15) business days of Landlord's receipt of Tenant's written notice, Landlord shall deliver notice ("Option Rent Notice") to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within ten (10) business days after receipt of the Option Rent Notice ("Tenant's Acceptance") and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant's failure to deliver the Interest Notice or Tenant's Acceptance on or before the dates specified above shall be deemed to constitute Tenant's election not to exercise the Option. If Tenant timely and properly exercises its Option, the Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant, concurrently with Tenant's Acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 31(d) below.

(d) Determination of Option Rent. If Tenant timely and appropriately objects to Landlord's determination of the Option Rent in Tenant's Acceptance, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's Acceptance ("Outside Agreement Date"), then each party shall make a separate determination of the Option Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):

1. Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last ten (10) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above (i.e., the arbitrators may only select Landlord's or Tenant's determination of Option Rent and shall not be entitled to make a compromise determination).

2. The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third (3rd)

arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

3. The three (3) arbitrators shall within fifteen (15) days of the appointment of the third (3rd) arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Market Rent, and shall notify Landlord and Tenant thereof.

4. The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

5. If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one (1) of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

6. If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third (3rd) arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (d).

7. The cost of arbitration shall be paid by Landlord and Tenant equally.

ARTICLE 32
RIGHT OF FIRST OFFER

Subject to the following terms and conditions, Landlord hereby grants to Tenant an on-going right of first offer with respect to the entire space within the Pacific Mesa Building (i.e. the building located at 10020 Pacific Mesa Boulevard, San Diego, California 92121) which is currently leased to BD/Carefusion ("First Offer Space") and in no event shall Tenant be entitled to exercise Tenant's right of first offer for any space less that the entire space within the Pacific Mesa Building. Notwithstanding the foregoing (i) such first offer right of Tenant shall become effective only following the expiration or earlier termination of the existing lease pertaining to the First Offer Space (the "Superior Lease"), including any renewal or extension of such existing lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) Tenant's first offer right shall be subordinate and secondary to all currently existing rights of expansion, first refusal, first offer or similar rights previously granted to the tenant of the Superior Lease (the rights described in items (i) and (ii), above to be known collectively as "Superior Rights"). Tenant's right of first offer shall be on the terms and conditions set forth in this Article 32. Notwithstanding the foregoing or anything to the contrary herein, this Article 32 shall not preclude or otherwise prevent or prohibit Landlord from selling, demolishing, redeveloping or otherwise modifying the use of or current configuration or condition of the Pacific Mesa Building existing as of the date hereof and/or the parcel the Pacific Mesa Building is located on in Landlord's sole and absolute discretion and Tenant hereby agrees that in each such event, Landlord may elect in its sole discretion by written notice delivered to Tenant to terminate Tenant's right of first offer under this Article 32, in which event this Article 32 shall have no further force and effect as of the date of such notice.

(a) Procedure for Offer. Landlord shall notify Tenant (the "First Offer Notice") from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord's proposed material economic terms and conditions applicable to Tenant's lease of such space (collectively, the "Economic Terms"), including the proposed term of lease and the proposed rent payable for the First Offer Space and which Economic Terms shall be determined by Landlord independently from the Economic Terms of this Lease. Notwithstanding the foregoing, Landlord's obligation to deliver the First Offer Notice shall not apply during the last nine (9) months of the initial Term unless Tenant has delivered an Interest Notice to Landlord pursuant to Section 31(c) above nor shall Landlord be obligated to deliver the First Offer Notice during the last eight (8) months of the initial Term unless Tenant has timely delivered Tenant's Acceptance to Landlord pursuant to Section 31(c) above and in no event may Tenant exercise its right of first offer for space less than that described in the First Offer Notice.

(b) Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver an unconditional irrevocable notice to Landlord of Tenant's exercise of its right of first offer with respect to the entire space described in the First Offer Notice, and the Economic Terms shall be as set forth in the First Offer Notice. If Tenant does not unconditionally exercise its right of first offer within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant's right of first offer shall terminate as to the First Offer Space described in the First Offer Notice; provided, however, that (1) if Landlord has not leased the First Offer Space described in the First Offer Notice within nine (9) months after the date of the First Offer Notice, then Landlord shall again offer such First Offer Space to Tenant prior to leasing such space to a third (3rd) party tenant pursuant to the procedure set forth in this Article 32, and (2) if Landlord intends at any time to enter into a lease upon Economic Terms which are more than five percent (5%) more favorable to a third (3rd) party tenant than those Economic Terms proposed by Landlord in the First Offer Notice (blending all concessions on a straight-line basis over the applicable lease terms), Landlord shall first deliver written notice to Tenant ("Second Chance Notice") providing Tenant with the opportunity to lease the First Offer Space on such more favorable Economic Terms. Tenant's failure to elect to lease the First Offer Space upon such more favorable Economic Terms by written notice to Landlord within three (3) business days after Tenant's receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant's election not to lease such space upon such more favorable Economic Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Notice. If Landlord does lease such First Offer Space to a third (3rd) party tenant pursuant to the terms and conditions of this Article 32 above, Tenant shall have no further right to lease such First Offer Space. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

(c) Lease of First Offer Space. If Tenant timely and properly exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the economic terms and conditions as provided in this Article 32. Unless otherwise specified in Landlord's Economic Terms, Tenant shall commence payment of rent for the First Offer Space and the Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant.

(d) No Defaults. The rights contained in this Article 32 shall be personal to the Original Tenant and any Affiliated Assignee, and may only be exercised by the Original Tenant or an Affiliated Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) if the Original Tenant or Affiliated Assignee occupies eighty-five percent (85%) or more of the original Premises as of the date of the First Offer Notice; provided, however, so long as Radionetics remains an Affiliate pursuant to Section 15(f)(ii)(Y) at such time, then any space occupied by Radionetics within the Premises as permitted under Section 15(d) of this Lease shall also be included in calculating such occupancy percentage. Tenant shall not have the right to lease First Offer Space as provided in this Article 32 if, as of the date of the First Offer Notice, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease (beyond applicable notice and cure periods).

(e) Remedy. The sole remedy of Tenant for a breach by Landlord of its obligations under this Article 32 shall be an action against Landlord for direct damages (excluding consequential and punitive damages), and Tenant shall not have any right to a temporary restraining order, preliminary injunction, injunction, specific performance or other remedy, equitable or otherwise, aside from direct damages resulting from said breach by Landlord.

ARTICLE 33
SIGNAGE

Tenant shall have the exclusive right, at Tenant's sole cost and expense (which cost may be deducted from the Tenant Improvement Allowance, Landlord's Work Allowance or the Additional Tenant Improvement Allowance), to install (a) facade signage above the main entrance to the Premises on the Building's exterior at a location to be mutually agreed upon by Landlord and Tenant, (b) signage on the Project's "monument" sign located at the bottom of the driveway to the Project along Lusk Boulevard, and (c) one (1) sign at the top portion of the Building at a location agreed upon by Landlord and Tenant (the "Building-Top Signage") (collectively, "Tenant's Signage"). Tenant's Signage shall be subject to Landlord's approval, as to size, design, location, graphics, materials, colors and similar specifications. However, provided that Tenant's signage shall be consistent with the exterior design, materials and appearance of the Project and the Project's signage program now in effect (or hereafter adopted by Landlord in good faith), Landlord shall not unreasonably withhold, condition, or delay its consent to Tenant's signage and agrees that its approval shall not be withheld solely on the basis of Tenant's logo and trade dress. Tenant's Signage shall be further subject to all applicable local governmental laws, rules, regulations, codes and Tenant's receipt of all permits and other governmental approvals and any applicable covenants, conditions and restrictions, including, but not limited to, obtaining approval under the CC&R's. In the event Tenant does not receive, or is unable to maintain, the necessary permits and approvals for Tenant's Signage, Tenant's and Landlord's rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of Tenant's Signage, as well as all costs of design and construction of such Tenant's Signage and all other costs associated with Tenant's Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant (which costs may be deducted from the Tenant Improvement Allowance or the Additional Tenant Improvement Allowance). Any installation, repair and maintenance of Tenant's Signage shall be conducted by licensed and duly qualified contractors and subcontractors approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, prior to Tenant's commencement thereof. Notwithstanding anything to the contrary contained herein, in the event that at any time during the Term of this Lease (or any Option Term, if applicable), Tenant fails to occupy at least fifty percent (50%) of the original Premises, Tenant's right to Tenant's Signage shall thereupon terminate and Tenant shall remove such Tenant's Signage as provided in this Section below; provided, however, so long as Radionetics remains an Affiliate pursuant to Section 15(f)(ii)(Y) at such time, then any space occupied by Radionetics within the Premises as permitted under Section 15(d) of this Lease shall also be included in calculating such occupancy percentage. Tenant's Signage shall be personal to the Original Tenant and any Affiliated Assignee and may not be assigned to any other assignee or sublessee, or any other person or entity. Landlord has the right, but not the obligation, to oversee the installation of Tenant's Signage. Should Tenant's Signage require maintenance or repairs as determined in Landlord's reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant's sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord, upon 2 business days prior written notice to Tenant, shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. The cost to maintain and operate, if any, Tenant's Signage shall be paid for by Tenant. The cost of any utility usage for Tenant's Signage shall also be paid for by Tenant. Upon the expiration of the Term, or other earlier termination of this Lease (or Tenant's right to Tenant's Signage), Tenant shall be responsible for any and all costs associated with the removal of Tenant's Signage, including, but not limited to, the cost to repair and restore the Project to its original condition, normal wear and tear excepted. If Tenant fails to remove Tenant's Signage and to restore the exterior of the Building as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease (or the termination of Tenant's Signage as provided above), then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as provided in this Article 33 above, Tenant may not install any signs on the exterior or roof of the Building or Project or the common areas of the Building or Project. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building or Project), or other items visible from the exterior of the Premises or the Building are subject to the prior approval of Landlord, in its sole discretion.

In no event shall Tenant's Signage include, identify or otherwise refer to a name and/or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, contain the name of any other entity that Landlord determines in its sole discretion is a competitor with Landlord, or which would otherwise reasonably offend a landlord of a building comparable to the Project, taking into consideration the level and visibility of Tenant's Signage, or which conflicts with any covenants in other leases of space in the Project (an "Objectionable Name").

ARTICLE 34
BUILDING NAME RIGHTS

During the Term of this Lease, Tenant shall have the right to name the Building utilizing Tenant's trade name, subject to Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in no event shall the Building contain an Objectional Name.

[ Signatures appear on following page ]

IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.

"LANDLORD"	SAN DIEGO 1 LLC,
a Delaware limited liability company

	By:	/s/ William Bond

	Print Name:	William Bond

Title: Authorized Signatory

"TENANT"	CRINETICS PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ Scott Struthers

	Print Name:	Scott Struthers

	Title:	President and CEO

EXHIBIT "A"

PREMISES

This Exhibit "A" is provided for informational purposes only and is intended to be only an approximation of the layout of the Premises and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Premises.

EXHIBIT "A" -1-

Exhibit "A-1"

Legal Description of Project

Real property in the City of San Diego, County of San Diego, State of California, described as follows:

PARCEL 1:

PARCEL 4 OF PARCEL MAP NO. 15064, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, DECEMBER 17, 1987 AS FILE NO. 87-694386 OF OFFICIAL RECORDS.

PARCEL 2:

NON-EXCLUSIVE EASEMENTS AS SET FORTH IN SECTION 1(A) OF ARTICLE IX IN THAT CERTAIN DOCUMENT ENTITLED "DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS LUSK/MIRA MESA INDUSTRIAL PARK" RECORDED SEPTEMBER 29, 1980 AS INSTRUMENT NO. 80-317016 AND AS AMENDED AND RESTATED IN THAT CERTAIN DOCUMENT ENTITLED "AMENDED IN ITS ENTIRETY AND RESTATEMENT OF COVENANTS, CONDITIONS, AND RESTRICTIONS LUSK/MIRA MESA INDUSTRIAL PARK" RECORDED JUNE 8, 1981 AS INSTRUMENT NO. 81-178070 AS AMENDED BY THAT CERTAIN "SUPPLEMENTARY DECLARATION OF COVENANTS, CONDITIONS, AND RESTRICTIONS RECORDED JUNE 8, 1981 AS INSTRUMENT NO. 81-178071 AND RE RECORDED DECEMBER 14, 1981 AS INSTRUMENT NO. 81-391103 AND THAT CERTAIN " FIRST AMENDMENT TO AMENDMENT IN ITS ENTIRETY AND RESTATEMENT OF COVENANTS, CONDITIONS, AND RESTRICTIONS OF LUSK/MIRA MESA INDUSTRIAL PARK" RECORDED DECEMBER 21, 1987 AS INSTRUMENT NO. 87-699811 ALL OF OFFICIAL RECORDS.

APN: 341-031-47-00

Exhibit "A-1" -1-

EXHIBIT "B"

RULES AND REGULATIONS

1.
No sign, advertisement or notice shall be displayed, printed or affixed on or to the Premises or to the outside or inside of the Building and/or Project or so as to be visible from outside the Premises, Building or Project without Landlord's prior written consent. Landlord shall have the right to remove any non-approved sign, advertisement or notice, without notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person selected by Landlord and in a manner and style acceptable to Landlord.
2.
Other than ice and linen services for normal laboratory purposes, Tenant shall not obtain for use on the Premises ice, waxing, cleaning, interior glass polishing, rubbish removal, towel or other similar services, or accept barbering or bootblackening, or coffee cart services, milk, soft drinks or other like services on the Premises, except from persons authorized by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed, and at the hours and under regulations reasonably fixed by Landlord. No vending machines or machines of any description shall be installed, maintained or operated upon the Premises without Landlord's prior written consent, other than vending machines for the sole us of Tenant, its employees and visitors.
3.
The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant's Premises. Under no circumstances is trash to be stored in the corridors. All damage done to the Building and/or Project by moving or maintaining furniture, freight or articles shall be repaired by Tenant at Tenant's expense. Tenant shall not take or permit to be taken in or out of entrances or passenger elevators of the Project, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall move all supplies, furniture and equipment as soon as reasonably possible after received directly to the Premises, and shall move all waste that is at any time being taken from the Premises directly to the areas reasonably designated for disposal.
4.
Toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.
5.
Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, ceilings or floor or in any way deface the Premises, except as is normal and customary to hang decorations in the Premises or as otherwise approved by Landlord as an Alteration in accordance with the terms of the Lease.
6.
In no event shall Tenant place a load upon any floor of the Premises or portion of any such flooring exceeding the floor load per square foot of area for which such floor is designed to carry and which is allowed by law, or any machinery or equipment which shall cause excessive vibration to the Premises or noticeable vibration to any other part of the Project. Prior to bringing any heavy safes, vaults, large computers or similarly heavy equipment into the Project, Tenant shall inform Landlord in writing of the dimensions and weights thereof and shall obtain Landlord's consent thereto. Such consent shall not constitute a representation or warranty by Landlord that the safe, vault or other equipment complies, with regard to distribution of weight and/or vibration, with the provisions of this Rule 6 nor relieve Tenant from responsibility for the consequences of such noncompliance, and any such safe, vault or other equipment which Landlord determines to constitute a danger of damage to the Project or a nuisance to other tenants, either alone or in combination with other heavy and/or vibrating objects and equipment, shall be promptly removed by Tenant, at Tenant's cost, upon Landlord's written notice of such determination and demand for removal thereof.
7.
Tenant shall not use or keep in the Premises, Building or Project any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.

EXHIBIT "B" -1-

8.
Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.
9.
Tenant shall not install or use any blinds, shades, awnings or screens in connection with any window or door of the Premises visible from outside the Premises and shall not use any drape or window covering facing any exterior glass surface other than the standard drapes, blinds or other window covering reasonably established or approved by Landlord; provided, however, Tenant may install at its cost a small awning over the shipping and receiving roll up door of the Building for safety reasons subject to all applicable local governmental laws, rules, regulations, codes and Tenant's receipt of any permits and other governmental approvals and the CC&R's, including, but not limited to, obtaining approval under the CC&R's.
11.
The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. Tenant shall not, without Landlord's prior written consent, occupy or permit any portion of the Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or a barber or manicure shop, or as an employment bureau. The Premises shall not be used for lodging or sleeping or for any improper, objectionable or immoral purpose. No auction shall be conducted on the Premises.
12.
Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or disturb or interfere with occupants of Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.
13.
No vehicles or animals (except as expressly permitted in the Lease with respect to [***] and service animals) of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant in the Premises, except that (i) the preparation of coffee, tea, hot chocolate, food items typically prepared or microwaved in office pantries and similar items for tenants, their employees and visitors, (ii) a catering kitchen and warming ovens for such catered meals, and (iii) external cooking equipment such as the use of outdoor grills and similar equipment approved in advance by Landlord shall be permitted. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from or throughout the Premises. The foregoing notwithstanding, Tenant shall have the right to use a microwave and to heat microwavable items typically heated in an office. No open flame cooking apparatus shall be permitted in the Premises, but Tenant shall have the right to use toasters, toaster ovens and any other similar cooking apparatus. Notwithstanding the foregoing, trained and obedient dogs shall be permitted within the Premises subject to any insurance restrictions and compliance with applicable local governmental laws, rules, regulations and codes and the CC&R's. In no event may Tenant raise, breed, board or keep dogs overnight at the Project.
14.
The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Project must be of a quality, type, design and bulb color approved in advance by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed.
15.
No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof unless Landlord is first notified thereof, gives written approval, and is furnished a key therefor. Each tenant must, upon the termination of his tenancy, give to Landlord all keys and key cards of stores, offices, or toilets or toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant shall not key or re-key any exterior locks. All exterior locks shall be keyed by Landlord's locksmith only.
16.
Intentionally Deleted.

EXHIBIT "B" -2-

17.
Intentionally Deleted.
18.
Any person employed by any tenant to do janitorial work shall, while in the Building and/or Project and outside of the Premises, be subject to and under the control and direction of the Office of the Project or its designated representative such as security personnel (but not as an agent or servant of Landlord, and the Tenant shall be responsible for all acts of such persons).
19.
Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of "fire wardens" developed by Landlord for the Project, or required by law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises.
20.
Intentionally Deleted.
21.
Canvassing, soliciting and peddling in the Project are prohibited and each tenant shall cooperate to prevent the same.
22.
Reserved.
23.
No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed except in connection with a Design Problem (in which event Landlord may withhold its approval in its sole but good faith discretion).
24.
There shall not be used in any space, or in the public halls of the Building and/or Project, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards.
25.
All electrical fixtures hung in offices or spaces along the perimeter of the Project must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.
26.
Parking.
(a)
Subject to Landlord's reasonable security requirements, repairs made by Landlord to the Project and Articles 16 and 18 of the Lease, Tenant shall have access to the Project parking facility twenty-four (24) hours per day, seven (7) days per week throughout the Term.
(b)
Automobiles must be parked entirely within the stall lines on the floor.
(c)
All directional signs and arrows must be observed.
(d)
The speed limit shall be 5 miles per hour.
(e)
Parking is prohibited in areas not striped for parking.
(f)
Intentionally Deleted.
(g)
Intentionally Deleted.
(h)
Intentionally Deleted.
(i)
Intentionally Deleted
(j)
Intentionally Deleted.
(k)
All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.
(l)
Loss or theft of parking identification devices, if any, from automobiles must be reported to the Project parking facility manager immediately, and a lost or stolen report must be filed by the parker at that time.

EXHIBIT "B" -3-

(m)
The parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited. Notwithstanding the foregoing, Tenant may permit ecofriendly (non-chemical) cleaning and dry wash (i.e., waterless) of Tenant's employee vehicles in the parking area of the Project (but it being agreed in no event shall Tenant permit water to be used in connection with such cleaning), subject to compliance with applicable local governmental laws, rules, regulations and codes and the CC&R's.
(n)
Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Tenant and/or its employees who refuse to comply with the above Rules and Regulations and all City, State or Federal ordinances, laws or agreements.
(o)
Intentionally Omitted.
(p)
Tenant agrees to acquaint all employees with these Rules and Regulations.
(q)
No vehicle shall be stored in the Project parking facility for a period of more than one (1) week unless approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.
27.
The Project is a non-smoking Project. Smoking or carrying lighted cigars or cigarettes in the Premises, the Building or the Project, including the elevators in the Project, is prohibited.
28.
Tenant shall not, without Landlord's prior written consent (which consent may be granted or withheld in Landlord's absolute discretion), allow any employee or agent to carry any type of gun or other firearm in or about any of the Premises, Building or Project.
29.
All contractors, contractor's representatives and installation technicians performing material work in the Building shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld conditioned or delayed, and shall be required to comply with Landlord's standard rules, regulations, policies and procedures, which may be revised from time to time.

EXHIBIT "B" -4-

EXHIBIT "C"

NOTICE OF TERM DATES1

TO:	DATE:

RE:

Lease dated ________________, 20__, between ________________________________ ______________________________ ("Landlord"), and _________________________ ______________________________ ("Tenant"), concerning Suite ________, located at __________________________________________.

Ladies and Gentlemen:

In accordance with the Lease, Landlord wishes to advise and/or confirm the following:

1.
That the Delivery Date occurred on ___________________ and the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the Lease and that there is no deficiency in construction, except as follows:_____________________________.
2.
That the Tenant has taken possession of the Premises and acknowledges that under the provisions of the Lease the Term of said Lease shall commence as of ____________ for a term of ________________________ ending on ________________________.
3.
That in accordance with the Lease, Basic Rental commenced to accrue on ________________________.
4.
If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a prorata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.
5.
Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to ________________________ at ________________________________________________.
6.
The exact number of rentable square feet within the Premises is __________ square feet.

AGREED AND ACCEPTED:

TENANT:

a

By:
Its:

EXHIBIT ONLY

***DO NOT SIGN***

1 T is willing to sign an acknowledgment of a Commencement Date once it has occurred. A definitive Commencement Date will not be known at the time the Delivery Date is established

EXHIBIT "C" -1-

EXHIBIT D

TENANT WORK LETTER

SECTION 1

LANDLORD'S INITIAL CONSTRUCTION IN THE PREMISES

1.1.
Subject to the terms and conditions of Sections 1.2 to 1.5 below and using Project standard materials and quantities in substantial accordance with the approved Landlord's Work Construction Drawings (as defined below) in compliance with all Laws and subject to Landlord obtaining all necessary governmental permits and approvals and any third party approvals under the Underlying Documents, Landlord shall perform the following work at the Project (collectively, the "Landlord's Work"):

Milestone	Estimated Completion Date

Demolish existing leasehold improvements within the Building in substantial conformance with the demolition plans attached as Attachment 1 hereto as the same may be modified pursuant to Section 1.3 below (collectively, the "Demolition Work").

10/31/2022, provided that failure to meet this date shall not constitute Landlord Delay
Repaint the entire exterior of the Building's façade and refurbish the entry way/atrium of the Building in accordance with Landlord's Work Construction Drawings.	Per the Construction Schedule (as defined below)
Replace all windows and window seals throughout the Building.	Per the Construction Schedule
Replace all exterior doors of Building.	Per the Construction Schedule
Repair/replace the roof membrane as necessary.	Per the Construction Schedule

Add outdoor break and amenity areas (collectively, the "Amenities") in substantial accordance with the approved Landlord's Work Construction Drawings. (Amenities are contemplated to include the following: turf gathering space, sports court, dog run, amphitheater, outdoor kitchen/ food truck connections and covered patio/seating area.)

Per the Construction Schedule
Rework existing landscaping to a low/no water use xeriscape.	Per the Construction Schedule

Restripe and resurface the parking lot serving the Building, including provisions for up to 20 EV charging stations for Tenant's exclusive use in the parking area (it being agreed that the provider of such EV charging stations shall enter into Landlord's standard license agreement).

Per the Construction Schedule
Install a freight elevator pursuant to specifications and in a location shown in substantial accordance with the approved Landlord's Work Construction Drawings.	Per the Construction Schedule

Update the structural load capacity in designated areas of the second (2nd) floor of the Building as shown on the Final Space Plan and in substantial accordance with Landlord's Work Construction Drawings.

Per the Construction Schedule
Purchase and install solar panels and associated infrastructure.	Per the Construction Schedule

Provide structural improvements/reinforcement to the roof to support HVAC and other Tenant equipment, whether mounted directly on the roof or on a roof platform in substantial accordance with Landlord's Work Construction Drawings.

Per the Construction Schedule

Provide exterior enclosures at the Project site to house ancillary Tenant needs such as exterior enclosures for hazardous materials storage and an emergency generator as reasonably acceptable to Landlord as depicted on the Final Space Plans and in substantial accordance with Landlord's Work Construction Drawings.

Per the Construction Schedule

The table above represents estimated completion dates only for Landlord's Work. Landlord and Tenant shall reasonably cooperate with the other party and the other party's architect, contractor and other consultants to mutually agree upon a detailed critical path construction schedule containing the major components of Landlord's Work and the Improvements (the "Construction Schedule") which will enable Landlord to complete Landlord's Work and Tenant to complete the Improvements as required in this Tenant Work Letter. A preliminary construction schedule as approved by Landlord and Tenant is attached as Attachment 2 hereto.

Landlord shall (i) construct the core, shell and exterior work components of Landlord's Work in a first-class manner and in full compliance with Laws, and (ii) deliver the mechanical, electrical and plumbing components which are part of Landlord's Work related to the shell and core of the Building and which may be stubbed to the Premises in good working order upon completion thereof. If Landlord fails to construct such components or deliver such systems to Tenant in the

EXHIBIT D -1-

condition specified in the immediately preceding sentence, then Tenant may, as Tenant's sole remedy, notify Landlord in writing, which notice shall specify the particular items which are not in compliance. Tenant's failure to deliver such written notice to Landlord within three hundred sixty-five (365) days after completion of such components or systems of Landlord's Work shall be deemed to constitute Landlord's satisfaction of such obligation. If Tenant timely delivers such written notice to Landlord, Landlord shall, at Landlord's sole cost and expense (or by enforcing warranties provided by Landlord's contractor), promptly correct any such components or systems (except to the extent that Landlord reasonably determines that such repair is attributable to the acts or omissions of Tenant or Tenant's contractors or agents (in which event Tenant shall be solely responsible for the same)).

1.2.
Landlord's Work Allowance. Tenant shall be entitled to an allowance ("Landlord's Work Allowance") in the amount of up to $12,249,900.00 (based on $130.00 per rentable square foot on the Premises) for the costs of design and construction of the Landlord's Work, including, without limitation, a construction management fee to Landlord in the amount of two and one half percent (2.5%) of the cost of Landlord's Work (including the total amount of Landlord's Work Allowance and the Landlord's Work Over-Allowance Amount). Landlord's Work shall include purchase and installation of all items, equipment and improvements to comply with for LEED certification to the extent described as responsibilities of Landlord on Attachment 3 hereto.
1.3.
Construction Drawings. Landlord shall retain HED to prepare the plans and drawings including specifications and materials for the Landlord's Work (collectively, the "Landlord's Work Construction Drawings"). Landlord's Work Construction Drawings (including, but not limited, to demolition plans) shall be submitted to Tenant for Tenant's approval, which shall not be unreasonably withheld. Tenant shall approve or reasonably disapprove any draft of the Landlord's Work Construction Drawings within five (5) business days after Tenant's receipt thereof. Tenant's disapproval of the Landlord's Work Construction Drawings shall include Tenant's reasonable reasons for Tenant's disapproval and which changes must be made to overcome Tenant's disapproval. If Tenant fails to approve or reasonably disapprove any draft of Landlord's Work Construction Drawings by written notice to Landlord within five (5) business days, then such draft shall be deemed to be approved by Tenant. Tenant shall submit all information and input required by the Architect in order to complete the scope and plans for the Demolition Work on or before August 19, 2022 and all information and input required by the Architect in order to complete the scope for the remaining Landlord's Work and the Landlord's Work Construction Drawings on or before November 1, 2022.
1.4.
Performance of Landlord's Work. Landlord shall obtain bids from no less than three (3) general contractors to perform Landlord's Work, one of which shall be provided by Tenant and which contractor so provided by Tenant shall be subject to Landlord's reasonable approval, and the others shall be provided by Landlord subject to Tenant's reasonable written approval (e-mail to suffice). Landlord shall select the general contractor to perform Landlord's Work based on such bids. Based upon the Landlord's Work Construction Drawings, within [___] days after Landlord's Construction Drawings have been approved, Landlord shall provide Tenant with a cost proposal for the Landlord's Work which shall include the anticipated costs incurred by Landlord in connection with the design and construction of the Landlord's Work including all permit and associated fees ("Landlord's Work Cost Proposal"). Tenant shall approve or reasonably disapprove any Landlord's Work Cost Proposal within five (5) business days of receipt of the same. To the extent the Landlord's Work Cost Proposal exceeds Landlord's Work Allowance, any such overage shall be deemed to constitute an over-allowance amount (the "Landlord's Work Over-Allowance Amount"). The Landlord's Work Over-Allowance Amount shall be paid by Tenant to Landlord, as Additional Rent, within ten (10) days after Tenant's receipt of invoice therefor; provided that, Tenant shall have the right to apply a portion of the Tenant Improvement Allowance or the Additional Tenant Improvement Allowance to cover any such overage. To the extent Tenant does not elect to apply the Tenant Improvement Allowance or the Additional Tenant Improvement Allowance to such overage and instead pays such overage to Landlord, the Landlord's Work Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any portion of Landlord's Work Allowance for the design and construction of Landlord's Work. To the extent the amount of the Landlord's Work Cost Proposal is less than Landlord's Work Allowance, the remaining amount shall be added to the Tenant Improvement

EXHIBIT D -2-

Allowance. Upon completion of Landlord's Work, Landlord shall (i) perform a reconciliation of the amount of the actual total cost of the Landlord's Work versus the amount of the approved Landlord's Work Cost Proposal, (ii) provide such reconciliation to Tenant for review by Tenant, and (iii)shall make appropriate adjustments to the Tenant Improvement Allowance based upon such reconciliation.
1.5.
Coordination of Construction. The parties acknowledge that Landlord shall complete the Demolition Work prior to Tenant's start of construction of the Improvements in the Premises. With respect to all other Landlord's Work, Landlord and Tenant agree to work together, in good faith and in accordance with the Construction Schedule, in order to coordinate Landlord's construction of Landlord's Work with Tenant's construction of the Improvements so as not to unreasonably interfere with or delay any such work. Commencing upon the execution of this Lease, Tenant and Landlord shall hold weekly meetings with Landlord's project manager and Tenant's project manager regarding the progress of the preparation of the Construction Schedule, Landlord's Work Construction Drawings and the Final Working Drawings and the construction of Landlord's Work and the Improvements, which meetings shall be held at a location and time reasonably designated by Landlord. Upon Landlord's request, Architect and/or Contractor shall attend such meetings, and, upon Tenant's request, Landlord's architect and or general contractor shall attend such meetings, to the extent either party's architect and contractor are reasonably available to attend. All parties shall have the right to participate in the meetings via audio and/or video conferencing call.
1.6.
Punchlist. Upon substantial completion of Landlord's Work (excluding the Demolition Work), a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of Landlord's Work in the Premises to identify any "punchlist" items (i.e., minor defects or conditions in Landlord's Work that do not impair Tenant's ability to utilize the Premises for the purposes permitted hereunder), which items Landlord shall repair or correct no later than thirty (30) days after the date of such walk-through (unless the nature of such repair or correction is such that more than thirty (30) days are required for completion, in which case Landlord shall commence such repair or correction work within such thirty (30) day period and diligently prosecute the same to completion).

SECTION 2

IMPROVEMENTS

2.1.
Tenant Improvement Allowance. Tenant shall be entitled to an improvement allowance (the "Tenant Improvement Allowance") in the amount of up to $22,144,050.00, based on $235.00 per rentable square foot of the Premises, for the costs relating to the design and construction of Tenant's improvements which are permanently affixed to the Premises (the "Improvements") and for the other Tenant Improvement Allowance Items described in Section 2.2 below (including costs for Tenant Improvement Allowance Items incurred prior to the date hereof). The Improvements shall include, without limitation, the purchase and installation of central mechanical, electrical and plumbing equipment (including, but not limited to, HVAC equipment) for the Premises and the purchase and installation of all items, equipment and improvements to comply with all requirements for LEED certification to the extent described as responsibilities of Tenant on Attachment 3 hereto. Landlord shall not be obligated to make disbursements for Tenant Improvement Allowance Items in a total amount which exceeds the sum of (i) Tenant Improvement Allowance, and (ii) the Additional Tenant Improvement Allowance (as defined below) and in no event shall Tenant be entitled to any credit for any portion of the Tenant Improvement Allowance or Landlord's Work Allowance not used by Tenant by the date which is twelve months after the later of the Commencement Date or substantial completion of the Landlord's Work (the "Allowance Sunset Date"). Tenant shall have the option, exercisable by written notice to Landlord at any time prior to the Commencement Date, to increase the amount of the Tenant Improvement Allowance by up to $2,355,750.00 (based on $25.00 per rentable square foot of the Premises) (the "Additional Tenant Improvement Allowance"). If Tenant exercises such option, (a) all references to the Tenant Improvement Allowance herein and the Lease shall mean the Tenant Improvement Allowance as increased by the Additional Tenant Improvement Allowance, and (b) Monthly Basic Rental payable by Tenant throughout the initial Lease Term shall be increased by an amount sufficient to fully amortize such increase in the Tenant

EXHIBIT D -3-

Improvement Allowance throughout said period based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of eight percent (8%) per annum and the parties shall promptly execute an amendment to this Lease in order to memorialize such increase in the Tenant Improvement Allowance and such increase in the Monthly Basic Rental. Such interest shall begin to accrue on the date Landlord first disburses such funds. The abatement of Monthly Basic Rental descried in Section 3(a) of the Lease shall not apply to any increase in Monthly Basic Rental attributable to such amortization.
2.2.
Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process provided below) for costs related to the construction of the Improvements and for the following items and costs (collectively, the "Tenant Improvement Allowance Items"): (i) payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits and construction supervision fees; (iii) the "Landlord Coordination Fee", as that term is defined in Section 4.3 of this Tenant Work Letter; (iv) costs related to the construction of Amenities and other Landlord's Work; (v) Tenant's out-of-pocket, verifiable costs to relocate to the Premises; (vi) costs relating to Tenant's Signage; (vii) costs relating to the installation of the Supplemental Units; (viii) costs relating to the installation of a backup generator (provided, however, Tenant may also utilize the Landlord's Work Allowance for such costs to install a generator); (ix) costs relating to wiring, cabling and security systems; (x) payment of the fees of a project manager retained by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed,; and (xi) installation of demountable partitions for office walls. However, in no event shall more than twenty percent (20%) of the Tenant Improvement Allowance (included as increased by the Additional Tenant Improvement Allowance) (the "Tenant Allowance Items Cap") be used in the aggregate for the items described in (v), (vi), (vii), (viii), (ix), (x) and (xi) above; any additional amount incurred as a result of (v), (vi), (vii), (viii), (ix), (x) and (xi) above shall be paid by Tenant as part of the Tenant Improvement Over-Allowance Amount pursuant to Section 2.2.3 of this Tenant Work Letter. In no event may the Tenant Improvement Allowance be used for furniture, trade fixtures or equipment except as provided in (vi), (vii), (viii), (vi) and (xi) above subject to the preceding sentence regarding the Tenant Allowance Items Cap. Any demountable partitions shall remain part of the Premises and shall not be removed by Tenant at the end of the Term and Tenant shall execute a bill of sale confirming that Tenant has conveyed title to the demountable partitions to Landlord free of all liens and encumbrances within ten (10) days after Landlord's written request. During the construction of the Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
2.2.1.
Monthly Disbursements. On or before the first day of each calendar month during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor," as that term is defined in Section 4.1 of this Tenant Work Letter in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed conditional mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8132; and (iv) all other information reasonably requested by Landlord. Thereafter, Landlord shall deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention") and (B) the balance of any remaining available portion of the Tenant Improvement Allowance, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord's payment of such amounts shall not

EXHIBIT D -4-

be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
2.2.2.
Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Improvements in the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8136 and Section 8138, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Project, the curtain wall of the Project, the structure or exterior appearance of the Project, and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed in accordance with the Approved Working Drawings.
2.2.3.
Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. Subject to the following sentence, if the total estimated cost of Tenant Improvement Allowance Items exceeds the remaining available Tenant Improvement Allowance including if the estimated cost of any of the Tenant Improvement Allowance Items which are subject to the Tenant Allowance Items Cap exceeds the Tenant Allowance Items Cap (collectively as to such excess, the "Tenant Improvement Over-Allowance Amount"), Tenant shall be required to first fund such excess prior to the commencement of Landlord's obligation to fund the Tenant Improvement Allowance and Landlord may require reasonable evidence that Tenant has funded such excess prior to Landlord's disbursement of the Tenant Improvement Allowance. For the avoidance of doubt, costs incurred by Landlord with respect to the Landlord's Work, at Tenant's option, may be paid for by the Tenant Improvement Allowance or the Additional Tenant Improvement Allowance.

SECTION 3

CONSTRUCTION DRAWINGS

3.1.
Selection of Architect/Construction Drawings. Tenant shall retain an architect selected by Tenant but approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Landlord hereby approves HGA as Tenant's Architect. Tenant shall also retain the engineering consultants selected by Tenant but approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing and lifesafety work of the Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall be subject to Landlord's reasonable approval, such approval not to be unreasonably withheld, conditioned or delayed except in connection with a Design Problem (as defined in Section 9(c) of the Lease) (in which event, Landlord may withhold its approval in its sole but good faith discretion). Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans (if any), and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, compliance with applicable codes (the "Code") or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.
3.2.
Final Space Plan. Tenant and the Architect shall prepare a final space plan for Improvements in the Premises (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use,

EXHIBIT D -5-

and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord's approval. Landlord shall approve or disapprove any draft of the Final Space Plan within five (5) business days after Landlord's receipt thereof. If Landlord disapproves any draft of the Final Space Plan, Landlord's disapproval shall indicate the reasonable reasons for such disapproval and Tenant shall resubmit the Final Space Plan with the modifications required by Landlord; provided that Landlord shall only have two (2) business days to approve or disapprove of re-submissions of the Final Space Plan. This process shall continue until the Final Space Plan is approved by Landlord. If Landlord fails to timely approve or reasonably disapprove any draft of the Final Space Plan, such failure shall constitute Landlord Delay if such failure continues after the notice and cure period set forth in, and otherwise subject to the terms and conditions of, Section 3.5 below. A preliminary space plan for the Improvements as approved by Landlord and Tenant is attached as Attachment 4 hereto.
3.3.
Final Working Drawings. Upon Landlord's approval of the Final Space Plan, Tenant shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval. Landlord shall approve or disapprove any draft of the Final Working Drawings within ten (10) business days after Landlord's receipt thereof. If Landlord disapproves any draft of the Final Working Drawings, Landlord's disapproval shall indicate the reasonable reasons for such disapproval and Tenant shall resubmit the Final Working Drawings with the modifications required by Landlord provided that Landlord shall only have five (5) business days to approve or disapprove of re-submissions of the Final Working Drawings. This process shall continue until the Final Working Drawings are approved by Landlord. If Landlord fails to timely approve or reasonably disapprove any draft of the Final Working Drawings, such failure shall constitute Landlord Delay if such failure continues after the notice and cure period set forth in, and otherwise subject to the terms and conditions of, Section 3.5 below.
3.4.
Permits. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits and to any applicable third party to obtain approvals under the Underlying Documents as necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the "Permits"). Landlord shall reasonably cooperate, at no out-of-pocket cost to Landlord, with Tenant in obtaining any such third party approvals under the Underlying Documents. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.
3.5.
Landlord Delay. "Landlord Delay" shall mean the sum of (i) the number of days of an actual delay to Tenant's construction of the Improvements caused by Landlord's failure to timely approve the Final Space Plan or Final Working Drawings within the time periods expressly set forth in this Tenant Work Letter of the Lease; (ii) the number of days of an actual delay caused by any other material interference by Landlord, its agents or contractors (excluding such reasonable actions as such parties may take to assure that construction of the Improvements is in compliance with the requirements of this Tenant Work Letter and the Lease) with the construction of the Improvements that is caused by such party's entry onto the Premises and is not related to the exercise of any of Landlord's rights under this Tenant Work Letter or the Lease, and (iii) the number of days of delay beyond the completion date of the completion of any component of Landlord's Work as agreed upon in the Construction Schedule for such component of Landlord's Work (other than the Demolition Work) as such completion date may be extended by the number of days of Tenant Delays and by the number of days of Force Majeure Delays (as defined in Article 2 of the Lease) in each case to the extent that such Tenant Delay or Force Majeure was an actual cause of delay. Notwithstanding the foregoing, a Landlord Delay shall not include any delay to the extent caused by the acts, omissions, or misconduct of Tenant or Tenant's agents, employees or contractors or by Tenant's failure to complete any component of the Improvements in accordance with the Construction Schedule. No Landlord Delay shall be deemed to have occurred unless Tenant has given Landlord notice that an act on the part of Landlord or its agents, employees

EXHIBIT D -6-

or contractors has occurred and is causing a delay in the Substantial Completion of the Improvements and Landlord has failed to cure such delay within two (2) business days after Landlord's receipt of such notice, in which case the number of days of delay after such notice shall be a Landlord Delay.
3.6.
Tenant Delay. "Tenant Delay" shall mean each day of delay in the performance of any work that Landlord is required to perform pursuant to this Tenant Work Letter and/or the Lease that occurs because of (i) Tenant's failure to timely deliver or approve any required documentation or plans; (ii) any change requested by Tenant to the scope of any work to be performed by Landlord (provided, however, Landlord shall have no obligation to change the scope of such work and any election to do so shall be in Landlord's sole and absolute discretion); (iii) any specification by Tenant of materials or installations in addition to or other than Landlord's standard finish-out materials or Tenant's requirement for materials, components, finishes, equipment or improvements that are not available in a commercially reasonable time given the Estimated Completion Date; (iv) postponement of any work at the request of Tenant; (v) the failure by Tenant or Tenant's architect, space planner or other agent or contractor, to timely prepare plans, apply for, pursue and pull permits, provide approvals or perform any other act within the time required hereunder; (vi) the failure of Tenant to pay, when due, any amounts required to be paid by Tenant; (vii) Tenant's failure to attend any meeting with Landlord, any architect, design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, or in connection with the performance of any work; (viii) a breach by any Tenant Parties of the terms of this Tenant Work Letter or the Lease; and (ix) any other acts or omissions of any Tenant Parties.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1.
Contractor. A general contractor shall be retained by the Tenant to construct the Improvements. Such general contractor ("Contractor") shall be selected by Tenant and if not the contractor retained by Landlord for the Landlord's Work, shall be subject to the approval of Landlord, such approval not to be unreasonably, withheld, conditioned or delayed. Landlord shall approve or disapprove a proposed general contractor within five (5) business days. If Landlord does not respond within such five (5) business day period, Tenant shall notify Landlord (the "Second Notice") in writing that the Contractor shall be deemed approved two (2) business days after the Second Notice, if Landlord does not disapprove the same within such two (2) business day period. Landlord shall be deemed to have approved the Contractor if Landlord does not disapprove of the same within such two (2) business day period. Landlord hereby approves of Burger Construction as Tenant's Contractor.
4.2.
Tenant's Agents. All subcontractors, suppliers and vendors (including, but not limited to demountable wall and other furniture, fixtures and equipment vendors) used by Tenant (such subcontractors, suppliers, vendors and the Contractor to be known collectively as "Tenant's Agents") that are expected to perform services or provide goods in excess of One Hundred Thousand Dollars ($100,000.00) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord shall approve or disapprove a proposed subcontractor or supplier within five (5) business days. If Landlord does not respond within such five (5) business day period, Tenant shall deliver a Second Notice to Landlord in writing that the subcontractor, supplier or vendor shall be deemed approved two (2) business days after the Second Notice, if Landlord does not disapprove the same within such two (2) business day period. Landlord shall be deemed to have approved the subcontractor, supplier or vendor if Landlord does not disapprove of the same within such two (2) business day period. Notwithstanding the foregoing, Tenant has selected the following subcontractors which are hereby approved by Landlord: Pacific Rim Mechanical (for mechanical and plumbing) and Ickler Electric (for electrical).
4.3.
Construction of Improvements by Contractor. The Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Improvements in accordance with the Approved Working Drawings. Tenant shall be charged a logistical

EXHIBIT D -7-

coordination fee (the "Landlord Coordination Fee") to Landlord in an amount equal to one percent (1%) of the total amount of the Tenant Improvement Allowance (included as increased by the Additional Tenant Improvement Allowance), and the Tenant Improvement Over-Allowance Amount, which may be paid out of such allowances. Tenant, the Contractor and all of Tenant's Agents shall abide by Landlord's construction rules and regulations as set forth on Attachment 5 hereto.
4.4.
Indemnification & Insurance.
4.4.1.
Reserved.
4.4.2.
Requirements of Tenant's Agents. Tenant shall cause Tenant's Contractor to issue a warranty to Tenant and for the benefit of Landlord that the Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Tenant shall cause all such warranties as to materials or workmanship of or with respect to the Improvements to be contained in the contract or subcontract and to be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and to be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
4.4.3.
Insurance Requirements.
4.4.3.1.
General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 14 of this Lease.
4.4.3.2.
Special Coverages. Tenant or the Contractor shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.
4.4.3.3.
General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor's equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall promptly repair the same at Tenant's sole cost and expense.
4.5.
Completion of Improvements. Within ten (10) days after completion of construction of the Improvements, Tenant shall cause Contractor and Architect to cause a Notice of Completion to be recorded in the office of the County Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same on behalf of Tenant as Tenant's agent for such purpose. In addition, within thirty (30) days following completion of the Improvements, Tenant shall have prepared and delivered to Landlord two (2) copies signed by Tenant of the "as built" plans and specifications (including all working drawings) for the Improvements.
4.6.
Punchlist. Upon Substantial Completion of the Improvements, a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of the Improvements in the Premises to identify any "punchlist" items (i.e., minor defects or conditions in Improvements that do not impair Tenant's ability to utilize the Premises for the purposes permitted hereunder), which items Tenant shall repair or correct no later than thirty (30) days after the date of such walk-through (unless the nature of such repair or correction is such that more than thirty (30) days are required for completion, in which case Tenant shall commence such repair or correction work within such thirty (30) day period and diligently prosecute the same to completion).

EXHIBIT D -8-

SECTION 5

MISCELLANEOUS

5.1.
Tenant's Representative. Tenant has designated Eric Spoor as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
5.2.
Landlord's Representative. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to the Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
5.3.
Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.
5.4.
Completion of Improvements After Delivery Date/During the Term. Tenant hereby agrees and acknowledges that Landlord's Work (excluding the Demolition Work) and the Improvements in the Premises and the Project may be constructed after the Delivery Date and concurrently with Tenant performing the Improvements and certain of Landlord's Work and the Improvements in the Premises and the Project may be constructed during the Term of the Lease, all in accordance with the Construction Schedule, and that the performance of such work shall not be deemed a constructive eviction nor shall Tenant be entitled to any abatement of Rent in connection therewith (other than as expressly set forth in Section 3(a) of the Lease).

EXHIBIT D -9-

ATTACHMENT 1 TO TENANT WORK LETTER

PRELIMINARY DEMOLITION PLANS

Interior Tenant Demolition For: CapitaLand Ltd. Office Building at 6055 Lusk Boulevard dated August 15, 2022, prepared by HED:

SHEET INDEX
NO.	SHEET TITLE
T1.0	TITLE SHEET
T1.1	GENERAL NOTES, BLDG. DEPT. NOTES, FIRE NOTES, DWG. SYMBOLS, ABBRV.

ARCHITECTURAL
AS1.0	SITE PLAN
D1.10	OVERALL GROUND FLOOR DEMO PLAN
D1.11	ENLARGED GROUND FLOOR DEMO PLAN (1)
D1.12	ENLARGED GROUND FLOOR DEMO PLAN (2)
D1.13	ENLARGED GROUND FLOOR DEMO PLAN (3)
D1.20	OVERALL SECOND FLOOR DEMO PLAN
D1.21	ENLARGED SECOND FLOOR DEMO PLAN (1)
D1.22	ENLARGED SECOND FLOOR DEMO PLAN (2)
D1.23	ENLARGED SECOND FLOOR DEMO PLAN (3)
D2.10	OVERALL GROUND FLOOR DEMO REFLECTED CEILING PLAN
D2.11	ENLARGED GROUND FLOOR DEMO REFLECTED CEILING PLAN (1)
D2.12	ENLARGED GROUND FLOOR DEMO REFLECTED CEILING PLAN (2)
D2.13	ENLARGED GROUND FLOOR DEMO REFLECTED CEILING PLAN (3)
D2.20	OVERALL SECOND FLOOR DEMO REFLECTED CEILING PLAN
D2.21	ENLARGED SECOND FLOOR DEMO REFLECTED CEILING PLAN (1)
D2.22	ENLARGED SECOND FLOOR DEMO REFLECTED CEILING PLAN (2)
D2.23	ENLARGED SECOND FLOOR DEMO REFLECTED CEILING PLAN (3)
D3.10	OVERALL ROOF DEMO PLAN
D3.11	ENLARGED ROOF DEMO PLAN (1)
D3.12	ENLARGED ROOF DEMO PLAN (2)
D3.13	ENLARGED ROOF DEMO PLAN (3)

MECHANICAL
M2.1	MECHANICAL PARTIAL FIRST FLOOR DEMOLITION PLAN
M2.2	MECHANICAL PARTIAL FIRST FLOOR DEMOLITION PLAN
M2.3	MECHANICAL PARTIAL FIRST FLOOR DEMOLITION PLAN
M2.4	MECHANICAL PARTIAL SECOND FLOOR DEMOLITION PLAN
M2.5	MECHANICAL PARTIAL SECOND FLOOR DEMOLITION PLAN
M2.6	MECHANICAL PARTIAL SECOND FLOOR DEMOLITION PLAN
M2.7	MECHANICAL REFRIGERANT PIPING FIRST FLOOR PLAN
M2.8	MECHANICAL REFRIGERANT PIPING SECOND FLOOR PLAN
M3.1	MECHANICAL PARTIAL ROOF DEMOLITION PLAN
M3.2	MECHANICAL PARTIAL ROOF DEMOLITION PLAN
M3.3	MECHANICAL PARTIAL ROOF DEMOLITION PLAN

ATTACHMENT 1 TO TENANT WORK LETTER -1-

PLUMBING
P2.1	PLUMBING PARTIAL FIRST FLOOR DEMOLITION PLAN
P2.2	PLUMBING PARTIAL FIRST FLOOR DEMOLITION PLAN
P2.3	PLUMBING PARTIAL FIRST FLOOR DEMOLITION PLAN
P2.4	PLUMBING PARTIAL SECOND FLOOR DEMOLITION PLAN
P2.5	PLUMBING PARTIAL SECOND FLOOR DEMOLITION PLAN
P2.6	PLUMBING PARTIAL SECOND FLOOR DEMOLITION PLAN
P3.1	PLUMBING PARTIAL ROOF DEMOLITION PLAN
P3.2	PLUMBING PARTIAL ROOF DEMOLITION PLAN
P3.3	PLUMBING PARTIAL ROOF DEMOLITION PLAN

ELECTRICAL
ED001	COVER SHEET
ED110	1ST FLOOR OVERALL PLAN
ED111	1ST FLOOR DEMOLITION PLAN - AREA 1
ED112	1ST FLOOR DEMOLITION PLAN - AREA 2
ED113	1ST FLOOR DEMOLITION PLAN - AREA 3
ED120	2ND FLOOR OVERALL PLAN
ED121	2ND FLOOR DEMOLITION PLAN - AREA 1
ED122	2ND FLOOR DEMOLITION PLAN - AREA 2
ED123	2ND FLOOR DEMOLITION PLAN - AREA 3
ED130	ROOF OVERALL PLAN
ED131	ROOF DEMOLITION PLAN - AREA 1
ED132	ROOF DEMOLITION PLAN - AREA 2
ED133	ROOF DEMOLITION PLAN - AREA 3
ED801	SINGLE LINE DIAGRAM - EXISTING

ATTACHMENT 1 TO TENANT WORK LETTER -2-

Attachment 2 to Tenant Work Letter

preliminary construction schedule

Crinetics Pharmaceuticals 6055 Lusk Blvd, San Diego Preliminary Schedule dated August 15, 2022 (Task Name L15-0250 Crinetics Pharmaceuticals – 6055 Lusk TI, San Diego):

CERRETO PHARMACEUTICALS
[illegible]
PRELIMINARY SCHEDULE

ID	Task Name	Resource Initials	Duration	Start	Finish	Predecessors
1	[illegible] Cerreto Pharmaceuticals - [illegible], San Diego		378 days	[illegible]	[illegible]	
2						
3	PRE-DESIGN		31 days	[illegible]	[illegible]	
4	Proposal Submitted	RGA	1 day	[illegible]	[illegible]	
5	Client Review of Proposal / Interview process	CL	10 days	[illegible]	[illegible]	[illegible]
6	Accept Proposal / Issue Letter of Intent	CL	1 day	[illegible]	[illegible]	[illegible]
7	Prep Letter of Intent	CL	7 days	[illegible]	[illegible]	[illegible]
8	Project Kick-Off	RGA/CL	1 day	[illegible]	[illegible]	[illegible]
9	Issue Letter of Intent	CL	1 day	[illegible]	[illegible]	[illegible]
10	Prepare and Issue Contract	RGA/CL	10 days	[illegible]	[illegible]	[illegible]
11	Issue Contract	CL	1 day	[illegible]	[illegible]	[illegible]
12						
13	PROGRAMMING & SPACE PLANNING		34 days	[illegible]	[illegible]	
14	Programming Interviews	RGA	9 days	[illegible]	[illegible]	
15	Client Approval of Program	CL	3 days	[illegible]	[illegible]	[illegible]
16	Prepare Space Plans	RGA	10 days	[illegible]	[illegible]	[illegible]
17	Space Plan Review Meeting	RGA/CL	1 day	[illegible]	[illegible]	[illegible]
18	Revise Space Plan	RGA	3 days	[illegible]	[illegible]	[illegible]
19	Client Review and Approval of Revised Space Plan	CL	2 days	[illegible]	[illegible]	[illegible]
20						
21	SCHEMATIC DESIGN		27 days	[illegible]	[illegible]	
22	Schematic Plan Layouts	RGA	18 days	[illegible]	[illegible]	[illegible]
23	Plan Review Meeting	CL,RGA	1 day	[illegible]	[illegible]	[illegible]
24	Refine Schematic Plan	RGA	5 days	[illegible]	[illegible]	[illegible]
25	Client Approval of Schematic Plan	CL	3 days	[illegible]	[illegible]	[illegible]
26						
27	DESIGN DEVELOPMENT		25 days	[illegible]	[illegible]	
28	Prepare Design Development Documents	RGA	17 days	[illegible]	[illegible]	[illegible]
29	Design Development Review Meeting	CL,RGA	1 day	[illegible]	[illegible]	[illegible]
30	Revise Design Development Drawings	RGA	5 days	[illegible]	[illegible]	[illegible]
31	Client Approval of Design Development	CL	2 days	[illegible]	[illegible]	[illegible]
32						
33	FIELD VERIFICATION		8 days	[illegible]	[illegible]	
34	Field Survey	RGA	3 days	[illegible]	[illegible]	[illegible]
35	Revise CAD / REVIT Backgrounds	RGA	5 days	[illegible]	[illegible]	[illegible]
36	Issue revised CAD / REVIT Backgrounds	RGA	1 day	[illegible]	[illegible]	[illegible]
37						
38	CONTRACT DOCUMENTS		47 days	[illegible]	[illegible]	
39	Prepare 85% Contract Documents	RGA	23 days	[illegible]	[illegible]	[illegible]
40	Client Review of 85% CDs	CM	2 days	[illegible]	[illegible]	[illegible]
41	Complete 100% Contract Document	RGA	15 days	[illegible]	[illegible]	[illegible]
42	Revise per Owner's Request	RGA	5 days	[illegible]	[illegible]	[illegible]
43	Client Approval of Construction Documents	RGA	2 days	[illegible]	[illegible]	[illegible]
44						
45	AGENCY PROCESSING		100 days	[illegible]	[illegible]	
46	Submit for Plan Check	RGA	1 day	[illegible]	[illegible]	[illegible]
47	Fire Division	AHJ	20 days	[illegible]	[illegible]	[illegible]
48	First Plan Check (Estimated)	AHJ	30 days	[illegible]	[illegible]	[illegible]
49	Plan Check Revisions	RGA	5 days	[illegible]	[illegible]	[illegible]
50	Final Plan Check (Estimated)	AHJ	10 days	[illegible]	[illegible]	[illegible]
51	Final Plan Check Revisions	RGA	5 days	[illegible]	[illegible]	[illegible]
52	Stamp Transfer / Final Set Review	AHJ	7 days	[illegible]	[illegible]	[illegible]
53	[illegible]	AHJ	14 days	[illegible]	[illegible]	[illegible]
54	Building Permit Issuance	AHJ	2 days	[illegible]	[illegible]	[illegible]
55						
56	GC/DESIGN INTEGRATION		186 days	[illegible]	[illegible]	
57	GC Contract	GC,CL	20 days	[illegible]	[illegible]	
58	GC Precon Contract Complete	CL,GC	1 day	[illegible]	[illegible]	[illegible]
59	GC Pre-Con	GC	27 days	[illegible]	[illegible]	[illegible]
60	MEP Schematic Design	GC	26 days	[illegible]	[illegible]	[illegible]
61	MEP Design Development	GC	20 days	[illegible]	[illegible]	[illegible]
62	MEP 85% Contract Documents	GC	20 days	[illegible]	[illegible]	[illegible]
63	MEP 100% Contract Documents	GC	14 days	[illegible]	[illegible]	[illegible]
64	Issue Subcontract Bid Documents	CL,RGA	1 day	[illegible]	[illegible]	[illegible]
65	General Contractor Procurement	GC	15 days	[illegible]	[illegible]	[illegible]
66	Review of Bid by Owner	CL	3 days	[illegible]	[illegible]	[illegible]
67	Award Contract	CL	1 day	[illegible]	[illegible]	[illegible]
68	Prepare Contract	CL	5 days	[illegible]	[illegible]	[illegible]
69	Issue Contract	CL	1 day	[illegible]	[illegible]	[illegible]
70						
71	LONG LEAD ITEM [illegible] - [illegible] GC)		268 days	[illegible]	[illegible]	
72	Mechanical Equipment (TBD)	GC	40 wks	[illegible]	[illegible]	[illegible]
73	Electrical Equipment (TBD)	GC	25 wks	[illegible]	[illegible]	[illegible]
74	Emergency Generator (TBD)	GC	52 wks	[illegible]	[illegible]	[illegible]
75	Casework (TBD)	GC	25 wks	[illegible]	[illegible]	[illegible]
76						
77	CONSTRUCTION ([illegible] - Verify with GC)		260 days	[illegible]	[illegible]	
78	Building Owner Demolition Work	LL	42 days	[illegible]	[illegible]	
79	Pre-Permit Work (Underground/Overhead)	GC	4 wks	[illegible]	[illegible]	[illegible]
80	Mobilize by Stamp Out/Permit Issuance	GC	24 days	[illegible]	[illegible]	[illegible]
81	Post-Plan Check Construction	GC	25 wks	[illegible]	[illegible]	[illegible]
82	Substantial Completion	GC	1 day	[illegible]	[illegible]	[illegible]
83	Punch-List Completion	GC	10 days	[illegible]	[illegible]	[illegible]
84	Move-In	CL	3 days	[illegible]	[illegible]	[illegible]
85	Project Completion		0 days	[illegible]	[illegible]	[illegible]

Task		Summary		External Milestone		Inactive Milestone		Duration-only		Start-only	
Split		Project Summary		Inactive Task		Inactive Summary		Manual Summary Rollup		Finish-only	
Milestone		External Tasks		Inactive Milestone		Manual Task		Manual Summary		External Tasks	

External Milestone, Progress, Deadline

Mon 6/15/22 | Page 1

RGA is not responsible for Agency Processing timeframes

ATTACHMENT 2 TO TENANT WORK LETTER -1-

Attachment 3 to Tenant Work Letter

leed certification

LEED Item (where X's are indicated for both landlord and tenant, each is responsible to the extent this item is applicable to their lease or work letter responsibilities stated elsewhere)	Landlord Responsibility	Tenant Responsibility
Provide approximately 20 bicycle storage spaces, or as otherwise required to meet LEED requirement for short and long-term bicycle storage.	X
Provide parking counts to meet the code minimum.	X
Irrigation and rainwater management / xeriscape	X
If roof replacement is included, ensure it meets heat island reduction requirements of initial SRI of 82 and 3-year aged SRI of 64 or greater.	X
Site lighting to meet LEED Gold standards	X
Implement demand response energy program.	X
Install solar energy capture on site to meet 1-5% offset of building energy costs.		X
Commitment to purchase 100% green power and carbon offsets for the project.	X	X
Specify environmental material specifications around VOCs and emissions, building product disclosures, health product disclosures.	X	X

ATTACHMENT 3 TO TENANT WORK LETTER -1-

Provide storage and collection receptacles for recycling of paper, plastic, cardboard, glass, metal, battery. E-waste and lighting lamps.

Tenants are required to recycle, at a minimum, paper, cardboard, glass, metal and plastics.

X

Include commissioning (Cx) process activities for mechanical, electrical, plumbing, and renewable energy systems and assemblies, in accordance with ASHRAE Guideline 0-2005 and ASHRAE Guideline 1.1–2007 for HVAC&R Systems, as they relate to energy, water, indoor environmental quality, and durability.

	X	X
Develop and implement a construction and demolition waste management plan including a 75% waste diversion goal.	X	X
Meet LEED requirements for low GWP refrigerants in HVAC systems and no CFCs in fire suppression systems.		X
HVAC systems shall be designed to exceed ASHRAE 62.1, 2010 by 30% OR Monitor CO2 concentrations within all densely occupied spaces.		X
HVAC systems shall be designed meet requirements of ASHRAE 55-2010 at a minimum.		X
Install 10' walk off mats on all building entrances.		X
Provide three on-site showers with changing facilities.		X

ATTACHMENT 3 TO TENANT WORK LETTER -2-

Meet LEED requirements for full height walls and exhausting of all spaces where hazardous gases or chemicals may be used (janitorial closets, copying/ printing rooms, etc.)	X

ATTACHMENT 3 TO TENANT WORK LETTER -3-

Attachment 4 to Tenant Work Letter

Preliminary space plan

Crinetics Preliminary Testfit Option 1_Rev dated August 15, 2022, prepared by HGA (Project No. 4969-001-00):

[***]

ATTACHMENT 4 TO TENANT WORK LETTER -1-

Attachment 5 to Tenant Work Letter

construction rules and regulations

1.
Contractors and all Subcontractors shall abide by these Landlord's Construction Rules & Regulations at all times.
2.
When performing any construction activities, Contractor will be responsible for its Subcontractors and/or vendors actions and, subject and to the extent applicable to the waivers set forth in Section 14(d), will reimburse Landlord for any damage caused by Contractor's vendors.
3.
Contractor and its Subcontractors and vendors shall hold valid state and local licenses for the type of work to be done. Evidence of such shall be provided to the Landlord upon request.
4.
All work will be performed in accordance with applicable laws, codes and ordinances, and building permits, as and to the extent required, and such permits will be kept on site and will be made available for inspection by Landlord upon request. Landlord will be permitted to post notices of non-responsibility at the construction site.
5.
Contractor and all its Subcontractors and Vendors that are expected to perform services or provide goods in excess of One Hundred Thousand Dollars ($100,000.00) must be pre-approved by Landlord prior to commencing any construction activities.
6.
Contractor must provide a valid insurance certificate in accordance with Landlord's insurance requirements prior to commencing any construction activities. In addition to any requirements set forth in Lease including Exhibit D, all Contractors will be required to maintain the following minimum levels of insurance:
•
Commercial General Liability with limits of $5,000,000 per occurrence, with $2,000,000 products and completed operations aggregate
•
Commercial Automobile Liability with limits of $1,000,000 per accident, including coverage for bodily injury and property damage
•
Employer's Liability with limited of $1,000,000 per accident, per disease, and per employee
•
Workers Compensation as required by applicable law

Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if the construction work involves any underground work), independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be cancelled or not renewed until at least thirty (30) days' prior written notice has been given to the Landlord. Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any construction work and prior to each renewal. Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the construction work. The minimum A.M. Best's rating of each insurer shall be A- VIII. Landlord, its property manager and its mortgagees shall be named as an additional insureds under all Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of such Contractors. Each Contractor and its insurers shall provide waivers of subrogation with respect to any claims covered or that should have been covered by valid and collectible insurance, including any deductibles maintained thereunder.

ATTACHMENT 5 TO TENANT WORK LETTER -1-

7.
In addition to the above insurance, any Architects, Design Build Subcontractor, Space Planner, Engineers and Consultants must provide Landlord and Manager with Professional Liability errors and omissions insurance with a limit not less than $1,000,000 prior to commencing any design activities.
8.
Prior to commencement of any physical construction activities on the property, Contractor shall submit a detailed construction schedule that will address principal categories of work, the order the work is being done and the commencement and completion dates for each category.
9.
Work involving any utilities or services which could impact other tenants at the project shall be coordinated through the Landlord's property management office (including, its property manager).
10.
Contractor shall be responsible for replacing or restoring any items removed or modified to facilitate Contractor's construction of the Work. Subject and to the extent applicable to the waivers set forth in Section 14(d), Contractor will be responsible to repair any damage caused by contractor or the subcontractors to the property or any surrounding owners or tenants. All damage must be repaired within 24 hours.
11.
Construction materials shall only be moved into and out of the job site and debris shall only be removed from the job site using the ingress and egress routes designated by Landlord. All driveways, parking areas and other portions of the property used by other tenants must be kept clear of any construction materials or debris at all times. Appropriate safety barricades must be in place to protect other tenants of the property from any safety issues relating to the construction activities.
12.
Utmost consideration will be given to the neighboring tenants. Any activities that promote dust, odors or loud noises such as pounding, core drilling, stud shooting, etc., which become disruptive to any neighboring tenant must be performed only between the hours of 5:00 pm and 8:00 am Monday through Friday and anytime Saturday and Sunday. Appropriate precautions must be taken to ensure that no dust or fumes accumulate in the common areas, and in the event Landlord determines that additional precautions must be taken due to interference with neighboring tenants, Contractor will take such precautions at Contractor's cost, or Landlord may implement such measures and charge the cost to Contractor or Tenant.
13.
The common areas of the property shall be kept clean at all times. Any construction related dirt, dust, paint, spills or damage shall be cleaned up promptly. The common areas shall not be used for storage of materials or for discarding any debris. All electrical and telephone rooms are to be kept locked at all times. Construction areas shall be maintained in safe working order. Trash shall be gathered daily and removed from the property. Use of the building's or other contractor's trash containers are not allowed without prior permission. The location of trash containers provided by contractor shall require prior approval, and any damage to the parking areas or common areas due to any trash container or roll off dumpster will be charged to contractor or tenant. The cost to dispose of any construction materials placed within the Landlord's trash containers will be charged to Contractor or Tenant.
14.
Use of radios, headphones, cigarette smoking, drug use and profanity is strictly prohibited at all times. Landlord reserves the right to exclude any contractor, subcontractor or employee of either who is found to be intoxicated, under the influence of drugs or alcohol, or whom Landlord determines to pose a risk of injury to persons or property.
15.
Contractors may be provided parking in specific areas of the property. Any restricted parking zones at or around the building must be observed. Any persons parked outside of designated construction parking areas may be towed at Contractor's expense.
16.
Contractor must guarantee all materials and equipment to be new (unless specified otherwise), and all work must be of good workmanship and quality, free of faults and defects for one year from the date of substantial completion.
17.
Any roof penetrations must be repaired by a roofing subcontractor, pre-qualified and approved by Landlord in writing in advance.

ATTACHMENT 5 TO TENANT WORK LETTER -2-

18.
Contractors shall not post any signage on the building or at the project. Any notices pursuant to requirements of a governmental agency or Contractor's site policies and Safety Information shall be posted within the area under construction.

19.
Contractors and all subcontractors will provide Landlord with a name and phone number of a contact person reachable 24 hours per day during the construction period for emergency situations.

20.
Contractor will be responsible to secure the job site at all times, and Landlord will have no liability or responsibility for lost, damaged or stolen property or personal injuries.

21.
No employees of Contractor or any Subcontractor will be permitted to loiter at the property and will remain on the property only during the performance of work relating to the construction project.

22.
Contractor will ensure that a supervisor or foreman of the Contractor is on site at all times during the construction process.

23.
The disposal of any hazardous materials will be done in accordance with all local, state and federal laws and regulations.

24.
Landlord will at all times upon prior notice have the right to enter the job site and inspect the construction project. In the event any violation of these rules or proper safety procedures is noted, Landlord may suspend further activities until such violations are corrected.

25.
Any welding or similar activities will be conducted only in accordance with all applicable fire codes and a fire extinguisher will be readily accessible during any such activities.

26.
Landlord's prior written consent is required prior to any digging or trenching on the property. Any subsurface work will be done in a manner which avoids any existing utilities or similar underground equipment and in a manner which avoids damage to any of Landlord's property, including driveways, parking lots or landscaping, unless Landlord has agreed in advance to such work and the method of restoration of any damage which will be caused by such work.

27.
The Contractor will cause the Landlord to be notified promptly in the event of any damage or injury on the property.

28.
Contractor will be responsible for providing restroom facilities for all workers performing work in connection with the construction project. In no event will any construction personnel be permitted to enter any neighboring office building for any reason, unless entry is approved in advance by the Landlord in writing.

29.
Upon completion, Tenant will provide Landlord with a fully signed off permit and any other required approvals or certificates for the construction work, final lien releases in accordance with California law from Contractor and all subcontractors, copies of final plans and as built drawings, if in Tenant's possession and any other information reasonably requested by Landlord.

ATTACHMENT 5 TO TENANT WORK LETTER -3-

EXHIBIT "E"

letter of credit

San Diego 1 LLC
c/o CapitaLand International USA
Attn: William Bond
575 6th Avenue Suite 3005
New York, NY 10017

APPLICANT

Crinetics Pharmaceuticals, Inc.

10222 Barnes Canyon Road, Bldg. #2

San Diego, CA 92121

Amount:	800,000.00 (Eight Hundred Thousand and 00/100 U.S. Dollars)
Available by:	Payment at this office as herein set forth.
Expiry Date:	(one year form issuance) or any automatically extended date as herein set forth at the close of business of this office.

Ladies and Gentlemen:

We hereby issue our irrevocable Letter of Credit No. ______________in favor of SAN DIEGO 1 LLC, a Delaware limited liability company ("Beneficiary"), for the account of CRINETICS PHARMACEUTICALS, INC., a Delaware corporation.

We undertake to honor from time to time your draft or drafts at sight drawn on us not exceeding in the aggregate Eight Hundred Thousand and 00/100 U.S. Dollars (U.S. $800,000.00). All drafts hereunder must be marked "Drawn under Irrevocable Letter of Credit No. _________, dated ______________, 20_____."

If presentation of drafts and documents for payment is made under this Letter of Credit in conformity with the terms and conditions of this Letter of Credit on or before 10:00 a.m. (California time) on any Business Day, payment of the amount demanded shall be made in immediately available funds on the next succeeding Business Day. If any demand for payment is made under this Letter of Credit in conformity with the terms and conditions of this Letter of Credit after 10:00 a.m. (California time) on any Business Day, payment of the amount demanded shall be made in immediately available funds on the second succeeding Business Day. If the expiration date of this Letter of Credit shall ever fall on a day which is not a Business Day then such expiration date shall automatically be extended to the date which is the next Business Day.

As used herein a "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banks are required or authorized to close in the state of California.

Any notice of dishonor must be given within the applicable time period set forth above for payment.

Partial drawings and multiple presentations are permitted,

It is a condition of this Letter of Credit that it shall automatically extend without an amendment for additional one year periods beginning on the present expiration date hereof ____________ 20_____ and upon each anniversary of such date, unless at least sixty (60) days prior to any such expiration date we have sent you written notice by courier service or overnight mail that we elect not to permit this Letter of Credit to be so extended beyond, and will expire on its then current expiry date. If Beneficiary receives such notice of non-renewal from us, then Beneficiary may at any time prior to the then current expiry date hereof present its draft for payment hereunder. No presentation made under this Letter of Credit after such expiry date will be honored.

EXHIBIT "E" -1-

This Letter of Credit shall finally expire on __________, if it has not previously expired in accordance with the preceding paragraph.

Any notice to Beneficiary in connection with this Letter of Credit shall be in writing and shall be delivered by certified mail (return receipt requested) or courier service, to San Diego 1 LLC c/o CapitaLand International USA, Attn: William Bond, 575 5th Avenue Suite 3005, New York, NY 10017 (or such other address for notices provided in writing by Beneficiary during the term of this Letter of Credit): A copy of any notices to Beneficiary, including any notice of election not to extend this letter of credit, is for information only and shall be sent to: San Diego 1 LLC, Cushman & Wakefield, 5625 Ruffin Road, Suite 210, San Diego, California 92123, Attn: Property Management -Lease (or such other address for copies provided in writing by Beneficiary during the term of this Letter of Credit). However, lack of receipt of such copy or failure to provide copies of such notice does not invalidate our notice of non-extension to the beneficiary.

We agree that we shall have no duty or right to inquire as to the basis upon which Beneficiary has determined to present to us any draft under this Letter of Credit. We hereby waive any defense based upon any allegation of fraud by the Applicant.

THIS LETTER OF CREDIT IS TRANSFERABLE SUCCESSIVELY IN ITS ENTIRETY ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF ANY NOMINATED TRANSFEREE ("TRANSFEREE"), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATIONS, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U. S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR TRANSFER COMMISSION. ANY TRANSFER MADE HEREUNDER MUST CONFORM STRICTLY TO THE TERMS HEREOF AND TO THE CONDITIONS OF RULE 6 OF THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

This irrevocable Standby Letter of Credit is subject to the International Standby Practices 1998 ("ISP98"), International Chamber of Commerce Publication 590 and, to the extent not inconsistent therewith, the Uniform Commercial Code of the State of California_______________.

Very truly yours,

By:
Title:

EXHIBIT "E" -2-

EXHIBIT "F"

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE
FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Tenant Name:
Lease Address:

Lease Type (check correct box – right click to properties):	 Primary Lease/Lessee
 Sublease from:

Instructions: The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location. Please print clearly and attach additional sheets as necessary.

1.0 PROCESS INFORMATION

Describe planned site use, including a brief description of manufacturing processes and/or pilot plants planned for this site, if any.

2.0 HAZARDOUS MATERIALS – OTHER THAN WASTE

Will (or are) non-waste hazardous materials be/being used or stored at this site? If so, continue with the next question. If not, go to Section 3.0.

2.1 Are any of the following materials handled on the Property?  Yes  No

[A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.] If YES, check (right click to properties) the applicable correct Fire Code hazard categories below.

	Combustible dusts/fibers		Explosives		Flammable liquids
	Combustible liquids (e.g., oils)		Compressed gas - inert		Flammable solids/pyrophorics
	Cryogenic liquids - inert		Compressed gas - flammable/pyrophoric		Organic peroxides
	Cryogenic liquids - flammable		Compressed gas - oxidizing		Oxidizers - solid or liquid
	Cryogenic liquids - oxidizing		Compressed gas - toxic		Reactives - unstable or water reactive
	Corrosives - solid or liquid		Compressed gas - corrosive		Toxics - solid or liquid

EXHIBIT "F" -1-

2-2. For all materials checked in Section 2.1 above, please list the specific material(s), use(s), and quantities of each used or stored on the site in the table below; or attach a separate inventory. NOTE: If proprietary, the constituents need not be named but the hazard information and volumes are required.

Material/ Chemical	Physical State (Solid, Liquid, or Gas)	Container Size	Number of Containers Used & Stored	Total Quantity	Units (pounds for solids, gallons or liters for liquids, & cubic feet for gases)

2-3. Describe the planned storage area location(s) for the materials in Section 2-2 above. Include site maps and drawings as appropriate.

2-4. Other hazardous materials. Check below (right click to properties) if applicable. NOTE: If either of the latter two are checked (BSL-3 and/or radioisotope/radiation), be advised that not all lease locations/cities or lease agreements allow these hazards; and if either of these hazards are planned, additional information will be required with copies of oversight agency authorizations/licenses as they become available.

	Risk Group 2/Biosafety Level-2 Biohazards		Risk Group 3/Biosafety Level-3 Biohazards		Radioisotopes/Radiation

3.0 HAZARDOUS WASTE (i.e., REGULATED CHEMICAL WASTE)

Are (or will) hazardous wastes (be) generated?  Yes  No

If YES, continue with the next question. If not, skip this section and go to section 4.0.

EXHIBIT "F" -2-

3.1 Are or will any of the following hazardous (CHEMICAL) wastes generated, handled, or disposed of (where applicable and allowed) on the property?

	Liquids		Process sludges		PCBs
	Solids		Metals		wastewater

3-2. List and estimate the quantities of hazardous waste identified in Question 3-1 above.

HAZARDOUS (CHEMICAL) WASTE GENERATED	SOURCE	WASTE TYPE		APPROX. MONTHLY QUANTITY with units	DISPOSITION [e.g., off-site landfill, incineration, fuel blending scrap metal; wastewater neutralization (onsite or off-site)]
		RCRA listed (federal)	Non-RCRA (Calif-ornia ONLY or recycle)
			
			
			
			
			

3-3. Waste characterization by: Process knowledge  EPA lab analysis  Both 

3-4. Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility if applicable. Attach separate pages as necessary. If not yet known, write "TBD."

Hazardous Waste Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

3-5. Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? NOTE: This does NOT mean fume hoods; examples include air scrubbers, cyclones, carbon or HEPA filters at building exhaust fans, sedimentation tanks, pH neutralization systems for wastewater, etc.

 Yes  No

If YES, please list/describe:

4.0 OTHER REGULATED WASTE (i.e., REGULATED BIOLOGICAL WASTE, referred to as "Medical Waste" in California)

4-1. Will (or do) you generate medical waste?  Yes  No If NO, skip to Section 5.0.

4-2. Check the types of waste that will be generated, all of which fall under the California Medical Waste Act:

	Contaminated sharps (i.e., if contaminated with ≥ Risk Group 2 materials)		[***]		Pathology waste known or suspected to be contaminated with ≥ Risk Group 2 pathogens)
	Red bag biohazardous waste (i.e., with ≥ Risk Group 2 materials) for autoclaving		[***]		Trace Chemotherapeutic Waste and/or Pharmaceutical waste NOT otherwise regulated as RCRA chemical waste

4-3. What vendor will be used for off-site autoclaving and/or incineration?

EXHIBIT "F" -3-

4-5. Do you have a Medical Waste Permit for this site?  Yes  No, not required.

 No, but an application will be submitted.

5.0 UNDERGROUND STORAGE TANKS (USTS) & ABOVEGROUND STORAGE TANKS (ASTS)

5-1. Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)?  Yes  No

NOTE: If you will have your own diesel emergency power generator, then you will have at least one AST! [NOTE: If a backup generator services multiple tenants, then the landlord usually handles the permits.]

If NO, skip to section 6.0. If YES, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

UST or AST	Capacity (gallons)	Contents	Year Installed	Type (Steel, Fiberglass, etc.)	Associated Leak Detection / Spill Prevention Measures*

*NOTE: The following are examples of leak detection / spill prevention measures: integrity testing, inventory reconciliation, leak detection system, overfill spill protection, secondary containment, cathodic protection.

5-2. Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

5-3. Is the UST/AST registered and permitted with the appropriate regulatory agencies?  Yes  No, not yet

If YES, please attach a copy of the required permit(s). See Section 7-1 for the oversight agencies that issue permits, with the exception of those for diesel emergency power generators which are permitted by the local Air Quality District (Bay Area Air Quality Management District = BAAQMD; or San Diego Air Pollution Control District = San Diego APCD).

5-4. If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

5-5. If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?

 Yes  No

If YES, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

5-6. For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?

 Yes  No

For new tenants, are installations of this type required for the planned operations?  Yes  No

If YES to either question in this section 5-6, please describe.

6.0 ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity

EXHIBIT "F" -4-

that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

7.0 OTHER REGULATORY PERMITS/REQUIREMENTS

7-1. Does the operation have or require an industrial wastewater permit to discharge into the local National Pollutant Discharge Elimination System (NPDES)? [Example: This applies when wastewater from equipment cleaning is routed through a pH neutralization system prior to discharge into the sanitary or lab sewer for certain pharmaceutical manufacturing wastewater; etc.] Permits are obtained from the regional sanitation district that is treating wastewater.

 Yes  No, but one will be prepared and submitted to the Landlord property management company.

If so, please attach a copy of this permit or provide it later when it has been prepared.

7-2. Has a Hazardous Materials Business Plan (HMBP) been developed for the site and submitted via the State of California Electronic Reporting System (CERS)? [NOTE: The trigger limits for having to do this are ≥ 200 cubic feet if any one type of compressed gas(except for carbon dioxide and inert simple asphyxiant gases, which have a higher trigger limit of ≥ 1,000 cubic feet); ≥ 55 gallons if any one type of hazardous chemical liquid; and ≥500 pounds of any one type of hazardous chemical solid. So a full-size gas cylinder and a 260-liter of liquid nitrogen are triggers! Don't forget the diesel fuel in a backup emergency generator if the diesel tank size is ≥ 55 gallons and it is permitted under the tenant (rather than under the landlord).] NOTE: Each local Certified Unified Program Agency (CUPA) in California governs the HMBP process so start there. Examples: the CUPA for cities in San Mateo County is the County Environmental Health Department; the CUPA for the City of Hayward, CA is the Hayward Fire Department; the CUPA for Mountain View is the Mountain View Fire Department; and, the CUPA for San Diego is the County of San Diego Hazardous Materials Division (HMD),

 Yes  No, not required.  No, but one will be prepared and submitted, and a copy will be provided to the landlord property management company.

If one has been completed, please attach a copy. Continue to provide updated versions as they are completed. This is a legal requirement in that State law requires that the owner/operator of a business located on leased or rented real property shall notify, in writing, the owner of the property that the business is subject to and is in compliance with the Hazardous Materials Business Plan requirements (Health and Safety Code Chapter 6.95 Section 25505.1).

7-3. NOTE: Please be advised that if you are involved in any tenant improvements that require a construction permit, you will be asked to provide the local city with a Hazardous Materials Inventory Statement (HMIS) to ensure that your hazardous chemicals fall within the applicable Fire Code fire control area limits for the applicable construction occupancy of the particular building. The HMIS will include much of the information listed in Section 2-2. Neither the landlord nor the landlord's property management company expressly warrants that the inventory provided in Section 2-2 will necessarily meet the applicable California Fire Code fire control area limits for building occupancy, especially in shared tenant occupancy situations. It is the responsibility of the tenant to ensure that a facility and site can legally handle the intended operations and hazardous materials desired/ needed for its operations, but the landlord is happy to assist in this determination when possible.

CERTIFICATION

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:
Name:
Title:
Date:
Telephone:

EXHIBIT "F" -5-

Exhibit "G"

Tenant's Janitorial Cleaning Specifications

OFFICE AREAS:

1.
NIGHTLY SERVICES - FIVE (5) TIMES PER WEEK (SUNDAY -THURSDAY)

EMPTY WASTEBASKETS AND OTHER TRASH RECEPTACLES. TRASH IS TO BE REMOVED FROM BUILDING TO DESIGNATED PICK-UP AREA.

ALL CHAIRS AND WASTEBASKETS TO BE RETURNED TO PROPER POSITION AFTER CLEANING.

CLEAN, POLISH AND SANITIZE DRINKING FOUNTAINS.

DUST MOP ALL COMPOSITION FLOORS WITH SPECIALLY TREATED MOPS. VACUUM ALL CARPETED AREAS.

THOROUGHLY DUST DESKS, OFFICE FURNITURE AND ACCESSORIES. DESK TOP PAPERS AND DESK ACCESSORIES ARE NOT TO BE MOVED.

REMOVE FINGERPRINTS AND SOIL SMUDGES FROM DOORS, DOOR FRAMES AND WALL-SWITCH PLATES.

SPOT-CLEAN ENTRANCE DOOR GLASS AND ALL PARTITION GLASS.

CLEAN GLASS DESKTOPS. PROVIDING DESKTOPS ARE COMPLETELY CLEARED OF ALL PAPERS.

2.
WEEKLY SERVICES

COMPLETELY DUST ALL LOW-REACH AREAS, CHAIR RUNGS, AND INSIDE OF DOORJAMBS.

COMPLETELY DUST WINDOWSILLS, WINDOW LEDGES, DOOR LOUVERS AND WOOD PANELING MOLDING, HANDRAILS AND RAILINGS.

DUST LEVEL OR BLINDS WHERE APPLICABLE.

CLEAN AND POLISH ENTRANCE DOOR METAL AND THRESHOLDS.

CLEAN FIRE EXTINGUISHERS AND/OR FIRE HOSE CABINETS, DUST AND CLEAN CABINET GLASS.

REMOVE ALL SPOTS, SMUDGES AND MARKS FROM DOORS, PARTITIONS, WALLS, WOODWORK, WINDOW FRAMES, MULLIONS AND LEDGES, WALL SWITCHES AND OUTLET PLUGS ON FLOORS AND WALLS.

POLICE ALL STAIRWAYS THROUGHOUT BUILDING.

CLEAN ALL BASEBOARDS.

CLEAN AND SANITIZE TELEPHONES.

CLEAN OUTSIDE DOOR MAILBOXES, WHERE APPLICABLE. SPOT CLEAN CARPETS.

DETAIL VACUUM UNDER DESKS.

DUST ALL PICTURE MOLDINGS AND FRAMES.

EXHIBIT "G" -1-

3.
MONTHLY SERVICES

DUST ALL HIGH-REACH AREAS; DOOR FRAMES, DOOR TOPS AND PARTITIONS. VACUUM UPHOLSTERED FURNITURE.

EDGE VACUUM CARPETS. HARD SURFACE FLOORS

SWEEP AND SPOT MOP FLOORS DAILY, ENSURING THE REMOVAL OF SCUFFMARKS.

SCRUB AND REFINISH FLOORS MONTHLY, ENSURING TO WIPE DOWN BASEBOARDS WHEN COMPLETED.

SHAMPOO COMMON CORRIDORS OF MULTI-TENANT FLOORS.

4.
COMMON AREAS
4.1.
NIGHTLY SERVICES-FIVE (5) TIMES PER WEEK (SUNDAY – THURSDAY)

THOROUGHLY VACUUM ALL CORRIDOR CARPETS.

CLEAN AND POLISH ELEVATOR DOORS AND CONTROL PANELS. THOROUGHLY CLEAN INSIDE OF ELEVATOR CABS. VACUUM DOOR TRACKS AND SADDLES.

EMPTY WASTEBASKETS AND OTHER TRASH RECEPTACLES. TRASH TO BE REMOVED FROM BUILDING TO DESIGNATED PICK-UP AREA. (TRASH

REMOVAL FROM BUILDING TO BE PROVIDED BY OUTSIDE TRASH-REMOVAL VENDOR.)

DUST-MOP ALL COMPOSITION FLOORS WITH SPECIALLY TREATED DUSTMOP.

CLEAN, POLISH AND SANITIZE DRINKING FOUNTAINS.

REMOVE FINGERPRINTS, SOIL SMUDGES FROM DOORS, DOORFRAMES AND WALL-SWITCH PLATES.

SPOT-CLEAN ENTRANCE DOOR GLASS AND ALL PARTITION GLASS.

5.
RESTROOM SERVICE
5.1.
NIGHTLY SERVICES - FIVE (5) TIMES PER WEEK (SUNDAY - THURSDAY)

EMPTY WASTEBASKETS AND SANITARY NAPKIN RECEPTACLES. REFILL TOILET TISSUE, PAPER TOWEL, AND SEAT-COVER, SOAP AND

SANITARY NAPKIN DISPENSERS.

WASH, RINSE AND WIPE DRY ALL LAVATORY AND LAVATORY FIXTURES.

THOROUGHLY CLEAN AND DISINFECT TOILETS, TOP AND BOTTOM. MOP FLOORS WITH A GERMICIDAL SOLUTION.

POUR CLEAN WATER DOWN FLOOR DRAINS TO PREVENT SEWER GAS FROM ESCAPING.

EXHIBIT "G" -2-

5.2.
WEEKLY SERVICES

WASH DOWN URINAL SCREENS AND ADJACENT TILE (REPLACE SCREENS AS NEEDED).

THOROUGHLY CLEAN ALL SOAP DISPENSER NOZZLES.

5.3.
B1-MONTHLY SERVICES

CLEAN AND POLISH ALL METALWORK.

5.4.
MONTHLY SERVICES

THOROUGHLY CLEAN TOILET BOWLS AND URINALS REMOVING STAINS - KEEP FREE OF SCALE.

DUST TOPS OF PARTITIONS AND WAINSCOTING.

POUR CLEAN WATER DOWN FLOOR DRAINS TO PREVENT SEWER GAS FROM ESCAPING.

6.
HARD SURFACE FLOORS

SWEEP AND SPOT MOP FLOORS DAILY, ENSURING THE REMOVAL OF SCUFFMARKS.

SCRUB AND REFINISH FLOORS MONTHLY ENSURING TO WIPE DOWN BASEBOARDS WHEN COMPLETED.

7.
MISCELLANEOUS SERVICES

ALL CLEANING PERSONNEL WILL BE INSTRUCTED TO IMMEDIATELY REPORT ANY DAMAGES, PLUMBING PROBLEMS, ETC. WHICH THEY ENCOUNTER DURING CLEANING TO THE CREW SUPERVISOR.

ALL NON-AUTO SENSOR LIGHTS WILL BE TURNED OFF - NIGHTLY. JANITOR'S STORAGE CLOSET AND ALL BUILDING SERVICE AREAS WILL BE

KEPT IN A NEAT AND ORDERLY CONDITION AT ALL TIMES.

BOXES AND ANY IRREGULAR TRASH WILL ONLY BE REMOVED WHEN TENANT HAS PLACED A ONESOURCE BASURA STICKER ON IT.

EXHIBIT "G" -3-

Exhibit "H"

repair and maintenance specifications

1.
FIRE/LIFE/SAFETY.
1.1.
General Standards. Tenant shall cause all fire/life/safety equipment to be inspected quarterly, arrange for annual testing and maintenance of such equipment, and have equipment maintenance records available for Landlord's review.
1.2.
Regular Maintenance. Tenant shall ensure that an inspection of all exit and emergency lights and a 30-second functional test be conducted on all battery powered fixtures, in each case at regular intervals consistent with industry standards, local regulations and manufacturer's directions. If deficiencies are noted, immediate corrective action must be taken. Personnel making inspections must keep records of all units inspected, including those found to require corrective action. The inspection must include at least the following.
1.2.1.
Test the integrity of the lamp and battery through test button for 30 seconds.
1.2.2.
Check each light for physical damage.
1.2.3.
Align beams and tighten if necessary.
1.2.4.
Check AC and charge lamps if applicable.
1.2.5.
Replace burnt out bulbs.
1.3.
Annual Maintenance. All battery powered exit and emergency lights must be maintained at least annually in accordance with applicable code requirements and the manufacturer's directions, and must include a full function test on every battery powered exit and emergency lighting system. Equipment shall be fully operational for the duration of the test. Steps include, but are not limited to the following.
1.3.1.
90 Minute full function test.
1.3.2.
Disconnect AC power supply to each unit.
1.3.3.
Check battery and lens for sulfation/corrosion.
1.3.4.
Clean unit and lens.
1.3.5.
Adjust beam for proper alignment.
1.3.6.
Check charging system voltage.
1.3.7.
Check battery voltage output.
1.3.8.
Troubleshooting/repair, which may include, but is not limited to, checking charging system voltage and adjusting to correct level, checking battery output voltage and checking line voltage to remote fixtures.
1.4.
Recordkeeping. Tenant shall keep written records of all inspections and tests for review by Landlord and/or any governmental or quasi-governmental authority having jurisdiction over the Project.
1.5.
Removal and Disposition of Old Batteries. Tenant shall ensure that all discarded batteries are disposed of in an appropriate manner, and in keeping with applicable laws and regulations dealing with rechargeable batteries.

EXHIBIT "H" -1-

2.
HVAC and MEP SYSTEMS. Tenant shall cause the performance of the following services and maintenance specification in connection with the Project's HVAC and mechanical, electrical and plumbing systems.
2.1.
Tenant shall employ a staff which shall operate, monitor and maintain in good working order and condition, the HVAC, plumbing and electrical systems, and all other equipment related to the mechanical and electrical plant of the building.
2.2.
Tenant shall engage contractors when required and shall purchase replacement parts and equipment all, at Tenant's expense.
2.3.
Develop and maintain in operation, a program for preventative maintenance of the mechanical equipment in the building, which program shall include, without limitation, the annual servicing of all HVAC chillers.
2.4.
Establish a program of inventory control for replacement parts, supplies, removable tools and equipment.
2.5.
Prepare, maintain and regularly review logs having to do with the service, repair and operation of the mechanical systems of the Project.
2.6.
Develop and implement a comprehensive program of preventive maintenance for the mechanical and electrical equipment contained on the site, which program shall include, without limitation, (i) servicing (as needed) and annual maintenance of all earthquake motion devices (accelograph) located within the Project; (ii) annual infrared testing of all electrical panels and busses contained with the Project; (iii) annual (but more frequently if needed) inspections of the Project's swingstage and davit systems; and (iv) annual testing and maintenance of the Project's automatic transfer switches.
2.7.
Provide Landlord access to daily engineering logs, periodic management reports and preventive maintenance schedules.
2.8.
Establish and maintain a maintenance library to include equipment manufacturer owner/operation manuals, maintenance manuals, operating logs and similar compilations of information pertaining to the site and its equipment.
2.9.
Develop and implement a comprehensive engineering personnel training program addressing: Safety at the Workplace, Preventive Maintenance, Agency Compliance and Quality Customer Service; provided, however, Tenant's implementation of its currently existing corporate standards and policies concerning training and safety shall be deemed to satisfy the foregoing requirement.
2.10.
Prepare and provide Landlord with periodic reports on energy consumption and analysis; provided, however, the foregoing requirement shall be deemed satisfied by delivery of copies of any energy consumption reports prepared by the applicable utility companies.
3.
JANITORIAL SERVICES. Tenant shall retain a reputable janitorial company to maintain the Building in a manner consistent with the Janitorial Cleaning Specifications.
4.
ELEVATOR. Tenant shall maintain a service agreement with a reputable elevator service provider which shall service the elevators in a manner consistent with industry standards and manufacturer's directions.
5.
LANDSCAPING.
5.1.
General Scope of Work. Tenant shall retain a reputable landscape company to maintain the Building's landscaping in a manner consistent with the Management Standard, which landscape company shall provide all equipment, labor and materials, tools, services and skills required to perform the landscape maintenance as set forth in these specifications and in keeping with the surrounding community. Maintenance of plant material shall include, but not be limited to, mowing, trimming, aeration, pruning, watering, fertilization, weed control, pest control and

EXHIBIT "H" -2-

cleanup. Irrigation maintenance shall include operation of systems, adjustments and minor repairs. The walkways shall be cleaned to prevent impairment of walking surface from plant materials or standing water.
5.2.
Drainage. Tenant shall be responsible for periodic inspection of surface drains located within the landscaped areas. These drains shall be checked to assure proper functioning prior to inclement weather. Tenant shall remove any debris or vegetation that may accumulate at the inlet and prevent proper flow of water.
6.
LIGHTING.
6.1.
Omitted. Scheduled Maintenance Services.
6.1.1.
Replace failed lamps.
6.1.2.
Replace failed ballasts.
6.1.3.
Replace failed sockets/ lampholders.
6.1.4.
Repair defective wiring within fixture.
7.
PARKING.
7.1.
Landlord, as part of Operating Costs, shall develop and implement a comprehensive program of maintenance for the Project parking area (including, but in no way limited to, preventive maintenance for the concrete slabs and other concrete surfaces contained in the Project parking area). The foregoing maintenance program shall include, without limitation, annual steam cleaning of all parking structure slab surfaces and, as needed, repainting of the parking stall striping and directional arrows located on all levels of the Project parking area, inspection, repair and replacement of all signs in the Project parking area, as needed.
8.
EMERGENCY GENERATOR. Tenant shall engage a service provider for the regular maintenance (as needed) and annual servicing of the emergency generator(s) located at the Project and schedules for regular testing and inspection.
9.
EXTERIOR WINDOW WASHING. Landlord, as part of Operating Costs, shall engage a service provider for at least annual exterior window cleaning services and annual interior window cleaning services (if the same is not already provided by Tenant's janitorial service provider).
10.
EXTERIOR PAINTING. Landlord, as part of Operating Costs, shall engage a service provider for full exterior painting of the Project as needed to maintain the same in first class repair and condition but not less than once each seven (7) years.

EXHIBIT "H" -3-

EXHIBIT "I"

Intentionally Deleted.

EXHIBIT "I" -1-

EXHIBIT "J"

LANDLORD'S SUSTAINABILITY PRACTICES

2022

CapitaLand Green Lease Guide – Office Buildings

CapitaLand recognises that the fundamental purpose of office buildings is to provide a productive and effective place for people to work. While we do not directly determine the design of our tenants' office space, we have developed this Guide to encourage our tenants to implement environmentally friendly features and sustainable usage patterns when operating the office space.

A comfortable, productive and healthy environment is one of the most important things that you can provide for your employees. This Guide focuses on five fundamental areas which help to improve employee well-being and achieve savings from utilities consumption.

- Energy Conservation
- Water Conservation
- Waste Management
- Indoor Environment Quality (IEQ)
- Good Maintenance Practices

The intended outcome for this Guide is to help our tenants to enhance the performance of the office premises and reduce its environmental impacts.

By designing and managing your workplace sustainably, it can help to achieve the following benefits:

%

Cost Avoidance for Utilities Bills

Reduce carbon emissions

Energy, water and material conservation

Improve health, well-being and productivity

Boost companies image on sustainability effort

1

EXHIBIT "J" -1-

2022

Energy Conservation

Energy consumption is one of the main causes of greenhouse gas emissions and, as a result, global warming. Improving energy efficiency does not only help to drive operational performance but also help to keep global warming below 2°C.

✓ **Lighting**

- Maximise use of natural lighting i.e. placement of workstations and meeting rooms to allow daylight infiltration.
- Have low partition system furniture for deeper penetration of daylight.
- Use high efficiency lights and fittings e.g. light-emitting diode (LED) lamps. LEDs are about 40% more efficient than T8 fluorescent tubes.
- Avoid "over-design" of lighting level

  Achieve lighting power budget (LPB) below stipulated local code of practice/green certification requirements or stipulated in tenancy agreement, whichever is more stringent. Please refer to Annex A for respective local requirements.
- Use zone lighting so that you can switch off areas where lightings are not required.
- Use of dimmers, i.e. so that lighting can be dimmed during lunch hours.
- Use task lighting to provide targeted lighting needs for after office hours.

✓ **Air-conditioning**

- Set air-conditioning temperature at 24°C or higher. Set your heater thermostat no higher than 20° C (subject to local requirements, if any).
- Cool server rooms according to manufacturer's recommended room temperature to minimise unnecessary energy wastage.
- Install energy-efficient air-conditioning system if supplementary cooling is required for meeting/server rooms.
- Zoning of air-conditioning system to serve areas with different usage/occupancies needs.
- Scheduling control to switch on and/or off the air-conditioning with some localised override control where air-conditioning is needed beyond the scheduled period.

✓ **Office Equipment**

- Purchase energy-efficient office equipment with rating administered by a national government ministry/agency, e.g. energy star certified laptops and monitors. Refer to Annex A for the list of local green product directories.
- Use multi-purpose "all-in-one" machines instead of standalone equipment to reduce electricity bills and consumables used.

✓ **Metering and Control**

- Install sub-meter to monitor electricity usage of each floor/zone, and where possible, by usage type, e.g. electricity consumption of server room.
- Use of motion sensors for areas with infrequent usage.
- Install motion sensors for areas with special occupancies i.e. meeting rooms, pantry etc. to sense space use and respond to space demand.

2

EXHIBIT "J" -2-

2022

Water Conservation

Our need for fresh water sources is always increasing due to population and industry growth, however, the freshwater supply we have on Earth stays constant. Conserving water enables us to use our existing supply of water more efficiently.

- Use water efficient products and fittings. Refer to Annex A for the list of local green product directories.
- Install flow restrictors at existing taps to reduce water flow.
- Provision of water meter and leak detector for each floor to monitor consumption and identify any water leak.

Waste Management

Waste represents the loss of raw materials and energy resources due to unsustainable consumption patterns. Reducing waste helps us to operate our business more efficiently, which would result in cost saving and reduction of carbon footprint.

- Ensure proper waste disposal and implement a waste recycling programme. Provide designated recycling bins e.g. paper, plastic, e-waste etc. at a central location, or strategic locations to encourage recycling.
- Recycle printer consumables e.g. toner and ink cartridges and obsolete IT equipment.
- Avoid use of disposable products such as Styrofoam cups and single-use plastic food utensils. Provide reusable utensils and cutleries in the pantry.
- Only engage licensed recycling waste collector, if available.
- Carry out an analysis of existing furniture and components to determine any potential for reuse and/or refurbishment. This helps to reduce waste disposal and cost of buying new pieces.

Green Purchasing

Green purchasing refers to the procurement of products and services that have a reduced impact on human health and the environment when compared with competing products or services that serve the same purpose.

- Buy environmental friendly materials with recognised green certification such as the Singapore Green Building Product (SGBP) labeling or other schemes relevant to each country's local requirement. E.g. ceiling board, drywall/ partition wall, adhesives, water proofing membrane, autoclaved concrete etc. Check out FSC license holder at: https://info.fsc.org/certificate.php
- Purchase wood-based materials and products from sustainable sources e.g. Forest Stewardship Certification (FSC) certified products, or opt for other sustainable type e.g. composite wood, engineered wood, rapidly renewable natural materials such as bamboo, etc. Check out FSC license holder at: https://info.fsc.org/certificate.php
- Choose paper products from sustainable sources, e.g. FSC certified, or with recycled content and non-chlorine bleaching. Use materials with higher levels of recycled content where available. E.g. carpet, wallpaper. Check out FSC license holder at: https://info.fsc.org/certificate.php
- Select furniture which are modular systems and/or mobile units which facilitate subsequent removal and reuse. Easily disassembled unit often facilitates more efficient and effective recycling.

3

EXHIBIT "J" -3-

2022

- Avoid waste associated with over ordering products and/or materials i.e. Order quantities accurately, using suppliers who could take back any unused, excess products or materials. Request supplier to consolidate packaging or reduce packaging material for purchased item.
- Avoid using materials with Ozone Depleting Substances (ODS) and high Global Warming Potential (GWP), e.g. Chlorofluorocarbon (CFC) or Halon refrigerants in fire extinguishers.
- Encourage use of building interior materials and products that are extracted and manufactured within the region, thereby supporting the use of indigenous resources and reducing environmental impact resulting from transportation.

Indoor Environmental Quality

A better indoor environmental quality can enhance the wellbeing of building occupants and help decrease the occurrence of building related illness. This also helps to reduce occupant's complaint and absenteeism.

- Use materials with lower levels of harmful emissions (e.g. low VOC content for paint, carpet, wallpaper adhesive, etc.). Refer to Annex A for the list of local green products directories.
- Provide acoustic wall for rooms (e.g. meeting room) to manage noise intrusion level exchanges between noisy space and quiet areas (general office space).
- Provide blinds to prevent glare but allow daylight infiltration.
- Incorporate bio-philic design features such as indoor greenery area, potted plants, aquarium, wallpaper with nature design etc.
- Provide pantry to encourage staff to consume their meal in the pantry instead of work desk which will reduced inappropriate disposal of food waste in office environment. Thus, improving air quality and eliminate pest issue.
- To implement no smoking policy within the work space or building and designate a separate smoking area away from public area (where appropriate).

Good Maintenance Practices

Good maintenance practices optimise equipment efficiency and helps to extend the service life of your equipment, which translates into dollar saving.

- Set targets and monitor utilities bills, any spikes in consumption should be investigated and wastages should be rectified.
- Carry out preventative maintenance or cyclical maintenance as per manufacturer's specifications to maintain optimal operational efficiency for mechanical and electrical system/ equipment.
- Do not block any heat dissipating equipment e.g. server, photocopier, printer, air-conditioning unit. Insufficient ventilation reduces the efficiency of heat dissipation for appliances and equipment, resulting in higher energy consumption.

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2022

Some Green Tips for Your Users

Here are some ways you can encourage more eco-friendly practices around the office. There is nothing to stop you from getting creative and making sure all the small things go in the right direction.

- Switch off all equipment when not in use.
- Enable "energy saver" or "power saver" on your computer. Use video or audio conferencing which would cut down the need for travelling.
- Report any abnormalities such as wet cabinets, floors and wall coverings. This could be a sign of water leak/ ingress from other area.
- Practice paper conservation e.g. double-sided printing, electronic filing etc.
- Recycle envelopes and files for internal circulations. Share or circulate paper documents instead of photocopying personal copies.
- Reduce the use of disposable lunchbox and cutlery by using your own ones.
- Keep the space clean to reduce the frequency of cleaning and improve indoor environment quality.

Acknowledgement to this Guide

By signing below, we acknowledge that we have read and understood the CapitaLand Green Fit-out Guide – Office Buildings.

Company Name: ______________________________

Name of the Authorised Representative: ______________________________

Designation of the Authorised Representative: ______________________________

Signature: ______________________________

Date: ______________________________

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Annex A

The list below comprises of green product certification directories/green building guides of various countries.

Singapore	BCA Green Mark https://www1.bca.gov.sg/buildsg/sustainability/green-mark-certification-scheme/green-mark-2021 SS 530 – Code of Practice for Energy Efficiency Standard for Building Services and Equipment National Environment Agency (NEA) Energy Labelling Scheme- https://e-services.nea.gov.sg/els/Pages/Search/PublicSearchProduct.aspx?param=goods&type=p Singapore Green Building Product (SGBP) labelling scheme- https://e-services.nea.gov.sg/els/Pages/Search/PublicSearchProduct.aspx?param=goods&type=p Singapore Green Labelling Scheme (SGLS)- https://sgls.sec.org.sg/sgl-directory.php Water Efficiency Labelling Scheme (WELS) rated products- https://app.pub.gov.sg/wels/Pages/ListOfProducts.aspx
Japan	Eco Mark Certified Products – only available in Japanese https://www.ecomark.jp/search/genre_search.php
Indonesia	Greenship Rating Tool for Interior Space by Green Building Council Indonesia https://gbcindonesia.org/files/resource/b4b1f6bf-451e-470b-8bc0-e2da817bd9ef/Summary%20GREENSHIP%20Interior%20Space%20V1.0.pdf Green Product Council Indonesia https://gpci.or.id/certified-product/ Low VOC paint and Coating Standard SNI 7188:6:2010 Energy Conservation for Lighting System SNI 6197:2011
Malaysia	Green Building Index Assessment Criteria for Interiors https://www.greenbuildingindex.org/Files/Resources/GBI%20Tools/GBI%20Interiors%20Tool%20V1.2.pdf

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EXHIBIT "K"

INTENTIONALLY DELETED

EXHIBIT "K" -1-

EXHIBIT "L"

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (this "Memorandum") is executed effective as of ________, 2022 by and between [SAN DIEGO 1, LLC], a Delaware limited liability company ("Landlord"), and CRINETICS PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

Recitals

Landlord and Tenant entered into that certain Lease Agreement (the "Lease") of even date herewith (the "Effective Date"), the terms, provisions and conditions of which are incorporated herein by this reference to the same extent as if recited in their entirety herein, whereby Landlord has leased to Tenant, and Tenant has rented and leased from Landlord, on and subject to the terms, provisions and conditions of the Lease, certain parcels of real property, including, without limitation, that certain real property, together with all buildings, structures, fixtures and improvements now or hereafter located thereon, more particularly described in Exhibit "A" attached hereto and incorporated herein by this reference (the "Property"). Unless otherwise expressly provided herein, all defined terms used in this Memorandum shall have the same meanings as are ascribed to such terms in the Lease.

NOW, THEREFORE, Landlord and Tenant hereby make specific reference to the following terms, provisions and conditions of the Lease:

The term of the Lease commences as of the Effective Date and expires on ___________, unless extended as provided below or terminated sooner as provided in the Lease.

Tenant has a right to extend the term of the Lease for up to two (2) additional successive periods of five (5) years each, by written notice to Landlord as provided in the Lease, subject to the terms and conditions contained therein.

Original copies of the Lease are in the possession of Landlord and Tenant. The Lease contains other terms not herein set forth but which are incorporated by reference herein for all purposes, and this Memorandum is executed for the purpose of placing parties dealing with the Property on notice of the existence of the Lease and, where appropriate, its contents, and shall ratify and confirm all other terms of the Lease as fully as if the same had been set forth herein. Additional information concerning the terms of the Lease can be obtained by persons with a legitimate interest therein from Landlord or Tenant at the addresses set forth above.

This Memorandum is intended for recording purposes only, and does not modify, supersede, diminish, add to or change all or any of the terms of the Lease in any respect. To the extent that the terms hereof are inconsistent with the terms of the Lease, the terms of the Lease shall control.

This Memorandum may be executed in one or more counterparts, each of which shall be deemed an original.

"LANDLORD"	[SAN DIEGO 1 LLC,] a Delaware limited liability company
By:
Print Name:
Title:

EXHIBIT "L" -1-

"TENANT"	CRINETICS PHARMACEUTICALS, INC., a Delaware corporation
By:
Print Name:
Title:

STATE OF	§
§
COUNTY OF	§

BEFORE ME, the undersigned authority, on this day personally appeared __________, _____________, of [SAN DIEGO 1 LLC], a Delaware limited liability company, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this ____ day of May, 2022.

Notary Public in and for the State of

Printed Name of Notary
My Commission Expires:

STATE OF	§
§
COUNTY OF	§

BEFORE ME, the undersigned authority, on this day personally appeared __________, _____________, of CRINETICS PHARMACEUTICALS, INC., a Delaware corporation known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this ____ day of May, 2022.

Notary Public in and for the State of

Printed Name of Notary
My Commission Expires:

EXHIBIT "L" -1-